PROSPECTUS	Filed Pursuant to Rule 424(b)(4) Registration No. 333-269082

FRESH VINE WINE, INC.

Subscription Rights to Purchase Up to 6,366,129 Units
Consisting of up to 6,366,129 Shares of Common Stock
and Warrants to Purchase up to 6,366,129 Shares of Common Stock
at a Subscription Price of $1.00 per Unit

Fresh Vine Wine, Inc., a Nevada corporation (“us”, “we”, “our”, “Fresh Vine” “Fresh Vine Wine,” or the “Company”), is distributing, at no charge to holders of our common stock, par value $0.001 per share, non-transferable subscription rights to purchase up to an aggregate of 6,366,129 units (“Units”). Each Unit consists of one share of our common stock and a warrant to purchase one share of our common stock at an exercise price of $1.25 per share from the date of issuance through its expiration five years from the date of issuance (the “warrants”). Pursuant to this prospectus, we are also offering the shares of common stock underlying the warrants included in the Units.

For each share of our common stock held by a stockholder of the Company as of 4:00 p.m., Eastern Time, on February 22, 2023, the record date of the rights offering (the “Record Date”), such stockholder will receive 0.5 subscription rights. Each whole subscription right will allow the holder thereof to subscribe to purchase one Unit, which we refer to as the basic subscription right, at a subscription price of $1.00 per share (the “subscription price”). In addition, any holder of subscription rights exercising his, her or its basic subscription right in full will be eligible to subscribe to purchase additional Units that remain unsubscribed in the rights offering at the same subscription price per Unit that applies to the basic subscription right, subject to proration among participants exercising their over-subscription privilege, which we refer to as the over-subscription privilege. We offer no assurances that any subscription requests submitted pursuant to the over-subscription privilege will be fulfilled in whole or in part.

Subscription rights may only be exercised in whole numbers; we will not issue fractional Units and will round all of the subscription rights down to the nearest whole number. The common stock and warrants comprising the Units will separate upon the closing of this rights offering and will be issued separately; however, they may only be purchased as a Unit and the Unit will not trade as a separate security. The subscription rights will not be tradeable.

The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on March 9, 2023 (the “Expiration Date”), unless the rights offering is extended or earlier terminated by us. If we elect to extend the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., Eastern time, on the next business day after the most recently announced expiration date of the rights offering. We may extend the rights offering for a period not to exceed 45 days in our sole discretion. All subscription payments will be deposited into an escrow account maintained by the subscription agent for the benefit of the holders exercising their subscriptions under the rights offering, and if the rights offering is not completed for any reason all funds will be promptly returned to such subscribers in the amounts advanced in connection with their respective exercises.

We have engaged The Oak Ridge Financial Services Group, Inc. to act as the dealer-manager for this rights offering. We have not entered into any standby purchase agreement or other similar arrangement in connection with this rights offering. The rights offering is being conducted on a best-efforts basis. There is no minimum number of Units that we must sell in order to complete the rights offering. We have also engaged Broadridge Corporate Issuer Solutions, LLC (“Broadridge”) to serve as our subscription and information agent for the rights offering. The subscription agent will hold in escrow the funds we receive from subscribers until we complete or cancel this rights offering.

You should carefully consider whether to exercise your subscription rights prior to the expiration of the rights offering. Once made, all exercises of subscription rights are irrevocable, even if the rights offering is extended by our board of directors for a period of up to 45 days. If we amend the rights offering to allow for an extension of the rights offering for a period of more than 45 days or make a fundamental change to the terms of the rights offering set forth in this prospectus, you may cancel your subscription and receive a prompt refund of any money you have advanced. Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event the rights offering is canceled, all subscription payments received by the subscription agent will be promptly returned, without interest.

Our board of directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold, transferred or assigned and will not be listed for trading on any stock exchange or market. Our common stock is listed on the NYSE American under the symbol “VINE.” On February 21, 2023, the last reported sale price of our common stock on the NYSE American was $1.05 per share. You are urged to obtain current market quotations for our common stock.

You should read this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find Additional Information,” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 18 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Unit	Total(2)
Subscription price	$1.00	$6,366,129.00
Dealer-manager fees(1)	$0.08	$509,290.32
Proceeds to us, before expenses	$0.92	$5,856,838.68

____________

(1)      We have agreed to pay to The Oak Ridge Financial Services Group, Inc. as the dealer-manager a cash fee equal to 8% of the gross proceeds received by us directly from exercises of the subscription rights. We also paid the dealer-manager a $25,000 non-refundable advisory fee and agreed to reimburse expenses of the dealer-manager. See “Plan of Distribution.”

(2)      Assumes the subscription rights are fully subscribed for cash, but excludes cash proceeds, if any, from the exercise of the warrants included in the Units.

Dealer Manager

OAK RIDGE FINANCIAL

The date of this prospectus is February 22, 2023

i

ABOUT THIS PROSPECTUS

You should rely only on the information we have provided this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement in connection with the rights offering described herein. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is accurate only as of the date on the front cover of this prospectus or any prospectus supplement, regardless of the time of delivery of this prospectus or any prospectus supplement or any exercise of the rights or sale of the securities. You should not consider any information in this prospectus or any prospectus supplement by reference to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

The distribution of this prospectus and the issuance of the securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus or any prospectus supplement must inform themselves about, and observe any restrictions relating to, the sale of the securities and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

This prospectus includes market data and forecasts with respect to the wine industry. We have obtained this market data and certain industry forecasts from various independent third-party sources, including industry publications, reports by market research firms, surveys and other independent sources. Some data and information is based on management’s estimates and calculations, which are derived from our review and interpretation of internal company research and data, surveys and independent sources. We believe the data regarding the industry in which we compete and our market position and market share within this industry generally indicate size, position and market share within this industry; however, this data is inherently imprecise and is subject to significant business, economic and competitive uncertainties and risks due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates.

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain statements that are considered “forward looking statements” within the meaning of United States securities laws. In addition, the Company and its management may make other written or oral communications from time to time that contain forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “would,” “could,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described in the section titled “Risk Factors” beginning on page 18 of this prospectus and the risks and uncertainties disclosed in our SEC filings, all of which are accessible on the SEC’s website at http://www.sec.gov.

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

You should carefully read this prospectus, the documents that we incorporate by reference into this prospectus and the documents we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, whether as a result of new information, future events or otherwise.

iii

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is only a summary, it does not contain all of the information that should be considered before purchasing our securities in this offering and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus and the registration statement of which this prospectus is a part in their entirety, including the “Risk Factors” and our financial statements and the related notes included elsewhere in this prospectus, before purchasing our securities in this offering. Unless the context requires otherwise, references in this prospectus to “the Company,” “Fresh Vine,” “Fresh Vine Wine,” “we,” “us” and “our” refer to Fresh Vine Wine, Inc.

The Company

We are a premier producer of low carb, low calorie, premium wines in the United States. Founded in 2019, Fresh Vine Wine brings an innovative “better-for-you” solution to the wine market. We currently sell seven proprietary varietals: Cabernet Sauvignon, Pinot Noir, Chardonnay, Sauvignon Blanc, Rosé, Sparkling Rosé, and a limited Reserve Napa Cabernet Sauvignon. All varietals are produced and bottled in Napa, California.

Our core wine offerings are priced strategically to appeal to mass markets and sell at a list price between $15 and $25 per bottle. Given the Fresh Vine Wine brand’s celebrity backing, “better-for-you” appeal, and overall product quality, we believe that it presents today’s consumers with a unique value proposition with-in this price category. We have partnered with celebrities Nina Dobrev and Julianne Hough to promote our wines and our brand. Additionally, Fresh Vine Wine is one of very few products available at this price point that includes a renowned Napa Valley winemaker, Jamey Whetstone.

We conducted an international search to find an accomplished winemaker who shared the Fresh Vine Wine vision and have entered into an agreement with Mr. Whetstone, an established, award winning winemaker from Napa Valley, to develop our wines. Consulting with the Fresh Vine Wine brand compliments Mr. Whetstone’s lifestyle as an active surfer, skier, and all-around outdoorsman. His passion for winemaking is mirrored by his passion for adventure, and he too wanted to create a better-for-you wine that customers can be proud to bring to the table for any occasion. We believe it is unique for a high-profile winemaker like Mr. Whetstone to attach his name and reputation to a brand in the better-for-you wine segment, and we believe that Mr. Whetstone’s association with our brand increases consumer awareness and speaks to the quality of our varietals.

As a testament to this quality, in September 2022 we announced that The Tasting Panel Magazine and The Somm Journal, two highly-regarded wine publications, had awarded Fresh Vine Wine’s California Cabernet Sauvignon, 2020 Vintage, a 92 Rating (out of 100). This is the second of our varietals to receive a 92 Rating during 2022, with our Limited Reserve Napa Cabernet Sauvignon receiving a Rating of 92 from James Suckling, regarded as one of the world’s most influential wine critics, in July. Also, in July 2022, our 2020 California Pinot Noir and California 2021 Rosé varietals were awarded Bronze Medals by TEXSOM. In 2022 alone, Fresh Vine Wine varietals received a total of 16 awards by wine industry respected publications.

Our wines are distributed across the United States and Puerto Rico through wholesale, retail, and direct-to-consumer (DTC) channels. We are able to conduct wholesale distribution of our wines in all 50 states and Puerto Rico, and we are licensed to sell through DTC channels in 43 states. As of September 30, 2022, we hold active relationships with wholesale distributors in 48 states, up from 43 states as of June 30, 2022, and currently have additional states in which licensing is pending. We are actively working with leading distributors, including Southern Glazer’s Wine & Spirits (SGWS), Johnson Brothers, and Republic National Distributing Company (RNDC), to expand our presence across the contiguous United States.

Our marketing activities focus primarily on consumers with moderate to affluent income and on those with a desire to pursue a healthy and active lifestyle.

Our asset-light operating model allows us to utilize third-party assets, including land and production facilities. This approach helps us mitigate many of the risks associated with agribusiness, such as isolated droughts or fires. Because we source product inputs from multiple geographically dispersed vendors, we reduce reliance on any one vendor and benefit from broad availability/optionality of product inputs. This is particularly important as a California-based wine producer where droughts or fires can have an extremely detrimental impact to a company’s supply chain if not diversified.

We were initially organized on May 8, 2019 as a Texas limited liability company under the name “Fresh Grapes, LLC.” In connection with our initial public offering, on December 8, 2021, we converted from a Texas limited liability company into a Nevada corporation and changed our name from Fresh Grapes, LLC to Fresh Vine Wine, Inc., which we refer to herein as the “LLC Conversion.” In conjunction with the LLC Conversion, all of our outstanding units were converted into shares of our common stock based on the relative ownership interests of our pre-IPO equity holders. While operating as a limited liability company, our outstanding equity was referred to as “units.” In this prospectus for ease of comparison, we may refer to such units as our common stock for periods prior to the LLC Conversion, unless otherwise indicated in this report. Similarly, unless otherwise indicated, we may refer to members’ equity in this report as stockholders’ equity. Further, while operating as a limited liability company, our governing body was referred to as our Board of Managers, with the members thereof being referred to as “Managers.” We may refer to such governing body throughout this report as our board of directors and such individuals as our directors.

Recent Developments

Third Party Vendor Engagements and Related Founder Share Forfeitures

In October 2022, we executed a strategy that is aimed at amplifying cash preservation initiatives while continuing to focus on accelerating sales growth. The plan resulted in the termination of ten employees on the Company’s internal sales team and the engagement by the Company of a third party sales and distribution management company positioned to more efficiently and effectively facilitate current and future product sales. In addition, the Company engaged a reputable third party vendor to manage marketing initiatives and drive growth primarily within the Company’s Direct-to-Consumer sales channel.

In December 2022, Rick Nechio and Damian Novak, who are officers, directors and two of the Company’s founders, together agreed to forfeit and transfer back to the Company without consideration a total of 970,000 shares of common stock of the Company held by them, to enable the Company to preserve cash by issuing such number of shares to certain of the Company’s service providing vendors without subjecting the Company’s other stockholders to dilution therefrom. Also in December 2022, the Company entered into agreements to issue 970,000 shares to such vendors in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). Recipients of the shares included our third party sales and distribution management service provider, , as well as certain advertising, public relations, consulting and legal service providers. Pursuant to agreements with certain of these vendors, we have agreed to issue up to an additional 1,030,000 shares of common stock upon our Company achieving specified revenue-related performance objectives within identified timeframes. See “Certain Relationships and Related Transactions — Stock-based Vendor Compensation Arrangements.”

Janelle Anderson Litigation Settlement and Related Founder Share Forfeitures

The Company has been a party to an action pending in Hennepin County District Court, captioned Janelle Anderson v. Fresh Vine Wine, Inc., Damian Novak, and Rick Nechio, Court File No. 27-CV-22-11491 (the “Lawsuit”), in which Ms. Anderson alleged, among other things, that the Company terminated her employment in retaliation for reports of alleged wrongdoing pursuant to the Minnesota Whistleblower Act. Defendants also included Damian Novak, Executive Chairman and a director of the Company, and Rick Nechio, interim Chief Executive Officer and a director of the Company.

On January 27, 2023, the Company entered into a Global Mutual Compromise, Release and Settlement Agreement (the “Settlement Agreement”) among Ms. Anderson and each of Messrs. Novak and Nechio. Pursuant to the Settlement Agreement, Ms. Anderson agreed to dismiss the Lawsuit with prejudice and to file with the court any and all documents necessary to effect such dismissal with prejudice within five business days after all settlement consideration has been actually received by her, and the parties agreed to general mutual releases. The Company also agreed to indemnify Ms. Anderson and hold her harmless against any liability, civil damages, penalties, or fines claimed against her for any of her actions done within the course and scope of her employment with the Company as required by Minn. Stat. §181.970, and under any applicable insurance policies, including but not limited to any directors and officers policies. The Settlement Agreement also contains a non-disparagement provision.

As consideration for Ms. Anderson’s dismissal and release, and provided that she does not revoke or rescind the Settlement Agreement within prescribed time periods, the Company agreed to make a cash payment to Ms. Anderson in the amount of $1,250,000, less certain attorney fees and relevant taxes and other withholdings, in a lump sum. The Company expects to recoup approximately $825,000 of this of cash payment from insurance coverage. The cash payment is in addition to $400,000 that we previously paid to Ms. Anderson in January 2023 in respect of 2022 bonus compensation earned by Ms. Anderson under her employment agreement while employed by the Company. Also as contemplated by the Settlement Agreement, the Company and Ms. Anderson have agreed to enter into a consulting agreement (the “Anderson Consulting Agreement”) pursuant to which Ms. Anderson will provide certain consulting services to the Company for a period of six months. As consideration for such services, the Company has agreed to grant and issue to Ms. Anderson 500,000 shares of the Company’s common stock (the “Anderson Consulting Shares”) from the Company’s 2021 Equity Incentive Plan (the “Anderson Consulting Share Grant”). The cash payment and the Anderson Consulting Share Grant were scheduled to be made at the “closing” of the Settlement Agreement (the “Settlement Closing”), subject to Ms. Anderson not revoking or rescinding the Settlement Agreement during the applicable revocation period. The Settlement Closing was completed on February 20, 2023.

Also pursuant to the Settlement Agreement, Damian Novak, Executive Chairman and a member of our board of directors, resigned as Executive Chairman and removed himself from his management duties with the Company effective February 20, 2023, and has agreed to resign from our board of directors promptly following completion of the rights offering. In addition, Rick Nechio, the Company’s interim Chief Executive Officer and a member of our board of directors, resigned from our board of directors effective February 20, 2023. The Settlement Agreement further provided that the Company would announce by the date of the Settlement Closing that it is searching for a permanent chief executive officer to replace Mr. Nechio, who has been serving as Chief Executive Officer in an interim capacity since June 2022. Following the Company’s appointment of a new chief Executive officer, the Company may elect to employ Mr. Nechio in an advisory capacity to aid in the transition of his management duties.

In conjunction with entering into the Settlement Agreement, Rick Nechio and Damian Novak entered into Agreements to Forfeit Shares of Common Stock (the “Forfeiture Agreements”) pursuant to which each agreed to forfeit and transfer back to the Company without consideration 250,000 shares of common stock of the Company held by them (a total of 500,000 shares), to enable the Company to issue the Anderson Consulting Shares to Ms. Anderson without subjecting the Company’s other stockholders to dilution therefrom (the “Anderson Consulting-related Forfeitures”). The Anderson Consulting-related Forfeitures became effective in connection with the Settlement Closing.

Appointment of Non-Executive Board Chair; Appointment of Director

Effective February 20, 2023, the Company’s board of directors appointed Michael Pruitt to serve as Non-Executive Chair of the board of directors.

Also effective February 20, 2023, the Company’s board of directors elected Michelle Hawkins Whetstone as a director of the Company to fill the vacancy on the board of directors resulting from Mr. Nechio’s resignation from the board of directors.

Timothy Michaels Litigation

On May 27, 2022, Timothy. Michaels, our former Chief Operating Officer, filed a complaint against the Company in the Fourth Judicial District Court, Hennepin County, Minnesota, alleging that the Company breached a February 24, 2022 Separation Agreement by including a restricted “lock-up” legend on shares of the Company’s common stock issued to Mr. Michaels pursuant to the Settlement Agreement. The action remains pending.

See “Risk Factors — In addition to litigation that may arise from time to time in the ordinary course of business, we have been engaged in litigation with each of our former Chief Operating Officer and Chief Executive Officer” and “Business — Legal Proceedings.”

Summary Risk Factors

An investment in our common stock involves a high degree of risk. Any of the factors set forth in this prospectus under the heading “Risk Factors” may limit our ability to successfully execute our business strategy. You should carefully consider all of the information set forth in this prospectus in deciding whether to invest in our common stock. Among these important risks are the following:

•        Without generating profits from operations or obtaining sufficient capital through financing transactions to meet our business obligations, we may not be able to continue as a going concern.

•        We may be unable to obtain additional financing within timeframes required on terms acceptable to us, or at all.

•        In addition to litigation that may arise from time to time in the ordinary course of business, we have been engaged in litigation with each of our former Chief Operating Officer and Chief Executive Officer.

•        We have a limited operating history and have generated limited revenue to date.

•        We need to hire additional executive officers and other personnel.

•        The success of our business depends heavily on the strength of our wine brand.

•        If our business grows, it will place increased demands on our management, operational and production capabilities that we may not be able to adequately address.

•        Our advertising and promotional investments may affect our financial results but not be effective.

•        We rely on celebrities and affinity-based promotions to endorse our wines and market our brand.

•        We rely heavily on third-party suppliers and service providers, and they may not continue to produce products or provide services that are consistent with our standards or applicable regulatory requirements or on a cost-effective basis.

•        We face significant competition with an increasing number of products and market participants that could materially and adversely affect our business, results of operations and financial results.

•        Consolidation of the distributors of our wines, as well as the consolidation of retailers, may increase competition in an already crowded space and may have a material adverse effect on our business, results of operations and financial results.

•        A reduction in consumer demand for wine, which may result from a variety of factors, including demographic shifts and decreases in discretionary spending, could materially and adversely affect our business, results of operations and financial results.

•        Due to the three-tier alcohol beverage distribution system in the United States, we are heavily reliant on our distributors that resell alcoholic beverages in all states in which we do business. A significant reduction in distributor demand for our wines would materially and adversely affect our sales and profitability.

•        Our marketing strategy involves continued expansion into the direct-to-consumer channel, which may present risks and challenges that we have not yet experienced or contemplated, or for which we are not adequately prepared. These risks and challenges could negatively affect our sales in these channels and our profitability.

•        A failure to adequately prepare for adverse events that could cause disruption to elements of our business, including our supply of juice, blending, inventory aging or distribution of our wines could materially and adversely affect our business, results of operations and financial results.

•        Inclement weather, drought, pests, plant diseases and other factors could reduce the amount or quality of the grapes available to produce our wines, which could materially and adversely affect our business, results of operations and financial results.

•        If we are unable to obtain adequate supplies of premium juice from third-party juice suppliers, the quantity or quality of our annual production of wine could be adversely affected, causing a negative impact on our business, results of operations and financial condition.

•        If we are unable to identify and obtain adequate supplies of quality agricultural, raw and processed materials, including corks, glass bottles, barrels, winemaking additives and agents, water and other supplies, or if there is an increase in the cost of the commodities or products, our profitability, production and distribution capabilities could be negatively impacted, which would materially and adversely affect our business, results of operations and financial condition.

•        The COVID-19 pandemic has affected our customers, our suppliers and our business operations, and the duration and extent to which this and any future global health pandemics will impact our business, results of operations and financial results in future periods remains uncertain.

•        As a producer of alcoholic beverages, we are regularly the subject of regulatory reviews, proceedings and audits by governmental entities, any of which could result in an adverse ruling or conclusion, and which could have a material adverse effect on our business, financial condition, results of operations and future prospects.

•        Our current executive management has limited direct experience in satisfying public company reporting requirements and we must implement additional finance and accounting systems, procedures and controls in order to satisfy such requirements, which will increase our costs and divert management’s time and attention.

•        Our founders continue to have significant influence over us, including control over decisions that require the approval of stockholders, which could limit your ability to influence the outcome of matters submitted to stockholders for a vote.

In addition to the foregoing risks, you should carefully consider the risks and uncertainties related to the rights offering described under the heading “Risk Factors” beginning on page 18 of this prospectus.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies that are not emerging growth companies. These provisions include, among others:

•        the requirement to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

•        reduced disclosure about our executive compensation arrangements;

•        no non-binding stockholder advisory votes on executive compensation or golden parachute arrangements; and

•        exemption from the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenues as of the end of our fiscal year, we have more than $700.0 million in market value of our common stock held by non-affiliates as of the end of our second fiscal quarter or we issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some or all of these reduced disclosure obligations.

The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. Our financial statements may, therefore, not be comparable to those of other public companies that comply with such new or revised accounting standards.

Corporate Information

Our principal executive address is located at 11500 Wayzata Boulevard, #1147, Minnetonka, Minnesota 55305, and our telephone number is (855) 766-9463. Our production facility, which we lease on an alternating proprietorship basis, is located in Napa, California. Our website is www.freshvinewine.com, to which we post copies of our press releases as well as additional information about us. We have included our website address in this prospectus as an inactive textual reference only. Information contained on or accessible through our website is not incorporated by reference in or otherwise a part of this prospectus.

Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are available free of charge through the investor relations page of our internet website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

SUMMARY OF THE OFFERING

The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information under the heading “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Securities Offered

We are distributing, at no charge, to holders of our common stock, non-transferrable subscription rights to purchase up to an aggregate of 6,366,129 Units. Each Unit consists of one share of our common stock and a warrant to purchase one share of our common stock. For each share of our common stock held by a stockholder of the Company as of 4:00 p.m., Eastern Time, on February 22, 2023, the record date of the rights offering (the “Record Date”), such stockholder will receive subscription rights to purchase 0.5 Units at the subscription price specified below. Subscription rights may only be exercised in whole numbers; we will not issue fractional Units upon exercise of subscription rights and, to the extent that the number of subscription rights that are distributed to you on the Record Date is not a whole number, the Units issuable upon exercise of the subscription rights will be rounded down to the nearest whole share for purposes of determining the number of Units for which you may subscribe.

The Units will separate upon the closing of the rights offering and will be issued separately; however, they may only be purchased as a Unit and the Unit will not trade as a separate security.

Warrants

Each warrant entitles the holder to purchase one share of our common stock at an exercise price of $1.25 per share, subject to adjustment. The warrants will be immediately exercisable and will expire five years from the date of issuance. The warrants will be exercisable for cash and, solely during any period when a registration statement for the exercise of the warrants is not in effect, on a cashless basis. This prospectus also relates to the offering of shares of common stock issuable upon exercise of the warrants.

Basic Subscription Right

For each whole subscription right that you hold, you will have a basic subscription right to buy from us one Unit at the subscription price specified below. You may exercise your basic subscription right for some or all of your subscription rights, or you may choose not to exercise your subscription rights in your sole discretion. If you do not exercise your subscription rights and the rights offering is completed, the number of shares of our common stock you own will not change but your percentage ownership of our total outstanding common stock will decrease as a result of shares being purchased by other stockholders in the rights offering. Your percentage ownership of our common stock may also decrease if you do not exercise your basic subscription right in full.

Over-Subscription Privilege

If you exercise all of the subscription rights distributed to you pursuant to the basic subscription right, you will also have the opportunity to purchase additional shares not purchased by other stockholders pursuant to their basic subscription right at the same subscription price per Unit that applies to the basic subscription right.

We will be able to satisfy your exercise of the over-subscription privilege only if other holders of subscription rights do not elect to purchase all of the Units offered under their basic subscription right. We will satisfy requests to exercise the over-subscription privilege to the extent sufficient Units are available following the exercise of rights under the basic subscription right. If the number of Units requested by all holders exercising the over-subscription privilege is less than the total number of Units available, then each holder of subscription rights exercising the over-subscription privilege will receive the total number of Units requested.

If there are not enough Units available to satisfy all subscriptions made under the over-subscription privilege, we will allocate the available Units among the stockholders exercising their over-subscription privileges based on such stockholders’ pro rata stock ownership and the number of Units for which they have subscribed. With respect to any individual stockholder, “pro rata” means the percentage of our issued and outstanding shares of common stock that such stockholder owned, beneficially or of record, as of the Record Date. Any excess subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable following the completion of the rights offering.

Subscription Price	$1.00 per Unit. To be effective, any payment related to the exercise of a subscription right must clear prior to the Expiration Date.
Record Date	February 22, 2023
Expiration Date	The subscription rights will expire at 5:00 p.m., Eastern time, on March 9, 2023, unless extended as otherwise described herein.
Procedure for Exercising Subscription Rights

To exercise your Subscription Rights, you must take the following steps:

•   If you are a record holder, as of the Record Date, of our common stock, you must properly complete the enclosed rights certificate and deliver it, along with the full subscription price (including any amounts in respect of your over-subscription privilege), to the Subscription Agent before the Expiration Date. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your rights certificate to the Subscription Agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering — Notice of Guaranteed Delivery.”

•   If as of the Record Date you are a beneficial owner of shares of our common stock that are registered in the name of a broker, dealer, bank or other nominee, you should instruct your broker, dealer, bank or other nominee to exercise your subscription rights on your behalf. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than the Expiration Date.

Payment Adjustments

If you send a payment that is insufficient to purchase the number of Units requested, or if the number of Units requested is not specified in the rights certificate, the payment received will be applied to exercise subscription rights to the extent of the payment. If the payment exceeds the amount necessary for the full exercise of your subscription rights, including any over-subscription privilege exercised and permitted, the excess will be returned to you promptly in cash. You will not receive interest or a deduction on any payments refunded to you under the rights offering.

Delivery of Securities

As soon as practicable after the expiration of the rights offering, payment for the Units subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected, we expect to close on subscriptions and for the Subscription Agent to arrange for the issuance of the shares of common stock and warrants purchased pursuant to the rights offering. All shares of common stock and warrants that are purchased in the rights offering will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration, or DRS, account statement from our transfer agent reflecting ownership of these securities if you are a holder of record. If you currently hold your securities in the name of a bank, broker, dealer, or other nominee, DTC will credit your account with your nominee with the securities you purchased in the rights offering.

Market for Common Stock and Warrants

Our common stock is listed on the NYSE American under the symbol “VINE” and the shares of common stock to be issued in the rights offering as a component of the Units will also be listed on the NYSE American under the same symbol. There is no established trading market for the warrants, and we do not expect a market to develop. We do not intend to apply for listing of the warrants on any securities exchange or recognized trading system.

Use of Proceeds

We are conducting the rights offering for funding our working capital requirements and for general corporate purposes. See “Use of Proceeds” for a more detailed description of the intended use of proceeds from the rights offering.

Non-Transferability of Subscription Rights

The subscription rights are evidenced by a rights certificate and may not be sold, transferred or assigned and will not be listed for trading on the NYSE American or any other stock exchange or trading market.

No Revocation

Except as provided below, all exercises of subscription rights are irrevocable, even if you later learn information about us that you consider unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the Units offered pursuant to the rights offering.

Extension, Amendment and Termination

Although we do not presently intend to do so, we may extend the Rights Offering for additional time in our sole discretion for any reason for up to an additional 45 days. For example, we may decide that changes in the market price of our common stock warrant an extension, or we may decide that the degree of stockholder participation in the Rights Offering is less than the level we desire. In the event that we decide to extend the Rights Offering and you have already exercised your Subscription Rights, your subscription payment will remain with the Subscription Agent until such time as the Rights Offering closes or is terminated. We also reserve the right to amend or modify the terms of the Rights Offering, as appropriate. Our board of directors may for any reason terminate the Rights Offering at any time before the expiration of the Rights Offering. In the event that the Rights Offering is cancelled, all subscription payments received by the Subscription Agent will be returned, without interest or deduction, as soon as practicable.

If we should make any fundamental changes to the terms set forth in this prospectus, we will (i) file a post-effective amendment to the registration statement of which this prospectus forms a part, (ii) offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder or eligible warrant holder, and (iii) recirculate an updated prospectus after the post-effective amendment is declared effective with the SEC.

No Board Recommendation

Our Board of Directors is making no recommendations regarding your exercise of the subscription rights. You are urged to make your own decision whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering. See the section below entitled “Risk Factors.”

Material U.S. Federal Income Tax Consequences

For U.S. federal income tax purposes, we intend to take the reporting position that the receipt of the subscription rights in the rights offering by holders of our common stock will not be a taxable event. However, no assurance can be given that the IRS will not challenge this reporting position. For a discussion of the tax consequences if the receipt of the subscription rights is non-taxable and the tax consequences if the receipt of the subscription rights is taxable, see the discussion in “Certain Material U.S. Federal Income Tax Consequences.” You should seek specific tax advice from your tax advisor in light of your particular circumstances and as to the applicability and effect of any other tax laws.

Dealer-Manager	The Oak Ridge Financial Services Group, Inc. will act as dealer-manager for the rights offering.
Subscription and Information Agent	Broadridge Corporate Issuer Solutions, LLC (“Broadridge”) will serve as our subscription agent and information agent for the rights offering.
Questions

If you have any questions about the rights offering, including questions about subscription procedures and requests for additional copies of this prospectus or other documents, please contact Broadridge, toll free at (888) 789-8409 or by email at shareholder@broadridge.com.

Warrant Agent, Transfer Agent and Registrar	Computershare Trust Company, N.A., Computershare Inc. 150 Royall Street Canton, Massachusetts 02021 Attention: Client Services
Dividend Policy

We have never declared or paid any cash dividends to the holders of our common stock and we do not expect to pay cash dividends in the foreseeable future. We currently intend to retain any earnings for use in connection with the expansion of our business and for general corporate purposes.

Risk Factors

Before you invest in the rights offering, you should be aware that there are risks associated with your investment, including the risks described in the section entitled “Risk Factors” beginning on page 18 of this prospectus. You should carefully read and consider these risk factors together with all of the other information included in this prospectus or any prospectus supplement before you decide to exercise your subscription rights to purchase Units.

Shares To Be Outstanding Immediately After the Rights Offering

As of September 30, 2022, 12,732,257 shares of our common stock were issued and outstanding. Assuming no additional shares of capital stock are issued by us prior to the expiration of the rights offering, and assuming the rights offering is fully subscribed (and without giving effect to the impact of rounding down fractional Units), we will have 19,098,386 shares of common stock issued and outstanding immediately following completion of the rights offering. The number of shares of our common stock outstanding prior to and immediately after this rights offering, as set forth above, excludes the following potentially dilutive securities as of September 30, 2022:

•        74,892 shares of our common stock issuable upon the exercise of outstanding stock options granted under our 2021 Equity Incentive Plan, having a weighted average exercise price of $3.02 per share;

•        1,193,413 shares of our common stock available for future grants under our 2021 Equity Incentive Plan;

•        1,500,004 shares that have been reserved for issuance under stock options that have been granted to certain of our founders, having a weighted-average exercise price of $10.00 per share;

•        110,000 shares of our common stock issuable upon the exercise of warrants granted to the underwriters for our initial public offering, having an exercise price of $12.00 per share.

The number of shares of our common stock outstanding immediately after this rights offering also excludes (i) up to 1,030,000 shares of our common stock that may be issued pursuant to agreements with certain of our vendors contingent upon our Company achieving specified revenue-related performance objectives within identified timeframes (see “Certain Relationships And Related Transactions — Stock-based Vendor Compensation Arrangements”), and (ii) an additional 6,366,129 shares of our common stock issuable upon the exercise of warrants to be issued in the rights offering as a component of the Units, assuming the rights offering is fully subscribed (and without giving effect to the impact of rounding down fractional Units). In addition, the number of shares of our common stock outstanding immediately after this rights offering do not reflect (x) the December 2022 forfeiture by two of our officers, directors and founders of a total of 970,000 shares of our common stock held by them, to enable the Company to preserve cash by issuing such number of shares to certain of the Company’s service providing vendors without subjecting the our other stockholders to dilution therefrom, (y) our December 2022 issuance of 970,000 shares of our common stock to such vendors, or (z) the 500,000 Anderson Consulting Shares issued pursuant the Anderson Consulting Share Grant and the corresponding 500,000 share Anderson Consulting-related Forfeitures. See “Prospectus Summary — Recent Developments — Janelle Anderson Litigation Settlement and Related Founder Share Forfeitures.”

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

The following are examples of what we anticipate may be common questions about the rights offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference into this prospectus contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, the shares of common stock offered hereby, and our business. We urge you to read this entire prospectus and the documents incorporated by reference into this prospectus.

Why are we conducting the rights offering?

We are conducting the offering to raise capital that we intend to use for working capital and general corporate purposes.

What is the rights offering?

We are distributing, at no charge, to holders of our common stock at 4:00 p.m. Eastern time on February 22, 2023, the Record Date, non-transferrable subscription rights to purchase up to an aggregate of 6,366,129 Units. You will receive 0.5 subscription rights for each share of common stock that you owned at that time. Each subscription right will entitle the holder to a basic subscription right and an over-subscription privilege.

What is a Unit?

Each Unit consists of one share of our common stock and a warrant to purchase one share of our common stock. Subscription rights may only be exercised in whole numbers; we will not issue fractional Units upon exercise of sub-scription rights and, to the extent that the number of subscription rights that are distributed to you on the Record Date is not a whole number, the Units issuable upon exercise of the subscription rights will be rounded down to the nearest whole share for purposes of determining the number of Units for which you may subscribe. The shares of common stock and warrants that comprise each Unit are immediately separable and will be issued separately in this rights offering, however, they may only be purchased as a Unit, and the Units will not trade as a separate security.

What is the basic subscription right?

For each share of common stock held by a stockholder of the Company at the close of business on the Record Date, such stockholder will receive 0.5 subscription rights. Subscription rights may only be exercised in whole numbers; we will not issue fractional shares or warrants to purchase fractional shares and will round all of the subscription rights down to the nearest whole number. Each whole subscription right will allow the holder thereof to subscribe to purchase Units at a subscription price of $1.00 per Unit. For example, if you owned 1,000 shares of our common stock on the Record Date, you would receive 500 subscription rights entitling you to purchase 500 shares of common stock for a total purchase price of $500 pursuant to your basic subscription right. You may exercise all or a portion of your basic subscription right or you may choose not to exercise any basic sub-scription right at all. If you choose to exercise your subscription rights, there is no minimum number of Units you must purchase.

If you are a record holder, the number of Units you may purchase pursuant to your basic subscription right is indicated on the subscription rights certificate. If you hold your common stock in the name of a broker, dealer, bank, or other nominee who uses the services of the Depository Trust Company, or DTC, you will not receive a subscription rights statement. Instead, DTC will issue your subscription rights to your nominee record holder for each share of our common stock that you own as of the Record Date. If you are not contacted by your nominee, you should contact your nominee as soon as possible.

What is the over-subscription privilege?

If you exercise all of the subscription rights distributed to you pursuant to the basic subscription right, you will also have the opportunity to purchase additional Units not purchased by other stockholders pursuant to their basic subscription right at the same subscription price per Unit that applies to the basic subscription right.

We will be able to satisfy your exercise of the over-subscription privilege only if other holders of subscription rights do not elect to purchase all of the Units offered under their basic subscription right. We will satisfy requests to exercise the over-subscription privilege to the extent sufficient Units are available following the exercise of rights under the basic subscription right. If the number of Units requested by all holders exercising the over-subscription privilege is less than the total number of Units available, then each holder of subscription rights exercising the over-subscription privilege will receive the total number of Units requested.

If there are not enough Units available to satisfy all subscriptions made under the over-subscription privilege, we will allocate the available Units pro rata among the stockholders exercising their over-subscription privileges. With respect to any individual stockholder, “pro rata” means the percentage of our issued and outstanding shares of common stock that such stockholder owned, beneficially or of record, as of the Record Date, relative to the number of shares owned on the Record Date by all rights holders exercising the over-subscription privilege. If this pro-rata allocation results in any rights holders receiving a greater number of Units than the rights holder subscribed for pursuant to the exercise of the over-subscription privilege, then such record holder will be allocated only that number of Units for which the record holder subscribed, and the remaining Units will be allocated among all other rights holders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all Units have been allocated.

To properly exercise your over-subscription privilege, you must deliver to the subscription agent the subscription payment related to your over-subscription privilege before the rights offering expires. See “The Rights Offering — Over-Subscription Privilege.” To the extent you properly exercise your over-subscription privilege for a number of Units that exceeds the number of unsubscribed Units available to you, any excess subscription payments will be returned to you as soon as practicable after the expiration of the rights offering, without interest or penalty.

Our subscription agent for the rights offering will determine the over-subscription allocation based on the formula described above.

What are the terms of the warrants?

Each warrant entitles the holder to purchase one share of our common stock at an exercise price of $1.25 per share, subject to adjustment. The warrants will be immediately exercisable and will expire five years from the date of issuance. The warrants will be exercisable for cash and, solely during any period when a registration statement for the exercise of the warrants is not in effect, on a cashless basis.

Are the warrants listed?

There is no public trading market for the warrants and we do not intend that they will be listed for trading on NYSE American or any other securities exchange or recognized trading system. The warrants will be issued in registered form under a warrant agent agreement with Computershare, as warrant agent.

Will fractional Units be issued upon exercise of subscription rights?

Subscription rights may only be exercised in whole numbers; we will not issue fractional shares or warrants to purchase fractional shares and will round all of the subscription rights down to the nearest whole number. To the extent that rounding occurs, any excess subscription payments received by the subscription agent will be returned as soon as practicable after expiration of the rights offering, without interest or penalty.

What effect will the rights offering have on our outstanding common stock?

On February 22, 2023, 12,732,258 shares of our common stock were outstanding. Assuming no additional shares of common stock are issued by us prior to the expiration of the rights offering, assuming this rights offering is fully subscribed (and without giving effect to the impact of rounding down fractional Units), approximately 19,098,386 shares of our common stock will be issued and outstanding, and warrants to purchase an additional 6,366,129 shares of our common stock will be outstanding. The exact number of shares of common stock and warrants that we will issue in this rights offering will depend on the number of Units that are subscribed for in the rights offering.

How was the subscription price formula determined?

Our board of directors determined the subscription price taking into consideration, among other things, the following factors:

•        the current and historical trading prices of our common stock on the NYSE American;

•        the price at which stockholders might be willing to participate in the rights offering;

•        the value of the warrant being issued as a component of the Unit;

•        our need for additional capital and liquidity;

•        the cost of capital from other sources; and

•        comparable precedent transactions, including the percentage of shares offered, the terms of the subscription rights being offered, the subscription price and the discount that the subscription price represented to the immediately prevailing closing prices for those offerings.

In conjunction with the review of these factors, our board of directors reviewed our history and prospects, including our past and present earnings and cash requirements, our prospects for the future, the outlook for our industry and our current financial condition. Our board of directors believes that the subscription price should be designed to provide an incentive to our current stockholders to participate in the rights offering and exercise their basic subscription right and their over-subscription privilege.

The subscription price does not necessarily bear any relationship to any established criteria for value. You should not consider the subscription price as an indication of actual value of our company or our common stock. We cannot assure you that the market price of our common stock will not decline during or after the rights offering. You should obtain a current price quote for our common stock and perform an independent assessment of our series warrants before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering. Once made, all exercises of subscription rights are irrevocable.

Am I required to exercise all of the basic subscription right I receive in the rights offering?

No. You may exercise your basic subscription right for some or all of your subscription rights, or you may choose not to exercise your subscription rights in your sole discretion. If you do not exercise your basic subscription right and the rights offering is completed, the number of shares of our common stock you own will not change but your percentage ownership of our total outstanding common stock will decrease as a result of shares being purchased by other stockholders in the rights offering. If you choose not to exercise your basic subscription right in full, your proportionate ownership interest in our company may also decrease. Your percentage ownership of our common stock may also decrease if you do not exercise your basic subscription right in full. In addition, if you do not exercise your basic subscription right in full, you will not be entitled to subscribe to purchase additional shares pursuant to the over-subscription privilege.

How soon must I act to exercise my subscription rights?

Stockholders desiring to exercise their subscription rights will be required to submit payment in full for all of the Units that they wish to purchase under their basic subscription right and over-subscription privilege to the Subscription Agent, by no later than the Expiration Date. If you hold your common stock in the name of a broker, dealer, custodian bank, or other nominee, your nominee may establish a deadline before the Expiration Date by which you must provide it with your instructions to exercise your subscription rights, along with the required subscription payment. Any fractional Units resulting from the exercise of subscription rights, including under the basic subscription right and the over-subscription privilege, will be eliminated by rounding down to the nearest whole number, with the total subscription payment being adjusted accordingly. Any excess subscription payments that stockholders may pay to the Subscription Agent in the rights offering will be returned, without interest or penalty, by the Subscription Agent to the applicable stockholder(s) as soon as practicable following the completion of the rights offering.

The Subscription Rights will expire if they are not exercised by 5:00 p.m., Eastern time, on the Expiration Date. Although our Board may extend the Expiration Date, it currently does not intend to do so. You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering. All exercises of subscription rights are irrevocable.

We may in our sole discretion cancel the Rights Offering at any time and for any reason. If we cancel the Rights Offering, the Subscription Agent will return all subscription payments it has received for the cancelled Rights Offering without interest or penalty.

May I transfer my subscription rights?

No, you may not sell, transfer or assign your subscription rights to anyone else. The subscription rights are non-transferable and we do not intend to list the subscription rights on any securities exchange or include them in any automated quotation system. Therefore, there will be no market for the subscription rights. However, the shares of our common stock issued upon the exercise of the subscription rights will also be listed on the NYSE American under the symbol “VINE.”

Are we requiring a minimum subscription amount to complete the rights offering?

There is no aggregate minimum subscription amount we must receive to complete the rights offering.

Is there any back-stop or standby purchase commitment in place to purchase rights that are not exercised in the offering?

No, there is not a back-stop or standby purchase commitment in place to purchase rights that are not exercised in the rights offering.

Will our directors and executive officers participate in the rights offering?

To the extent they hold common stock as of the Record Date, our directors and executive officers will be entitled to participate in the rights offering on the same terms and conditions applicable to other rights holders. None of our directors or executive officers has entered into any binding commitment or agreement to exercise subscription rights received in the rights offering.

Has the board of directors made a recommendation to stockholders regarding the rights offering?

No. Our board of directors is not making a recommendation regarding your exercise of the subscription rights. Rights holders who exercise subscription rights will incur investment risk on new money invested. We cannot assure you that the market price of our common stock will be above the subscription price at the time of exercise or at the expiration of the rights offering or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the rights offering and the information contained in this prospectus. See “Risk Factors” for discussion of some of the risks involved in investing in our securities.

How do I exercise my subscription rights?

If you hold your common stock in your name and not through a broker, dealer, bank, or other nominee) on the Record Date and you wish to participate in the rights offering, you must deliver a properly completed and signed subscription rights certificate, together with payment of the subscription price for both your basic subscription right and any over-subscription privilege you elect to exercise, to the subscription agent before 5:00 p.m. Eastern Time, on March 9, 2023. If you are exercising your subscription rights through your broker, dealer, bank, or other nominee, you should promptly contact your broker, dealer, bank, or other nominee and submit your subscription documents and payment for the shares of common stock subscribed for in accordance with the instructions and within the time period provided by your broker, dealer, bank or other nominee.

What if my shares are held in “street name”?

If you hold your common stock in the name of a broker, dealer, bank, or other nominee, then your broker, dealer, bank, or other nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf. Therefore, you will need to have your record holder act for you.

If you wish to participate in this rights offering and purchase Units, please promptly contact the record holder of your shares. We will ask the record holder, who may be your broker, dealer, bank, or other nominee, to notify you of this rights offering.

What form of payment is required?

You must timely pay the full subscription price pursuant to the exercise of subscription rights by delivering to the subscription agent a cashier’s check, certified check or bank draft that clears before the expiration date or a wire transfer of immediately available funds. Please note that funds paid by uncertified check may take at least five (5) business days to clear. If you decide to pay by means of an uncertified check, we urge you to make payment sufficiently in advance of the expiration date to ensure that the subscription agent receives cleared funds before that time.

When will I receive my new shares of common stock and warrants?

The subscription agent will arrange for the issuance of the common stock and warrants as soon as practicable after the expiration of the rights offering, payment for the Units subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected. All shares and warrants that you purchase in the rights offering will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of these securities if you are a holder of record. If you hold your shares in the name of a broker, dealer, bank, or other nominee, DTC will credit your account with your nominee with the securities you purchase in the rights offering.

After I send in my payment and subscription rights certificate to the subscription agent, may I cancel my exercise of subscription rights?

No. Exercises of subscription rights are irrevocable unless the rights offering is terminated, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to participate in the rights offering.

How much will Fresh Vine Wine receive from the rights offering?

Assuming the rights offering is fully subscribed for cash, including any over-subscription privilege, we estimate that the net proceeds from the rights offering will be approximately $5.51 million, after deducting fees and expenses payable to the dealer-manager and other estimated offering expenses payable by us, and excluding any proceeds received upon exercise of any warrants. If all warrants included in the Units are exercised for cash, we will receive an additional $7.96 million.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights Units involves buying shares of our common stock and warrants to purchase our common stock and you should consider this investment as carefully as you would consider any other investment. We do not intend to list our warrants on NYSE American and a market for the warrants does not exist. You should carefully consider the risks described under the heading “Risk Factors” for discussion of some of the risks involved in investing in our securities.

Can the board of directors terminate or extend the rights offering?

Yes. Our board of directors may decide to terminate the rights offering at any time and for any reason before the expiration of the rights offering. We also have the right to extend the rights offering for additional periods in our sole discretion for up to an additional 45 days. We do not presently intend to extend the rights offering. We will notify stockholders and the public if the rights offering is terminated or extended by issuing a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date of the rights offering. In the event that we decide to extend the rights offering and you have already exercised your Subscription Rights, your subscription payment will remain with the Subscription Agent until such time as the rights offering closes or is terminated.

Our board of directors also reserves the right to amend or modify the terms of the rights offering in its sole discretion. If we should make any fundamental changes to the terms of the rights offering set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective by the SEC. In addition, upon such event, we may extend the expiration date of the rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price, although no such change is presently contemplated. If we should make any fundamental changes to the terms set forth in this prospectus, we will (i) file a post-effective amendment to the registration statement of which this prospectus forms a part, (ii) offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions, and (iii) issue a refund of any money advanced by such stockholder or eligible warrant holder and recirculate an updated prospectus after the post-effective amendment is declared effective with the SEC.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, the subscription agent will return promptly, without interest, all subscription payments. If you own shares in “street name,” it may take longer for you to receive your subscription payment because the subscription agent will return payments through the record holder of your shares. We reserve the right to terminate the offering at any time if, due to market conditions or otherwise, our board of directors deems it advisable not to proceed with the rights offering.

How do I exercise my subscription rights if I live outside the United States?

The subscription agent will hold subscription rights certificates for stockholders having addresses outside the United States. To exercise subscription rights, foreign stockholders must notify the subscription agent and timely follow other procedures described in the section entitled “The Rights Offering — Foreign Stockholders”.

What fees or charges apply if I exercise my subscription rights?

We are not charging any fees or sales commissions to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through a broker or other holder of your shares, you are responsible for paying any fees that person may charge.

What are the U.S. federal income tax consequences of exercising subscription rights?

The U.S. federal income tax consequences of the rights offering will depend on whether the rights offering is part of a “disproportionate distribution.” We intend to take the reporting position that the subscription rights issued to stockholders pursuant to the rights offering (a) are not part of a “disproportionate distribution” and (b) will not be a taxable distribution with respect to your existing securities. The disproportionate distribution rules are complicated, however, and their application is uncertain, and thus we are unable to obtain a definitive tax counsel opinion regarding the application of such rules. The position we are taking is not binding on the Internal Revenue Service (“IRS”) or the courts and it is possible that the IRS could successfully challenge our reporting position and assert that the rights offering is a taxable distribution. You should consult your tax advisor as to the tax consequences of the rights offering in light of your particular circumstances. For a more detailed discussion, see “Material U.S. Federal Income Tax Consequences.”

What happens if I choose not to exercise my Subscription Rights?

You are not required to exercise your subscription rights or otherwise take any action in response to this rights offering. If you do not exercise your subscription rights and the rights offering is completed, the number of shares of our common stock you own will not change but your percentage ownership of our total outstanding voting stock will decrease because shares will be purchased by other shareholders in the rights offering. Your percentage ownership of our voting stock may also decrease if you do not exercise your basic subscription privilege in full.

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate, notices of guaranteed delivery and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate, notices of guaranteed delivery and subscription payment by registered mail, return receipt requested or courier service to:

By Mail:	By Courier:
Broadridge Corporate Issuer Solutions, LLC	Broadridge Corporate Issuer Solutions, LLC
Attn: BCIS Re-Organization Dept.	Attn: BCIS IWS
P.O. Box 1317	51 Mercedes Way
Brentwood, NY 11717-0718	Edgewood, NY 11717

You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

What if I have more questions?

If you have any questions about the rights offering, including questions about subscription procedures and requests for additional copies of this prospectus or other documents, please contact the information agent, Broadridge, at (888) 789-8409 or by email at shareholder@broadridge.com.

Who is the dealer-manager?

The Oak Ridge Financial Services Group, Inc. is acting as the sole dealer-manager for the rights offering. Under the terms and subject to the conditions contained in the dealer-manager agreement, the dealer-manager will provide marketing assistance in connection with the exercise of subscription rights. We have agreed to pay the dealer-manager certain fees for acting as dealer-manager and to reimburse the dealer-manager for certain out-of-pocket expenses incurred in connection with this offering. The dealer-manager is not underwriting or placing any of the subscription rights or the shares of our common stock or warrants being issued in the rights offering and is not making any recommendation with respect to such subscription rights (including with respect to the exercise or expiration of such subscription rights), shares of common stock or warrants.

RISK FACTORS

Investing in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the risk factors set forth below, together with the financial and other information contained in or incorporated by reference into this prospectus. Any of these risks could materially and adversely affect our business, financial condition, results of operations, liquidity and cash flows. In such a case, you may lose all or part of your investment. The risks described below and referenced above are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially adversely affect our business, financial condition, results of operations, liquidity and cash flows. If any of the risks or uncertainties described in this prospectus or any such additional risks and uncertainties actually occur, our business, financial condition or results of operations could be materially and adversely affected, which could cause our actual operating results to differ materially from those indicated or suggested by forward-looking statements made in or incorporated by reference into this prospectus or presented elsewhere by management from time to time. In that case, the trading price of our common stock could decline and you could lose all or part of your investment. Please also see “Special Note Regarding Forward-Looking Statements.”

Risks Related to this Rights Offering and Our Common Stock

The subscription price determined for this rights offering is not necessarily an indication of the value of our Common Stock.

In determining the subscription price, our board of directors considered a number of factors, including, but not limited to, our need to raise capital in the near term to continue our operations, the current and historical trading prices of our common stock, a price that would increase the likelihood of participation in the rights offering, the cost of capital from other sources, the value of the common stock and warrants being issued as components of the Unit, and comparable precedent transactions. The subscription price does not necessarily bear any relationship to any established criteria for value. No valuation consultant or investment banker has opined upon the fairness or adequacy of the subscription price. You should not consider the subscription price as an indication of the value of our company or our common stock.

The rights offering may cause the price of our common stock to decline.

Depending upon the market price of our common stock at the time of our announcement of the rights offering and its terms, including the subscription price, together with the number of shares of common stock and warrants we could issue if the rights offering is completed, may result in a decrease in the market price of our common stock. This decrease may continue after the completion of the rights offering. If that occurs, you may have committed to purchase shares of our common stock at a price greater than the prevailing market price. Further, if a substantial number of subscription rights are exercised and holders of the shares and warrants received in the rights offering choose to sell some or all the shares of common stock, the resulting sales could depress the market price of our common stock.

Because you may not revoke or change your exercise of the subscription rights, you could be committed to buying shares above the prevailing market price at the time the rights offering is completed.

Once you exercise your subscription rights, you may not revoke or change the exercise. The market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights, and, afterwards, the market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price and could have an immediate unrealized loss.

Our common stock is traded on the NYSE American Exchange under the symbol “VINE,” and the closing sale price of our common stock on February 21, 2023 was $1.05 per share. There can be no assurances that the market price of our common stock will equal or exceed the subscription price at the time of exercise or at the expiration of the subscription rights offering period.

You may not be able to resell any shares of our common stock that you purchase pursuant to the exercise of subscription rights immediately upon expiration of the subscription rights offering period or be able to sell your shares at a price equal to or greater than the subscription price.

If you exercise subscription rights, you may not be able to resell the common stock purchased by exercising your subscription rights until you, or your broker, custodian bank or other nominee, if applicable, have received those shares. Moreover, you will have no rights as a shareholder of the shares you purchased in the rights offering until we issue the shares to you. Although we will endeavor to issue the shares as soon as practicable after completion of the rights offering, including the guaranteed delivery period and after all necessary calculations have been completed, there may be a delay between the expiration date of the rights offering and the time that the shares are issued. In addition, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your common stock at a price equal to or greater than the subscription price.

If you do not exercise your subscription rights in full, your interest in Fresh Vine Wine may be diluted as a result of this rights offering.

If you choose not to exercise your subscription rights, you will retain your current number of shares of our common stock. If other stockholders fully exercise their subscription rights or exercise a greater proportion of their subscription rights than you exercise, the percentage of our common stock owned by these other stockholders will increase relative to your ownership percentage, and your voting and other rights in our Company will likewise be diluted. Further, the shares issuable upon exercise of the warrants to be issued in the rights offering will dilute the ownership interest of stockholders not participating in the rights offering or holder of warrants who have not exercised them.

We may cancel the rights offering at any time prior to the expiration of the rights offering period, and neither we nor the subscription agent will have any obligation to you except to return your subscription payment.

We may at our sole discretion cancel the rights offering at any time prior to the expiration of the rights offering period. If we elect to cancel the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return to you, without interest or penalty, as soon as practicable any subscription payments.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights may be rejected.

Rights holders that desire to purchase Units in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration date of the rights offering. If you are a beneficial owner of our common stock, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering period. We are not responsible if your broker, dealer, custodian bank or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering period. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering prior to the expiration of the rights offering period, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form. We have the sole discretion to determine whether the exercise of your subscription rights properly and timely follows the subscription procedures.

If you make payment of the subscription price by uncertified check, your check may not clear in sufficient time to enable you to purchase shares in the rights offering.

Any uncertified check used to pay the subscription price in the rights offering must clear prior to the expiration date of the rights offering, and the clearing process may require five or more business days. As a result, if you choose to use an uncertified check to pay the subscription price, it may not clear prior to the expiration date, in which event you would not be eligible to exercise your subscription rights. You may eliminate this risk by paying the subscription price by cashier’s check, certified check or bank draft drawn on a U.S. bank.

Completion of the rights offering is not subject to us raising a minimum offering amount.

Completion of the rights offering is not subject to us raising a minimum aggregate offering amount. We do not have formal commitments from any stockholders for the amount we seek to raise pursuant to the rights offering. As a result, we cannot assure you of the amount of proceeds that we will receive in the rights offering. We may not raise the desired amount of capital in the rights offering to meet our objectives, thereby increasing the risk to investors in this rights offering, including investing in a company that continues to require capital.

The receipt of subscription rights may be treated as a taxable dividend to you.

The U.S. federal income tax consequences of the rights offering to stockholders will depend on whether the rights offering is part of a “disproportionate distribution.” We intend to take the reporting position that the subscription rights issued to common stockholders pursuant to the rights offering (a) are not part of a “disproportionate distribution” and (b) will not be a taxable distribution with respect to your existing securities. The disproportionate distribution rules are complicated, however, and their application is uncertain, and thus we are not obtaining a definitive opinion from tax counsel regarding the application of such rules. Accordingly, it is possible that the IRS could successfully challenge our reporting position and assert that the rights offering is a taxable distribution. For a discussion of the tax consequences if this distribution is non-taxable and the tax consequences if it is taxable, see the discussion in “Material U.S. Federal Income Tax Consequences.”

The subscription rights and Units are non-transferable and thus there will be no market for them.

You may not sell, transfer or assign your subscription rights or Units to anyone else. We do not intend to list the subscription rights on any securities exchange or any other trading market. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights.

Absence of a public trading market for the warrants included in the Units may limit your ability to resell the warrants.

There is no established trading market for the warrants, and we do not expect a market to develop. We do not intend to list the warrants for trading on NYSE American or any other securities exchange or market. Without an active market, we cannot assure you that you will be able to sell or otherwise transfer the warrants and you may not realize any value from the warrants by attempting to sell or otherwise transfer them for consideration.

The market price of our common stock may never exceed the exercise price of the warrants.

The warrants being issued in connection with this rights offering become exercisable upon issuance and will expire five years from the date of issuance. The market price of our common stock may never exceed the exercise price of the warrants prior to their date of expiration. Any warrants not exercised by their date of expiration will expire for no value and we will be under no further obligation to the warrant holder.

We will have considerable discretion over the use of the proceeds of the rights offering. Because our management will have broad discretion over the use of the net proceeds, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.

We have not determined the amount of net proceeds that we will apply to various corporate purposes. Our board of directors and management will have considerable discretion in the application of the net proceeds from this rights offering, and it is possible that we may allocate the proceeds differently than investors in the rights offering may desire or that we may fail to maximize the return on these proceeds. Accordingly, you will be relying on the judgment of our management with regard to the use of the proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for our company.

The dealer-manager is not underwriting, nor acting as placement agent of, the subscription rights or the securities underlying the subscription rights.

The Oak Ridge Financial Services Group, Inc. is acting as the dealer-manager for the rights offering. As provided in the dealer-manager agreement, the dealer-manager will provide marketing assistance in connection with this offering. The dealer-manager is not underwriting or placing any of the subscription rights or the shares of our common stock or warrants being issued in this offering and is not making any recommendation with respect to such subscription rights (including with respect to the exercise or expiration of such subscription rights), common stock or warrants. The dealer-manager will not be subject to any liability to us in rendering the services contemplated by the dealer-manager agreement except for any act of bad faith, gross negligence or willful misconduct by the dealer-manager. The rights offering may not be successful despite the services of the dealer-manager to us in this offering.

Risks Related to Our Company and Our Business

We have a limited operating history and have generated limited revenue to date.

Our company was recently founded, and to date we have engaged primarily in finalizing our business plan and establishing the corporation and other formalities necessary to begin operations. Accordingly, we have a very limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and evolving markets such as ours. The risks include, but are not limited to, an evolving business model and the management of growth and product development. To address these risks, we must, among other things, implement and successfully execute our business strategy and other business systems, respond to competitive developments, and attract, retain and motivate qualified personnel. We cannot assure you that we will be successful in addressing the risks we may encounter, and our failure to do so could have a material adverse effect on our business, prospects, financial condition and results of operations.

We have generated very limited revenues to date, including revenues of $2,484,086 during the nine month period ended September 30, 2022, and revenues of $1,700,207 and $217,074 during fiscal 2021 and fiscal 2020, respectively. No revenue was generated for the fiscal year ended December 31, 2019. We incurred a net loss of $11.4 million during the nine month period ended September 30, 2022, and we have incurred net losses of $9.97 million, $1.29 million and $0.43 million during fiscal 2021, 2020 and 2019, respectively. We had an accumulated deficit of $12.0 million and total stockholders’ equity of $8.14 million at September 30, 2022. We may never generate material revenues or achieve profitability.

We have not generated profits from operations to date. The success and longevity of our company will depend on our ability to generate profits from future operations or obtain sufficient capital through financing transactions to meet our business obligations.

The report of our independent registered public accounting firm on our financial statements for the fiscal years ended December 31, 2020 and 2019, included in the prospectus for our initial public offering, included an explanatory paragraph indicating that there is substantial doubt as to our ability to continue as a going concern for twelve months from the financial statement issuance date, citing a net loss and net cash used in operations of $1.3 million and $0.2 million, respectively, for the year ended December 31, 2020, and a stockholders’ deficit and working capital deficit of $1.5 million and $1.5 million, respectively, as of December 31, 2020. This report was dated August 31, 2021 and did not take into account the net proceeds of approximately $19.2 million (after deducting underwriting discounts and commissions and estimated offering expenses) that we received in our December 2021 initial public offering). Our ability to continue as a going concern will be determined by our ability to generate sufficient cash flow to sustain our operations and/or raise additional capital in the form of debt or equity financing.

We need to hire additional executive officers and other personnel.

Our executive management is currently comprised of an Chief Executive Officer and a Chief Financial Officer, both of whom are serving in interim positions. Also, pursuant to the Settlement Agreement, Damian Novak, Executive Chairman and a member of our board of directors, resigned as Executive Chairman and removed himself from his management duties with the Company effective February 20, 2023, and has agreed to resign from our board of directors promptly following completion of the rights offering, and Rick Nechio, our interim Chief Executive Officer and a member of our board of directors, resigned from our board of directors effective February 20, 2023. The Settlement Agreement further provides that we will announce by the date of the Settlement Closing (February 20, 2023) that we are searching for a permanent chief executive officer to replace Mr. Nechio. Our future success will be dependent upon us locating and retaining qualified individuals who will serve as executive officers on a permanent basis and lead our Company and our business operations, and on us locating additional members to serve on our board of directors to help oversee and guide our company. We cannot predict with certainty when we will be able locate such individuals. Although following our appointment of a new chief executive officer, we may elect to employ Mr. Nechio in an advisory capacity to aid in the transition of his management duties, we cannot assure that such transition will be seamless or that it won’t adversely impact of business operations.

In addition, our future success depends on our ability to identify, attract, hire, train, retain and motivate highly skilled executive and technical personnel. Competition for qualified personnel is intense, particularly in the wine industry in which there exists a limited number of qualified individuals with expertise in launching, managing and expanding wine brands. If we fail to successfully attract, assimilate and retain a sufficient number of qualified personnel, our business could suffer.

The success of our business depends heavily on the strength of our wine brand.

Obtaining, maintaining and expanding our reputation as a producer of premium wine among our customers and the premium wine market generally is critical to the success of our business and our growth strategy. The premium wine market is driven by a relatively small number of active and well-regarded wine critics within the industry who have outsized influence over the perceived quality and value of wines. If we are unable to maintain the actual or perceived quality of our wines, including as a result of contamination or tampering, environmental or other factors impacting the quality of our grapes or other raw materials, or if our wines otherwise do not meet the subjective expectations or tastes of one or more of a relatively small number of wine critics, the actual or perceived quality and value of one or more of our wines could be harmed, which could negatively impact not only the value of that wine, but also the value of the vintage, the particular brand or our broader portfolio. The winemaking process is a long and labor-intensive process that is built around yearly vintages, which means that once a vintage has been released we are not able to make further adjustments to satisfy wine critics or consumers. As a result, we are dependent on our winemakers and tasting panels to ensure that every wine we release meets our exacting quality standards.

With the advent of social media, word within the premium wine market spreads quickly, which can accentuate both the positive and the negative reviews of our wines and of wine vintages generally. Public perception of our brands could be negatively affected by adverse publicity or negative commentary on social media outlets, particularly negative commentary on social media outlets that goes “viral,” or our responses relating to, among other things:

•        an actual or perceived failure to maintain high-quality, safety, ethical, social and environmental standards for all of our operations and activities;

•        an actual or perceived failure to address concerns relating to the quality, safety or integrity of our wines and the hospitality we offer to our guests at our potential future tasting rooms;

•        our environmental impact, including our use of agricultural materials, packaging, water and energy use, and waste management; or

•        an actual or perceived failure by us to promote the responsible consumption of alcohol.

If we do not produce wines that are well-regarded by the relatively small wine critic community, the wine market will quickly become aware and our reputation, wine brand, business and financial results of our operations could be materially and adversely affected. In addition, if our wine receives negative publicity or consumer reaction, whether as a result of our wines or wines of other producers, our wines in the same vintage could be adversely affected. Unfavorable publicity, whether accurate or not, related to our industry, us, our winery brands, marketing, personnel, operations, business performance or prospects could also unfavorably affect our corporate reputation, company value, ability to attract high-quality talent or the performance of our business.

Any contamination or other quality control issue could have an adverse effect on sales of the impacted wine or our broader portfolio of wines. If any of our wines become unsafe or unfit for consumption, cause injury or are otherwise improperly packaged or labelled, we may have to engage in a product recall and/or be subject to liability and incur additional costs. A widespread recall, multiple recalls, or a significant product liability judgment against us could cause our wines to be unavailable for a period of time, depressing demand and our brand equity. Even if a product liability claim is unsuccessful or is not fully pursued, any resulting negative publicity could adversely affect our reputation with existing and potential customers and accounts, as well as our corporate and individual winery brands image in such a way that current and future sales could be diminished. In addition, should a competitor experience a recall or contamination event, we could face decreased consumer confidence by association as a producer of similar products.

Additionally, third parties may sell wines or inferior brands that imitate our wine brand or that are counterfeit versions of our labels, and customers could be duped into thinking that these imitation labels are our authentic wines. For example, there could be instances of potential counterfeiting. A negative consumer experience with such a wine could cause them to refrain from purchasing our brands in the future and damage our brand integrity. Any failure to maintain the actual or perceived quality of our wines could materially and adversely affect our business, results of operations and financial results.

Damage to our reputation or loss of consumer confidence in our wines for any of these or other reasons could result in decreased demand for our wines and could have a material adverse effect on our business, operational results and financial results, as well as require additional resources to rebuild our reputation, competitive position and winery brand strength.

If our business grows, it will place increased demands on our management, operational and production capabilities that we may not be able to adequately address. If we are unable to meet these increased demands, our business will be harmed.

Unless we manage our growth effectively, we may make mistakes in operating our business, such as inaccurate forecasting. The anticipated growth of our operations will place significant demand on our management and operational resources. In order to manage growth effectively, we must implement and improve our operational systems, procedures and controls on a timely basis. Our key personnel have limited experience managing this type of business. If we cannot manage our business effectively, our business could suffer.

Our advertising and promotional investments may affect our financial results but not be effective.

Consumer awareness is of great importance to the success of businesses operating in the wine industry. We have incurred, and expect to continue to incur, significant advertising and promotional expenditures to enhance our wine brand and raise consumer awareness, which we believe is vital to the long-term success of our operations. These expenditures may adversely affect our results of operations in a particular quarter or even a full fiscal year, and may not result in increased sales. Variations in the levels of advertising and promotional expenditures have in the past caused, and are expected in the future to continue to cause, variability in our quarterly results of operations. While we strive to invest only in effective advertising and promotional activities in both the digital and traditional segments, it is difficult to correlate such investments with sales results, and there is no guarantee that our expenditures will be effective in building brand strength or growing long term sales.

We rely heavily on celebrities and sports organizations to endorse our wines and market our brand.

The success of our business is heavily dependent on positive image and public popularity of, and affinity towards, celebrity spokespersons. Nina Dobrev and Julianne Hough, two of our founders, currently serve as ambassadors of our company who actively endorse our wines on their sizable social media and other outlets and are considered by many to be the face of our brand. Customers may be drawn to our products because of their involvement in our Company as celebrities. We also have sponsorship arrangements with teams and/or venues associated with the National Football League, National Hockey League, National Basketball Association and Major League Baseball.

We have entered into license agreements with Ms. Dobrev and Ms. Hough, pursuant to which each granted us a license to use her pre-approved name, likeness, image, and other indicia of identity, as well as certain content published by her on her social media and other channels, on and in conjunction with the sale and related pre-approved advertising and promotion of our wine. The license agreements are scheduled to expire in March 2026. However, the license agreements provide that each of Ms. Dobrev and Ms. Hough will have the right to terminate her agreement if as of the end of calendar year 2023, we have not achieved at least $5.0 million in EBITDA in either fiscal 2022 or fiscal 2023. See “Certain Relationships and Related Party Transactions — License Agreements with Nina Dobrev and Julianne Hough.” If we are unable to renew our license arrangements with Ms. Dobrev and Ms. Hough upon the expiration of these agreements in March 2026, or if Ms. Dobrev and Ms. Hough are entitled to and elect to terminate the license agreements after 2023, the rights and licenses granted to us will be revoked and we will be required to cease the marketing and sale of products that feature their name, likeness, image, and other indicia of identity. In such event, we would be required to refocus our marketing and brand promotion efforts, which may adversely affect our business and results of operations.

In addition, there is no assurance that our celebrity-based brand promotion and marketing activities will be well-received by consumers and result in the levels of product sales that we anticipate. Under extreme situations, our marketing efforts through celebrity endorsement may have a material adverse effect on our brand image. For example, any damage to the reputations of our celebrity founders or any negative or controversial publicities that our celebrities are involved in, either directly or indirectly, may result in the public’s negative perception of our brands and thus adversely affect our reputation and the marketability and sales of our products. It is possible for negative posts or comments about our Company or our celebrity spokespersons to be shared quickly and disseminated widely due to the continued growing use of social and digital media, possibly resulting in “cancellation.” Celebrities’ reputation and favorability in the eyes of the public could also decrease for a number of other reasons, including, without limitation, participation in media endeavours that are unsuccessful, diminished recognition with the public due to decreased participation in the media landscape or shifting tastes of the public, failure to generate engagement on new social media platforms at the levels they have enjoyed on existing platforms, and an inability to access to social media platforms due to violations of terms of use or otherwise.

If the positive image and public popularity of our celebrity spokespersons wanes or the public’s affinity towards the sports organizations that we sponsor decreases, regardless of the reason, it would have a material adverse impact on one of our primary marketing activities and could result in decreased demand for our wines, which would have a material adverse effect on our business, operational results and financial results, and require us to seek additional resources to rebuild our reputation, competitive position and winery brand strength.

We rely heavily on third-party suppliers and service providers, and they may not continue to produce products or provide services that are consistent with our standards or applicable regulatory requirements, which could harm our brand, cause consumer dissatisfaction, and require us to find alternative suppliers and service providers.

We have strategically structured our organization and operations with a view towards minimizing our capital investment requirements. We do this by leveraging a network of third party providers with industry experience and expertise that we use to perform various functions on our behalf. Specifically, we contract with Fior di Sole, an industry leading packaging innovation and wine production company based in Napa Valley, California, to serve as a “host” winery” and permit us occupy a portion of its production and warehouse facility and its production equipment on an alternating proprietorship basis. Under this arrangement, we are able to use capacity at Fior di Sole’s production facility at times mutually convenient to us and Fior di Sole to produce and bottle our wines. Fior di Sole is responsible for keeping its production equipment in good operating order. Although we are solely responsible for managing and conducting our own winemaking activities, we may request use of the Fior di Sole’s personnel to perform crush, fermentation, blending, cellar, warehousing, barrel topping and/or bottling services for additional fees. Under a separate agreement, Fior di Sole provides us with bulk juice and blends, finishes, bottles, stops, labels and packages our wine. Fior di Sole provides these services on a purchase order basis, which purchase orders are subject to the parties’ mutual agreement.

In addition, in October 2022, we executed a strategy that is aimed at amplifying cash preservation initiatives while continuing to focus on accelerating sales growth. The plan resulted in the termination of ten employees on the Company’s internal sales team and the engagement by the Company of a third party sales and distribution management company positioned to more efficiently and effectively facilitate current and future product sales. In addition, the Company engaged a reputable third party vendor to manage marketing initiatives and drive growth primarily within the Company’s Direct-to-Consumer sales channel. The Company relies heavily on the third parties to manage the sales and distribution of our wine and manage our DTC marketing initiatives. We also utilize third parties to help manage all of our regulatory licensing and compliance activities, and we utilize additional software tools available to the industry to navigate and manage the complex state-by-state regulations that apply to our operations in the beverage alcohol industry.

We engage many of our third-party suppliers and service providers on a purchase order basis or pursuant to agreements that are generally one year or less in duration. The ability and willingness of these third parties to supply and provide services to us may be affected by competing orders placed by other companies, the demands of those companies or other factors. If we experience significant increases in demand, or need to replace a significant third party supplier or service provider, there can be no assurance that alternative third party vendors will be available when required on terms that are acceptable to us, or at all, or that any such vendor will allocate sufficient capacity to us in order to meet our requirements. If we fail to replace a supplier or servicer provider in a timely manner or on commercially reasonable terms, we could incur product disruptions and our operating results and financial condition could be materially harmed. Switching or adding additional vendors, particularly our alternating proprietorship host winery, would also involve additional costs and require management time and focus.

Except for remedies that may be available to us under our agreements with our third party vendors, we cannot control whether or not they devote sufficient time and resources to supporting our business operations. These third parties may also have relationships with other commercial entities, including our competitors, for whom they may also be providing services, which could affect their performance on our behalf. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines or need to be replaced for other reasons, it could adversely impact our ability to meet consumers’ demands for our products or comply with regulatory requirements and subject us to potential liability, any of which may harm the reputation of our company and our products.

Although we carefully manage our relationships with our network of third party vendors, there can be no assurance that we will not encounter challenges or delays in the future or that these challenges or delays will not have a material adverse impact on our business, financial condition and prospects.

We face significant competition with an increasing number of products and market participants that could materially and adversely affect our business, results of operations and financial results.

Our industry is intensely competitive and highly fragmented. Our wines compete with many other domestic and foreign wines. Our wines compete with popularly priced generic wines and with other alcoholic and, to a lesser degree, non-alcoholic beverages, for drinker acceptance and loyalty, shelf space and prominence in retail stores, presence and prominence on restaurant wine lists and for marketing focus by the Company’s distributors, many of which carry extensive portfolios of wines and other alcoholic beverages. This competition is driven by established companies as well as new entrants in our markets and categories. In the United States, wine sales are relatively concentrated among a limited number of large suppliers, including E&J Gallo, Constellation, Duckhorn, Trinchero, Jackson Family Wines, Ste. Michelle and The Wine Group, and these and our other competitors may have more robust financial, technical, marketing and distribution networks and public relations resources than we have. As a result of this intense competition, combined with our growth goals, we have experienced and may continue to face upward pressure on our selling, marketing and promotional efforts and expenses. There can be no assurance that in the future we will be able to successfully compete with our competitors or that we will not face greater competition from other wineries and beverage manufacturers.

If we are unable to successfully compete with existing or new market participants, or if we do not effectively respond to competitive pressures, we could experience reductions in market share and margins that could have a material and adverse effect on our business, results of operations and financial results.

Consolidation of the distributors of our wines, as well as the consolidation of retailers, may increase competition in an already crowded space and may have a material adverse effect on our business, results of operations and financial results.

Other than sales made directly to our consumers, the majority of our wine sales are made through distributors for resale to retail outlets, restaurants and hotels across the United States. We expect sales to distributors to represent an increasingly substantial portion of our future net sales as we continue to grow our network of wholesale distributors. Consolidation among wine producers, distributors, wholesalers, suppliers and retailers could create a more challenging competitive landscape for our wines. In addition, the increased growth and popularity of the retail e-commerce environment across the consumer product goods market, which has accelerated during the COVID-19 pandemic and the resulting quarantines, “stay at home” orders, travel restrictions, retail store closures, social distancing requirements and other government action, is highly likely to change the competitive landscape for our wines. Consolidation at any level could hinder the distribution and sale of our wines as a result of reduced attention and resources allocated to our winery brands both during and after transition periods, because our winery brands might represent a smaller portion of the new business portfolio. Furthermore, consolidation of distributors may lead to the erosion of margins as newly consolidated distributors take down prices or demand more margin from existing suppliers. Changes in distributors’ strategies, including a reduction in the number of brands they carry or the allocation of resources for our competitors’ brands or private label products, may adversely affect our growth, business, financial results and market share. Distributors of our wines offer products that compete directly with our wines for inventory and retail shelf space, promotional and marketing support and consumer purchases. Expansion into new product categories by other suppliers or innovation by new entrants into the market could increase competition in our product categories.

An increasingly large percentage of our net sales is concentrated within a small number of wholesale customers. The purchasing power of large retailers is significant, and they have the ability to command concessions. There can be no assurance that the distributors and retailers will purchase our wines or provide our wines with adequate levels of promotional and merchandising support. The failure to bring on major accounts or the need to make significant concessions to retain one or more such accounts could have a material and adverse effect on our business, results of operations and financial position.

A reduction in consumer demand for wine, which may result from a variety of factors, including demographic shifts and decreases in discretionary spending, could materially and adversely affect our business, results of operations and financial results.

We rely on consumers’ demand for our wine. Consumer preferences may shift due to a variety of factors, including changes in demographic or social trends, changes in discretionary income, public health policies and perceptions and changes in leisure, dining and beverage consumption patterns. Our success will require us to anticipate and respond effectively to shifts in consumer behavior and drinking tastes. If consumer preferences were to move away from our wine brand, our results of operations would be materially and adversely affected.

A limited or general decline in consumer demand could occur in the future due to a variety of factors, including:

•        a general decline in economic or geopolitical conditions;

•        a general decline in the consumption of alcoholic beverage products in on-premise establishments, such as those that may result from smoking bans and stricter laws relating to driving while under the influence of alcohol and changes in public health policies, including those implemented to address the COVID-19 pandemic;

•        a generational or demographic shift in consumer preferences away from wines to other alcoholic beverages;

•        increased activity of anti-alcohol groups;

•        concern about the health consequences of consuming alcoholic beverage products; and

•        increased federal, state, provincial, and foreign excise, or other taxes on beverage alcohol products and increased restrictions on beverage alcohol advertising and marketing.

Demand for premium wine brands, like ours, may be particularly susceptible to changing economic conditions and consumer tastes, preferences and spending habits, which may reduce our sales of these products and adversely affect our profitability. An unanticipated decline or change in consumer demand or preference could also materially impact our ability to forecast for future production requirements, which could, in turn, impair our ability to effectively adapt to changing consumer preferences. Any reduction in the demand for our wines would materially and adversely affect our business, results of operations and financial results.

Due to the three-tier alcohol beverage distribution system in the United States, we are heavily reliant on our distributors that resell alcoholic beverages in all states in which we do business. A significant reduction in distributor demand for our wines would materially and adversely affect our sales and profitability.

Due to regulatory requirements in the United States, we sell a significant portion of our wines to wholesalers for resale to retail accounts. A change in the relationship with any of our significant distributors could harm our business and reduce our sales. The laws and regulations of several states prohibit changes of distributors, except under certain limited circumstances, making it difficult to terminate or otherwise cease working with a distributor for poor performance without reasonable justification, as defined by applicable statutes. Any difficulty or inability to replace distributors, poor performance of our major distributors or our inability to collect accounts receivable from our major distributors could harm our business. In addition, an expansion of the laws and regulations limiting the sale of our wine would materially and adversely affect our business, results of operations and financial results. There can be no assurance that the distributors and accounts to which we sell our wines will continue to purchase our wines or provide our wines with adequate levels of promotional support, which could increase competitive pressure to increase sales and marketing spending and could materially and adversely affect our business, results of operations and financial results.

Our marketing strategy involves continued expansion into the direct-to-consumer channel, which may present risks and challenges that we have not yet experienced or contemplated, or for which we are not adequately prepared. These risks and challenges could negatively affect our sales in these channels and our profitability.

Part of our business objectives includes generating and expanding revenue from sales of wine through our direct-to-consumer e-commerce website. The direct-to-consumer marketplace is highly competitive and in recent years has seen the entrance of new competitors and products targeting similar customer groups as our business. To be competitive and forge new connections with customers, we are continuing investment in the expansion of our direct-to-consumer channel. Such expansion may require significant investment in e-commerce platforms, marketing, fulfilment, information technology (“IT”) infrastructure and other known and unknown costs. The success of our direct-to-consumer sales channel depends on our ability to maintain the efficient and uninterrupted operation of online order-processing and fulfilment and delivery operations. As such, we are heavily dependent on the performance of our shipping and technology partners. Any system interruptions or delays could prevent potential customers from purchasing our wines directly.

Our ability to ship wines directly to our customers is the result of court rulings, including the U.S. Supreme Court ruling in Granholm v. Heald, which allow, in certain circumstances, shipments to customers of wines from out-of-state wineries. Any changes to the judicial, legal or regulatory framework that reduce our ability to sell wines in most states using our direct-to-consumer sales channel could have a materially adverse effect on our business, results of operations and financial results.

We may be unable to adequately adapt to shifts in consumer preferences for points of purchase, such as an increase in at-home delivery during the COVID-19 pandemic, and our competitors may react more rapidly or with improved customer experiences. A failure to react quickly to these and other changes in consumer preferences, or to create infrastructure to support new or expanding sales channels may materially and adversely affect our business, results of operations and financial results.

A failure to adequately prepare for adverse events that could cause disruption to elements of our business, including the availability of bulk grapes, and the blending, inventory aging or distribution of our wines could materially and adversely affect our business, results of operations and financial results.

Disruptions to our operations caused by adverse weather, natural disasters, public health emergencies, including the COVID-19 pandemic, or unforeseen circumstances may cause delays to or interruptions in our operations. Concerns regarding the availability of water for production is particular to companies that produce and bottle wines in California. A consequence of any of these or supply or supply chain disruptions, including the temporary inability to produce our wines due to the closure of our production sites, could prevent us from meeting consumer demand in the near term or long term for our aged wines. For example, as result of the COVID-19 pandemic, our industry has experienced temporary supply chain disruptions for certain processed materials, cardboard packaging and glass, as well as increased strain on logistics networks and shipping partners. The occurrence of any such disruptions during a peak time of demand for such processed materials could increase the magnitude of the effect on our distribution network and sales. Failure to adequately prepare for and address any such disruptions could materially and adversely affect our business, results of operations and financial results.

A catastrophic event causing physical damage, disruption or failure at our production facility could adversely affect our business. Although our wines currently available for sale do not require substantial aging, we expect that certain of our wines, including the Reserve Cabernet Sauvignon, require aging for some period of time. As a result, we expect to maintain inventory of aged and maturing wines in warehouses. The loss of a substantial amount of aged inventory through fire, accident, earthquake, other natural or man-made disaster, contamination or otherwise could significantly reduce the supply of the affected wine or wines, including our aged wines, which are typically the highest priced and limited production wines.

Any disruptions that cause forced closure or evacuation could materially harm our business, results of operations and financial results. Additionally, should multiple closings occur, we may lose guest confidence resulting in a reduction in direct sales, which could materially and adversely affect our business, results of operations and financial results. If we expand our future operations to include tasting rooms, such closings would also negatively impact visitation.

Inclement weather, drought, pests, plant diseases and other factors could reduce the amount or quality of the grapes available to produce our wines, which could materially and adversely affect our business, results of operations and financial results.

A shortage in the supply of quality grapes may result from the occurrence of any number of factors that determine the quality and quantity of grape supply, including adverse weather conditions (including heatwaves, frosts, drought and excessive rainfall), and various diseases, pests, fungi and viruses. We cannot anticipate changes in weather patterns and conditions, and we cannot predict their impact on our operations if they were to occur. Any shortage could cause an increase in the price of some or all of the grape varietals required for our wine production or a reduction in the amount of wine we are able to produce, which could materially and adversely affect our business, results of operations and financial results.

Factors that reduce the quantity of grapes the growers with which we contract grow may also reduce their quality. Deterioration in the quality of our wines could harm our winery brand strength, and a decrease in our production could reduce our sales and increase our expenses, both of which could materially and adversely affect our business, results of operations and financial results.

If we are unable to obtain adequate supplies of premium juice from third-party juice suppliers, the quantity or quality of our annual production of wine could be adversely affected, causing a negative impact on our business, results of operations and financial condition.

The production of our wines and the ability to fulfill the demand for our wines is restricted by the availability of premium grapes and juice from third-party growers. If we are unable to source grapes and juice of the requisite quality, varietal and geography, among other factors, our ability to produce wines to the standards, quantity and quality demanded by our customers could be impaired.

Factors including climate change, agricultural risks, competition for quality, water availability, land use, wildfires, floods, disease and pests could impact the quality and quantity of grapes and bulk juice available to our company. Furthermore, these potential disruptions in production may drive up demand for grapes and bulk juice creating higher input costs or the inability to purchase these materials. Following the 2020 wildfires in Northern California, the price of bulk juice increased substantially in a very short period of time, leading to some wine producers reducing lot sizes of certain wines. As a result, our financial results could be materially and adversely affected both in the year of the harvest and future periods.

If we are unable to identify and obtain adequate supplies of quality agricultural, raw and processed materials, including corks, glass bottles, barrels, winemaking additives and agents, water and other supplies, or if there is an increase in the cost of the commodities or products, our profitability, production and distribution capabilities could be negatively impacted, which would materially and adversely affect our business, results of operations and financial condition.

We use grapes and other raw materials to produce and package our wine, including corks, barrels, winemaking additives and water, as well as large amounts of packaging materials, including metal, cork, glass and cardboard. We purchase raw materials and packaging materials under contracts of varying maturities from domestic and international suppliers.

Glass bottle costs are one of our largest packaging components of cost of goods sold. In North America, glass bottles have only a small number of producers. An inability of any of our glass bottle suppliers to satisfy our requirements could materially and adversely affect our business. In addition, costs and programs related to mandatory recycling and recyclable materials deposits could be adopted in states of manufacture, imposing additional and unknown costs to manufacture products utilizing glass bottles. The amount of water available for use is important to the supply of our grapes and winemaking, other agricultural raw materials and our ability to operate our business. If climate patterns change and droughts become more severe, there may be a scarcity of water or poor water quality, which may affect our production costs, consistency of yields or impose capacity constraints. We depend on sufficient amounts of quality water for operation of our wineries, as well as to conduct our other operations. The suppliers of the grapes and other agricultural raw materials we purchase also depend upon sufficient supplies of quality water for their vineyards and fields. Prolonged or severe drought conditions in the western United States or restrictions imposed on irrigation options by governmental authorities could have an adverse effect on our operations in the region. If water available to our operations or the operations of our suppliers becomes scarcer, restrictions are placed on our usage of water or the quality of that water deteriorates, we may incur increased production costs or face manufacturing constraints which could negatively affect our production. Even if quality water is widely available to us, water purification and waste treatment infrastructure limitations could increase our costs or constrain operation of our production facilities. Any of these factors could materially and adversely affect our business, results of operations and financial results.

Our production and shipping activities also use energy in their operations, including electricity, propane and natural gas. Energy costs could rise in the future, which would result in higher transportation, freight and other operating costs, such as ageing and bottling expenses. Our freight cost and the timely delivery of our wines could be adversely affected by a number of factors that could reduce the profitability of our operations, including driver shortages, higher fuel costs, weather conditions, traffic congestion, increased government regulation, and other matters. In addition, increased labor costs or insufficient labor supply could increase our production costs.

Our supply and the price of raw materials, packaging materials and energy and the cost of energy, freight and labor used in our productions and distribution activities could be affected by a number of factors beyond our control, including market demand, global geopolitical events (especially their impact on energy prices), economic factors affecting growth decisions, exchange rate fluctuations and inflation. To the extent any of these factors, including supply of goods and energy, affect the prices of ingredients or packaging, or we do not effectively or completely hedge changes in commodity price risks, or are unable to recoup costs through increases in the price of our finished wines, our business, results of operations and financial results could be materially and adversely affected.

The COVID-19 pandemic has affected our customers, our suppliers and our business operations, and the duration and extent to which this and any future global health pandemics will impact our business, results of operations and financial results in future periods remains uncertain.

The COVID-19 pandemic is having widespread, rapidly evolving and unpredictable impacts on global society, economies, financial markets and business practices. Federal, state and foreign governments have implemented measures to contain the virus, including social distancing, travel restrictions, border closures, limitations on public gatherings, work from home requirements and closure of non-essential businesses. While we continue to closely monitor the situation and may adjust our current policies as more information and public health guidance become available, such precautionary measures, or any similar precautionary measures we are required or deem advisable to take in the future could negatively affect our business, results of operations and financial results. Our business may suffer should there be supply disruption due to restrictions on the ability of employees or our suppliers to travel and work, or if government or public health officials limit the travel of individuals impacting our ability to source materials. These events may impair our ability to make, bottle and ship our wines, our distributors’ ability to distribute our wines or our ability to obtain the grapes needed to produce our wines. Our operations may become less efficient or otherwise be negatively impacted if critical employees are unable to work or if a significant percentage of the workforce is unable to work.

In addition to litigation that may arise from time to time in the ordinary course of business, we have been engaged in litigation with each of our former Chief Operating Officer and Chief Executive Officer.

As disclosed under the caption “Business — Legal Proceedings” and in Note 14 to the interim financial statements included in this prospectus, the Company has been involved in litigation with two of its former employees, Timothy Michaels and Janelle Anderson.

Mr. Michaels’ lawsuit alleges that the Company breached a Separation Agreement entered into with Mr. Michael following termination of his employment by including a restricted “lock-up” legend on certain shares of common stock that the Company issued to Mr. Michaels. The complaint also included counts alleging breach of the implied covenant of good faith and fair dealing, issuer liability under Minn. Stat. § 336.8-401 for delay in removing or directing the Company’s transfer agent to remove the lock-up legend from the shares, conversion and civil theft. The Company has denied the allegations and intends to vigorously defend against the lawsuit. The Company has made a motion seeking dismissal of the conversion and civil theft counts, which was granted by the Fourth Judicial District Court, Hennepin County, Minnesota on October 31, 2022.

Although the Company has denied Mr. Michaels’ claims in his complaint, litigation and related actions may be expensive to defend, the outcome of any litigation is difficult to predict and may result in damages, penalties or fines as well as reputational damage to the Company and its wine brands, and the existence of litigation may impact the ability of management to focus on other business matters. Furthermore, any adverse judgment may result in an increase in future insurance premiums, and any judgments for which the Company is not fully insured may result in a significant financial loss and may materially and adversely affect the Company’s business, results of operations and financial results.

The complaint in Ms. Anderson’s lawsuit alleged, among other things, that the Company terminated her employment as retaliation for reports of alleged wrongdoing in violation of the Minnesota Whistleblower Act. Mr. Novak, Executive Chairman and a director of the Company, and Mr Nechio, interim Chief Executive Officer and a director of the Company, were also named as defendants in Ms. Anderson’s complaint. On January 27, 2023, the Company entered into a Global Mutual Compromise, Release and Settlement Agreement (the “Settlement Agreement”) among Ms. Anderson and each of Messrs. Novak and Nechio, pursuant to which Ms. Anderson has agreed to dismiss the lawsuit with prejudice. See “Prospectus Summary — Recent Developments — Janelle Anderson Litigation Settlement and Related Founder Share Forfeitures.”

As consideration for Ms. Anderson’s dismissal and release, and provided that she does not revoke or rescind the Settlement Agreement within prescribed time periods, the Company agreed to make a cash payment to Ms. Anderson in the amount of $1,250,000, less certain attorney fees and relevant taxes and other withholdings, in a lump sum. This cash payment is in addition to $400,000 that the Company previously paid to Ms. Anderson in January 2023 in respect of 2022 bonus compensation earned by Ms. Anderson under her employment agreement while employed by the Company. Also as contemplated by the Settlement Agreement, the Company and Ms. Anderson have agreed to enter into a consulting agreement (the “Anderson Consulting Agreement”) pursuant to which Ms. Anderson will provide certain consulting services to the Company for a period of six months in exchange for the Company granting and issuing to Ms. Anderson 500,000 shares of the Company’s common stock (the “Anderson Consulting Shares”) from the Company’s 2021 Equity Incentive Plan (the “Anderson Consulting Share Grant”). The cash payment and the Anderson Consulting Share Grant were scheduled to be made at the “closing” of the Settlement Agreement (the “Settlement Closing”), subject to Ms. Anderson not revoking or rescinding the Settlement Agreement during the applicable revocation period. The Settlement Closing was completed on February 20, 2023. The Anderson Consulting Shares are unrestricted and freely tradable. If Ms. Anderson were to sell the Anderson Consulting Shares, such sales may adversely impact the market price of our common stock, especially given the significant number of shares available for sale and the low volume of our shares that trade. The market price of our common stock could be depressed below the purchase price per Unit in this rights offering, either during the rights offering period or after its expiration.

The impact of U.S. and worldwide economic trends and financial market conditions could materially and adversely affect our business, liquidity, financial condition and results of operations.

We are subject to risks associated with adverse economic conditions in the United States and globally, including economic slowdown, inflation, and the disruption, volatility and tightening of credit and capital markets. Unfavorable global or regional economic conditions could materially and adversely impact our business, liquidity, financial condition and results of operations. In general, positive conditions in the broader economy promote customer spending on wine, while economic weakness, which generally results in a reduction of customer spending, may have a more pronounced negative effect on spending on wine. Unemployment, tax increases, governmental spending cuts or a return of high levels of inflation could affect consumer spending patterns and purchases of our wines and other alcoholic beverage products. Reduced consumer discretionary spending and reduced consumer confidence could negatively affect the trend towards consuming premium wines and could result in a reduction of wine and beverage alcohol consumption in the United States generally. In particular, extended periods of high unemployment, lower consumer discretionary spending and low consumer confidence could result in lower sales of premium wine brands, including our wine, in favor of wine brands which have a lower average sales price and generally have lower gross profit margins and lower overall sales, which could negatively impact our business and results of operations. These conditions could also create or worsen credit issues, cash flow issues, access to credit facilities and other financial hardships for us and our suppliers, distributors, accounts and consumers. An inability of our suppliers, distributors and retailers to access liquidity could impact our ability to produce and distribute our wines.

If we are unable to secure and protect our intellectual property in domestic and foreign markets, including trademarks for our wine brands and wines, the value of our wine brands and intellectual property could decline, which could have a material and adverse effect on our business, results of operations and financial results.

Our future success depends significantly on our ability to protect our current and future wine brands and wines and to enforce and defend our trademarks and other intellectual property rights. We rely on a combination of trademark, copyright and trade secret laws, as well as confidentiality procedures and contractual restrictions, to secure and protect our intellectual property rights. We have been granted three (3) trademark registrations in the United States for FRESH VINE®, FRESH VINE (Stylized)®, and our FV Logo®, and numerous trademark registrations in other countries for the FRESH VINE mark, and we have filed, and expect to continue to file, trademark applications seeking to protect newly-developed wine brands. We have also been granted a copyright registration in the first version of our website located at www.freshvine.com. While a copyright exists in a work of art once it is fixed in tangible medium, we intend to continue to file copyright applications to protect newly-developed works of art that are important to our business.

We cannot be sure that any trademark office or copyright office will issue trademark registrations under any of our trademark applications, or copyright registrations under any of our copyright applications. Third parties may oppose the registration of our trademark applications, contest our trademark rights or copyrights, and petition to cancel our registered trademarks. We cannot assure you that we will be successful in defending our trademarks or copyrights in actions brought by third parties. There is also a risk that we could fail to timely maintain or renew our trademark registrations or otherwise protect our trademark rights or copyrights, which could result in the loss of those trademark rights (including in connection with failure to maintain consistent use of these trademarks). If we fail to maintain our trademarks or a third party successfully challenges our trademarks or copyrights, we could be forced to rebrand our wineries, wines and other products, which could result in a loss of winery brand recognition and could require us to devote additional resources to the development and marketing of new wine brands.

Notwithstanding any trademark registrations or copyright registrations held by us, a third party could bring a lawsuit or other claim alleging that we have infringed that third party’s trademark rights or copyrights. Any such claims, with or without merit, could require significant resources to defend, could damage the reputation of our wine brands, could result in the payment of compensation (whether as a damages award or settlement) to such third parties, and could require us to stop using our wine brands or otherwise agree to an undertaking to limit that use. In addition, our actions to monitor and enforce trademark rights or copyrights against third parties may not prevent counterfeit products or products bearing confusingly similar trademarks from entering the marketplace, which could divert sales from us, tarnish our reputation or reduce the demand for our products or the prices at which we sell those products. Any enforcement litigation brought by us, whether or not successful, could require significant costs and resources, and divert the attention of management, which could negatively affect our business, results of operations and financial results. Third parties may also acquire and register domain names that are confusingly similar to or otherwise damaging to the reputation of our trademarks, and we may not be able to prevent or cancel any such domain name registrations.

In addition to registered intellectual property rights such as trademark registrations and copyright registrations, we rely on non-registered proprietary information, such as trade secrets, confidential information and know-how, including in connection with the crafting of our low calorie, low-carb, premium tasting wines. In order to protect our proprietary information, we rely in part on agreements with our employees, independent contractors and other third parties that place restrictions on the use and disclosure of this intellectual property. These agreements may be breached, or this intellectual property, including trade secrets, may otherwise be disclosed or become known to our competitors, which could cause us to lose any competitive advantage resulting from this intellectual property. To the extent that our employees, independent contractors or other third parties with whom we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. The loss of trade secret protection could make it easier for third parties to compete with our products. In addition, any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce our trade secret and intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection of our trade secrets or other proprietary information could harm our business, financial condition, results of operations and competitive position.

We may not be fully insured against catastrophic perils, including catastrophic loss or inaccessibility of wineries, production facilities and/or distribution systems resulting from fire, wildfire, flood, wind events, earthquake and other perils, which may cause us to experience a material financial loss.

Although we currently store the bulk of our wine inventory at our third-party warehouse in California, which is prone to seismic activity, wildfires and floods, among other perils. If any of these facilities were to experience a catastrophic loss in the future, it could disrupt our operations, delay production, shipments and our recognition of revenue, and result in potentially significant expenses to repair or replace the facility. If such a disruption were to occur, we could breach agreements, our reputation could be harmed and our business and operating results could be materially and adversely affected. Although we carry insurance to cover property and inventory damage and business interruption, these coverages are subject to deductibles and self-insurance obligations, as well as caps on coverage that could be below the value of losses we could incur in certain catastrophic perils. Furthermore, claims for recovery against our insurance policies can be time-consuming, and may result in significant delays between when we incur damages and when we receive payment under our insurance policies. If one or more significant catastrophic events occurred damaging our own or third-party assets and/or services, we could suffer a major financial loss and our business, results of operations and financial condition could be materially and adversely affected.

Furthermore, increased incidence or severity of natural disasters has adversely impacted our ability to obtain adequate property damage, inventory and business interruption insurance at financially viable rates, if at all. For example, we have observed certain insurers ceasing to offer certain inventory protection policies, and we have supplemented our insurance coverage recently by purchasing policies at higher premiums. If these trends continue and our insurance coverage is adversely affected, and to the extent we elect to increase our self-insurance obligations, we may be at greater risk that similar future events will cause significant financial losses and materially and adversely affect our business, results of operations and financial results.

From time to time, we may become subject to litigation specifically directed at the alcoholic beverage industry, as well as litigation arising in the ordinary course of business.

Companies operating in the alcoholic beverage industry may, from time to time, be exposed to class action or other private or governmental litigation and claims relating to product liability, alcohol marketing, advertising or distribution practices, alcohol abuse problems or other health consequences arising from the excessive consumption of or other misuse of alcohol, including underage drinking. Various groups have, from time to time, publicly expressed concern over problems related to harmful use of alcohol, including drinking and driving, underage drinking and health consequences from the misuse of alcohol. These campaigns could result in an increased risk of litigation against the Company and our industry. Lawsuits have been brought against beverage alcohol companies alleging problems related to alcohol abuse, negative health consequences from drinking, problems from alleged marketing or sales practices and underage drinking. While these lawsuits have been largely unsuccessful in the past, others may succeed in the future.

From time to time, we may also be party to other litigation in the ordinary course of our operations, including in connection with commercial disputes, enforcement or other regulatory actions by tax, customs, competition, environmental, anti-corruption and other relevant regulatory authorities, or, securities-related class action lawsuits, particularly following any significant decline in the price of our securities. Any such litigation or other actions may be expensive to defend and result in damages, penalties or fines as well as reputational damage to our company and our winery brands and may impact the ability of management to focus on other business matters. Furthermore, any adverse judgments may result in an increase in future insurance premiums, and any judgments for which we are not fully insured may result in a significant financial loss and may materially and adversely affect our business, results of operations and financial results.

A failure of one or more of our key IT systems, networks, processes, associated sites or service providers could have a material adverse impact on business operations, and if the failure is prolonged, our financial condition.

We rely on IT systems, networks, and services, including internet sites, data hosting and processing facilities and tools, hardware (including laptops and mobile devices), software and technical applications and platforms, some of which are managed, hosted, provided and used by third parties or their vendors, to assist us in the management of our business. The various uses of these IT systems, networks and services include, but are not limited to: hosting our internal network and communication systems; supply and demand planning; production; shipping wines to customers; hosting our winery websites and marketing products to consumers; collecting and storing customer, consumer, employee, stockholder, and other data; processing transactions; summarizing and reporting results of operations; hosting, processing and sharing confidential and proprietary research, business plans and financial information; complying with regulatory, legal or tax requirements; providing data security; and handling other processes necessary to manage our business.

Increased IT security threats and more sophisticated cybercrimes and cyberattacks, including computer viruses and other malicious codes, ransomware, unauthorized access attempts, denial of service attacks, phishing, social engineering, hacking and other types of attacks pose a potential risk to the security of our IT systems, networks and services, as well as the confidentiality, availability, and integrity of our data, and we have in the past, and may in the future, experience cyberattacks and other unauthorized access attempts to our IT systems. Because the techniques used to obtain unauthorized access are constantly changing and often are not recognized until launched against a target, we or our vendors may be unable to anticipate these techniques or implement sufficient preventative or remedial measures. If we are unable to efficiently and effectively maintain and upgrade our system safeguards, we may incur unexpected costs and certain of our systems may become more vulnerable to unauthorized access. In the event of a ransomware or other cyber-attack, the integrity and safety of our data could be at risk or we may incur unforeseen costs impacting our financial position. If the IT systems, networks or service providers we rely upon fail to function properly, or if we suffer a loss or disclosure of business or other sensitive information due to any number of causes ranging from catastrophic events, power outages, security breaches, unauthorized use or usage errors by employees, vendors or other third parties and other security issues, we may be subject to legal claims and proceedings, liability under laws that protect the privacy and security of personal information (also known as personal data), litigation, governmental investigations and proceedings and regulatory penalties, and we may suffer interruptions in our ability to manage our operations and reputational, competitive or business harm, which may adversely affect our business, results of operations and financial results. In addition, such events could result in unauthorized disclosure of material confidential information, and we may suffer financial and reputational damage because of lost or misappropriated confidential information belonging to us or to our employees, stockholders, customers, suppliers, consumers or others. In any of these events, we could also be required to spend significant financial and other resources to remedy the damage caused by a security breach or technological failure and the reputational damage resulting therefrom, to pay for investigations, forensic analyses, legal advice, public relations advice or other services, or to repair or replace networks and IT systems. As a result of the COVID-19 pandemic, a greater number of our employees are working remotely and accessing our IT systems and networks remotely, which may further increase our vulnerability to cybercrimes and cyberattacks and increase the stress on our technology infrastructure and systems. Even though we maintain cyber risk insurance, this insurance may not be sufficient to cover all of our losses from any future breaches or failures of our IT systems, networks and services.

Our failure to adequately maintain and protect personal information of our customers or our employees in compliance with evolving legal requirements could have a material adverse effect on our business.

We collect, use, store, disclose or transfer (collectively, “process”) personal information, including from employees and customers, in connection with the operation of our business. A wide variety of local and international laws as well as regulations and industry guidelines apply to the privacy and collecting, storing, use, processing, disclosure and protection of personal information and may be inconsistent among countries or conflict with other rules. Data protection and privacy laws and regulations are changing, subject to differing interpretations and being tested in courts and may result in increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions.

A variety of data protection legislation apply in the United States at both the federal and state level, including new laws that may impact our operations. For example, the State of California has enacted the California Consumer Privacy Act of 2018 (“CCPA”), which generally requires companies that collect, use, share and otherwise process “personal information” (which is broadly defined) of California residents to make disclosures about their data collection, use, and sharing practices, allows consumers to opt-out of certain data sharing with third parties or the sale of personal information, allows consumers to exercise certain rights with respect to any personal information collected and provides a new cause of action for data breaches. In addition, a new privacy law, the California Privacy Rights Act (“CPRA”), which significantly modifies the CCPA, was recently approved by ballot initiative during the November 3, 2020 general election. There remains significant uncertainty regarding the timing and implementation of the CPRA, which may require us to incur additional expenditures to ensure compliance. Additionally, the Federal Trade Commission, and many state attorneys general are interpreting federal and state consumer protection laws to impose standards for the online collection, use, dissemination, and security of data. The burdens imposed by the CCPA and other similar laws that have been or may be enacted at the federal and state level may require us to modify our data processing practices and policies and to incur additional expenditures in order to comply.

Foreign laws and regulations relating to privacy, data protection, information security and consumer protection often are more restrictive than those in the United States. The European Union, for example, traditionally has imposed stricter obligations under its laws and regulations relating to privacy, data protection and consumer protection than the United States. In May 2018 the European Union’s new regulation governing data practices and privacy called the General Data Protection Regulation, or GDPR, became effective and substantially replaced the data protection laws of the individual European Union member states. The law requires companies to meet more stringent requirements regarding the handling of personal data of individuals in the EU than were required under predecessor EU requirements. In the United Kingdom, a Data Protection Bill that substantially implements the GDPR also became law in May 2018. The GDPR and other similar regulations require companies to give specific types of notice and in some cases seek consent from consumers and other data subjects before collecting or using their data for certain purposes, including some marketing activities. Outside of the European Union, many countries have laws, regulations, or other requirements relating to privacy, data protection, information security, and consumer protection, and new countries are adopting such legislation or other obligations with increasing frequency. Many of these laws may require consent from consumers for the use of data for various purposes, including marketing, which may reduce our ability to market our products. There is no harmonized approach to these laws and regulations globally. Consequently, we would increase our risk of non-compliance with applicable foreign data protection laws by expanding internationally. We may need to change and limit the way we use personal information in operating our business and may have difficulty maintaining a single operating model that is compliant. In addition, various federal, state and foreign legislative and regulatory bodies, or self-regulatory organizations, may expand current laws or regulations, enact new laws or regulations or issue revised rules or guidance regarding privacy, data protection, information security and consumer protection.

Compliance with these and any other applicable privacy and data protection laws and regulations is a rigorous and time-intensive process, and we may be required to put in place additional mechanisms ensuring compliance with the new privacy and data protection laws and regulations. Our actual or alleged failure to comply with any applicable privacy and data protection laws and regulations, industry standards or contractual obligations, or to protect such information and data that we process, could result in litigation, regulatory investigations, and enforcement actions against us, including fines, orders, public censure, claims for damages by employees, customers and other affected individuals, public statements against us by consumer advocacy groups, damage to our reputation and competitive position and loss of goodwill (both in relation to existing customers and prospective customers) any of which could have a material adverse effect on our business, financial condition, results of operations, and cash flows. Additionally, if third parties that we work with, such as vendors or developers, violate applicable laws or our policies, such violations may also place personal information at risk and have an adverse effect on our business. Even the perception of privacy concerns, whether or not valid, may harm our reputation, subject us to regulatory scrutiny and investigations, and inhibit adoption of our wines by existing and potential customers.

Risks Related to Regulation

As a producer of alcoholic beverages, we are regularly the subject of regulatory reviews, proceedings and audits by governmental entities, any of which could result in an adverse ruling or conclusion, and which could have a material adverse effect on our business, financial condition, results of operations and future prospects.

We are subject to extensive regulation in the United States by federal, state and local laws regulating the production, distribution and sale of consumable food items, and specifically alcoholic beverages, including by the Alcohol and Tobacco Tax and Trade Bureau (the “TTB”) and the Food and Drug Administration (the “FDA”). These and other regulatory agencies impose a number of product safety, labelling and other requirements on our operations and sales. In California, where all of our wines are made, we are subject to alcohol-related licensing and regulations by many authorities, including the Department of Alcohol Beverage Control (the “ABC”), which investigates applications for licenses to sell alcoholic beverages, reports on the moral character and fitness of alcohol license applicants and the suitability of premises where sales are to be conducted. We are also subject to regulatory compliance requirements in all states in which we sell our wines. Any governmental litigation, fines or restrictions on our operations resulting from the enforcement of these existing regulations or any new legislation or regulations could have a material adverse effect on our business, results of operations and financial results. Any government intervention challenging the production, marketing, promotion, distribution or sale of beverage alcohol or specific brands could affect our ability to sell our wines. Because litigation and other legal proceedings can be costly to defend, even actions that are ultimately decided in our favor could have a negative impact on our business, results of operations or financial results. Adverse developments in major lawsuits concerning these or other matters could result in management distraction and have a material adverse effect on our business. Changes to the interpretation or approach to enforcement of regulations may require changes to our business practices or the business practices of our suppliers, distributors or customers. The penalties associated with any violations or infractions may vary in severity, and could result in a significant impediment to our business operations, and could cause us to have to suspend sales of our wines in a jurisdiction for a period of time.

New and changing environmental requirements, and new market pressures related to climate change, could materially and adversely affect our business, results of operations and financial results.

There has been significant public discussion related to concerns that carbon dioxide and other greenhouse gases in the atmosphere have an adverse impact on global temperatures, weather patterns and the frequency and severity of extreme weather and natural disasters. Federal regulations govern, among other things, air emissions, wastewater and stormwater discharges, and the treatment, handling and storage and disposal of materials and wastes. State environmental regulations and authorities intended to address and oversee environmental issues are largely state-level analogues to federal regulations and authorities intended to perform the similar purposes. We are subject to local environmental regulations that address a number of elements of our wine production process, including air quality, the handing of hazardous waste, recycling, water use and discharge, emissions and traffic impacts. Compliance with these and other environmental regulation requires significant resources. Continued regulatory and market trends towards sustainability may require or incentivize us to make changes to our current business operations. We may experience future increases in the costs associated with environmental regulatory compliance, including fees, licenses and the cost of capital improvements to meet environmental regulatory requirements. Although we don’t cultivate our own grapes, increased costs associated with environmental regulatory compliance may impact grape growers, which may increase out costs to purchase bulk juice.

Changes in foreign and domestic laws and government regulations to which we are currently subject, including changes to the method or approach of enforcement of these government rules and regulations, may increase our costs or limit our ability to sell our wines into certain markets, which could materially and adversely affect our business, results of operations and financial condition.

Government laws and regulations may result in increased production and sales costs, including an increase on the applicable tax in various state, federal and foreign jurisdictions in which we do business. The amount of wine that we can sell directly to consumers outside of California is regulated, and in certain states we are not allowed to sell wines directly to consumers at all. Changes in these laws and regulations that tighten current rules could have an adverse impact on sales or increase costs to produce, market, package or sell wine. Changes in regulation that require significant additional source data for registration and sale, in the labelling or warning requirements, or limitations on the permissibility of any component, condition or ingredient, in the places in which our wines can be legally sold could inhibit sales of affected products in those markets.

The wine industry is subject to extensive regulation by a number of foreign and domestic agencies, state liquor authorities and local authorities. These regulations and laws dictate such matters as licensing requirements, land use, production methods, trade and pricing practices, permitted distribution channels, permitted and required labelling, advertising, sequestration of classes of wine and relations with wholesalers and retailers. Any expansion of our existing facilities may be limited by present and future zoning ordinances, use permit terms, environmental restrictions and other legal requirements. In addition, new or updated regulations, requirements or licenses, particularly changes that impact our ability to sell DTC and/or retain accounts in California, or new or increased excise taxes, income taxes, property and sales taxes or international tariffs, could affect our financial condition or results of operations. From time to time, states consider proposals to increase state alcohol excise taxes. New or revised regulations or increased licensing fees, requirements or taxes could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to our Common Stock

Our current executive management has limited direct experience in satisfying public company reporting requirements and we must implement additional finance and accounting systems, procedures and controls in order to satisfy such requirements, which will increase our costs and divert management’s time and attention.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with our public company reporting requirements and corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the SEC and the NYSE American. Our current executive management has little to no experience in complying with such requirements and rules.

As an example of reporting requirements, we are evaluating our internal control systems in order to allow management to report on our internal control over financing reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. As a company with limited capital and human resources, we anticipate that more of management’s time and attention will be diverted from our business to ensure compliance with these regulatory requirements than would be the case with a company that has established controls and procedures. This diversion of management’s time and attention may have a material adverse effect on our business, financial condition and results of operations.

We are eligible to be treated as an emerging growth company, and we cannot be certain that the reduced disclosure requirements applicable to emerging growth companies will not make our shares less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, among others, (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (2) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved and (4) the requirement to present only two years of audited financial statements and only two years of related “Management’s discussion and analysis of financial condition and results of operations” in this report. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700.0 million as of the end of the second fiscal quarter in any fiscal year before that time or if we have total annual gross revenues of $1.07 billion or more during any fiscal year before that time, in which case we would no longer be an emerging growth company as of the fiscal year end, or if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time we would cease to be an emerging growth company immediately. We cannot predict if investors will find our shares of common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our share price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies and intend to continue such election until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. Our financial statements may therefore not be comparable to those of other public companies that comply with such new or revised accounting standards.

As a result of being a public company, we are obligated to develop and maintain proper and effective internal control over financial reporting and any failure to maintain the adequacy of these internal controls may negatively impact investor confidence in our company and, as a result, the value of our common stock.

We are required pursuant to Section 404 of the Sarbanes-Oxley Act to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting in our first annual report required to be filed with the Securities and Exchange Commission (the “SEC”) following the date we are no longer an emerging growth company. Any failure to maintain effective internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our common stock could decline, we could be subject to sanctions or investigations by the NYSE American, the SEC or other regulatory authorities and our access to the capital markets could be restricted.

In our Annual Report on Form 10-K for the year ended December 31, 2021, our management concluded that our disclosure controls and procedures and our internal control over financial reporting were not effective as of December 31, 2021 due to the existence of material weaknesses, including those related to accounting for related party transactions, the lack of segregation of duties, a lack of regular and timely review of accounts receivable subledgers and improper accounting for equity-based compensation. We continued to report the existence of such material weaknesses in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022. Based on the hiring of a full-time Controller in the second quarter of 2022, the Company has taken steps to enhance and implement new controls and allow for better segregation of duties; however, the Company is still evaluating its internal control framework for further enhancements. Although we intend to engage in additional activities aimed at remediating our material weaknesses, our remediation activities may not be successful and our management may continue to conclude that our disclosure controls and procedures and our internal control over financial reporting are not effective in future periods.

Provisions of our corporate governance documents could make an acquisition of our Company more difficult and may prevent attempts by our stockholders to replace or remove our current management, even if beneficial to our stockholders.

Our articles of incorporation and bylaws and the Nevada Revised Statutes contain provisions that could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. These provisions include:

•        advance notice requirements for stockholder proposals and director nominations;

•        the ability of our board of directors to issue new series of, and designate the terms of, preferred stock, without stockholder approval, which could be used to, among other things, institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by our board of directors; and

•        limitations on the ability of stockholders to call special meetings and to take action by written consent.

Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt to replace current members of our management team. As a result, you may lose your ability to sell your stock for a price in excess of the prevailing market price due to these protective measures, and efforts by stockholders to change the direction or management of the Company may be unsuccessful. See “Description of capital stock.”

Your percentage ownership in us may be diluted by future issuances of capital stock, which could reduce your influence over matters on which stockholders vote.

Pursuant to our articles of incorporation and bylaws, our board of directors has the authority, without action or vote of our stockholders, to issue all or any part of our authorized but unissued shares of common stock, including shares issuable upon the exercise of options, or shares of our authorized but unissued preferred stock. Issuances of common stock or voting preferred stock would reduce your influence over matters on which our stockholders vote and, in the case of issuances of preferred stock, would likely result in your interest in us being subject to the prior rights of holders of that preferred stock.

An active, liquid trading market for our common stock may not develop, which may limit your ability to sell your shares.

Prior to our December 2021 initial public offering, there was no public market for our common stock. Although we list shares of our common stock on the NYSE American under the symbol “VINE,” an active trading market for our shares may not develop or be sustained going forward. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of our common stock. The market price of our common stock may decline, and you may not be able to sell your shares of our common stock at or above the price you paid for them, or at all. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

Sales of a substantial number of shares of our common stock in the public market could cause the market price of our common stock to drop significantly, even if our business is performing well.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

As a public company, we are subject to additional laws, regulations and stock exchange listing standards, which will additional costs on us and may strain our resources and divert our management’s attention.

Prior to our December 2021 initial public offering, we operated on a private basis. As a public reporting company, we are now subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the listing requirements of the NYSE American and other applicable securities laws and regulations. Compliance with these laws and regulations will increase our legal and financial compliance costs and make some activities more difficult, time-consuming or costly. We also expect that being a public company and being subject to new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. However, the incremental costs that we incur as a result of becoming a public company could exceed our estimate. These factors may therefore strain our resources, divert management’s attention and affect our ability to attract and retain qualified members of our board of directors.

Since we have no current plans to pay regular cash dividends on our common stock, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We do not anticipate paying any regular cash dividends on our common stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends is, and may be, limited by covenants of existing and any future outstanding indebtedness we incur. Therefore, any return on investment in our common stock is solely dependent upon the appreciation of the price of our common stock on the open market, which may not occur.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our shares or if our results of operations do not meet their expectations, our share price and trading volume could decline.

The trading market for our shares will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. Securities and industry analysts do not currently, and may never, publish research on our Company. If no securities or industry analysts commence coverage of our Company, the trading price of our shares would likely be negatively impacted. In the event securities or industry analysts initiated coverage, and one or more of these analysts cease coverage of our Company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our share price could decline.

General Risks

Our operating results and share price may be volatile, and the market price of our common stock may drop below the price you pay.

Our quarterly operating results are likely to fluctuate in the future as a publicly traded company. In addition, securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could subject the market price of our shares to wide price fluctuations regardless of our operating performance. You may not be able to resell your shares at or above the price that you paid or pay for them or at all. Our operating results and the trading price of our shares may fluctuate in response to various factors, including:

•        market conditions in the broader stock market;

•        actual or anticipated fluctuations in our quarterly financial and operating results;

•        introduction of new wines by us or our competitors;

•        issuance of new or changed securities analysts’ reports or recommendations;

•        results of operations that vary from expectations of securities analysis and investors;

•        guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

•        strategic actions by us or our competitors;

•        announcement by us, our competitors or our vendors of significant contracts or acquisitions;

•        sales, or anticipated sales, of large blocks of our stock;

•        additions or departures of key personnel;

•        regulatory, legal or political developments;

•        public response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•        litigation and governmental investigations;

•        changing economic conditions;

•        changes in accounting principles;

•        default under agreements governing our indebtedness;

•        exchange rate fluctuations; and

•        other events or factors, including those from natural disasters, war, actors of terrorism or responses to these events.

These and other factors, many of which are beyond our control, may cause our operating results and the market price and demand for our shares to fluctuate substantially. While we believe that operating results for any particular quarter are not necessarily a meaningful indication of future results, fluctuations in our quarterly operating results could limit or prevent investors from readily selling their shares and may otherwise negatively affect the market price and liquidity of our shares. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our profitability and reputation.

We may require additional debt and equity capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances. If such capital is not available to us, our business, financial condition and results of operations may be materially and adversely affected.

We may require additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, including to increase our marketing expenditures to improve our wine brand awareness, build and maintain our product inventory, develop new wines, enhance our operating infrastructure and acquire complementary businesses. Accordingly, we may need to engage in equity or debt financings to secure additional funds. However, additional funds may not be available when we need them on terms that are acceptable to us or at all. Moreover, any debt financing that we secure in the future could involve restrictive covenants, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. Volatility in the credit markets may also have an adverse effect on our ability to obtain debt financing. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, we may be forced to obtain financing on undesirable terms or our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, financial condition and results of operations could be materially and adversely affected.

USE OF PROCEEDS

Assuming the rights offering is fully subscribed for cash, including any over-subscription privilege, we expect the net proceeds from the sale of the securities that we are offering to be approximately $5.51 million, after deducting fees and expenses payable to the dealer-manager and other estimated offering expenses payable by us, and excluding any proceeds received upon exercise of any warrants.

We intend to use the net proceeds from this rights offering for working capital and general corporate purposes.

If this rights offering is not fully subscribed, we will likely need substantial additional capital in the future. Additional financing may not be available on favorable terms or at all. If additional financing is available, it may be highly dilutive to existing shareholders and may otherwise include burdensome or onerous terms. The Company’s inability to raise additional working capital in a timely manner would negatively impact the ability to fund operations, generate revenues, grow the business and otherwise execute the Company’s business plan, leading to the reduction or suspension of operations and ultimately potentially ceasing operations altogether. Should this occur, the value of any investment in the Company’s securities could be adversely affected.

Our expected use of net proceeds from this rights offering represents our current intentions based upon our present plans and business condition. The amounts and timing of our actual use of net proceeds will vary depending on numerous factors, including the amount and timing of product revenue and our ability to obtain additional financing. As a result, management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds. Pending the uses described above, we intend to invest the net proceeds in interest-bearing investment-grade securities or deposits.

DILUTION

If you invest in our Units in this rights offering, you will experience an immediate dilution of the net tangible book value per share of our common stock. The net tangible book value of our common stock as of September 30,2022, was approximately $8.14 million, or approximately $0.64 per share. Net tangible book value per share represents the amount of our total tangible assets (excluding goodwill and intangible assets) less total liabilities, divided by the total number of shares of our common stock outstanding.

Dilution per share of common stock represents the difference between the amount paid by purchasers of Units in this offering and the net tangible book value per share of our common stock immediately following the completion of this rights offering.

After giving effect to the assumed sale of 6,366,129 Units in the rights offering at the subscription price of $1.00 per Unit, after deducting our estimated offering expenses, dealer-manager fees and expenses payable by us, our pro forma net tangible book value as of September 30, 2022 would have been approximately $13.65 million or approximately $0.71 per share. This represents an immediate increase in net tangible book value of approximately $0.08 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of approximately $0.29 per share to purchasers in this rights offering, as illustrated by the following table:

Subscription price per Unit	$1.00
Net tangible book value (deficit) per common share as of September 30, 2022	$0.64
Increase in net tangible book value per common share attributable to this rights offering	$0.08
Pro forma net tangible book value per common share as of September 30, 2023 after giving effect to this rights offering	$0.71
Dilution per common share to purchasers in this rights offering	$0.29

The discussion of dilution, and the table quantifying it, assume no exercise of any outstanding options or warrants, or other potentially dilutive securities. The exercise of potentially dilutive securities having an exercise price less than the offering price would increase the dilutive effect to new investors.

The foregoing discussion and table above is based on 12,732,257 shares of common stock outstanding as of September 30, 2022 and excludes the following potentially dilutive securities as of September 30, 2022:

•        74,892 shares of our common stock issuable upon the exercise of outstanding stock options granted under our 2021 Equity Incentive Plan, having a weighted average exercise price of $3.02 per share;

•        1,193,413 shares of our common stock available for future grants under our 2021 Equity Incentive Plan;

•        1,500,004 shares that have been reserved for issuance under stock options that have been granted to certain of our founders, having a weighted-average exercise price of $10.00 per share;

•        110,000 shares of our common stock issuable upon the exercise of warrants granted to the underwriters for our initial public offering, having an exercise price of $12.00 per share.

The number of shares of our common stock outstanding immediately after this rights offering also exclude (i) up to 1,030,000 shares of our common stock that may be issued pursuant to agreements with certain of our vendors contingent upon our Company achieving specified revenue-related performance objectives within identified timeframes (see “Certain Relationships And Related Transactions — Stock-based Vendor Compensation Arrangements”), and (ii) an additional 6,366,129 shares of our common stock issuable upon the exercise of warrants to be issued in the rights offering as a component of the Units, assuming the rights offering is fully subscribed. In addition, the number of shares of our common stock outstanding immediately after this rights offering do not reflect (x) the December 2022 forfeiture by two of our officers, directors and founders of a total of 970,000 shares of our common stock held by them, to enable the Company to preserve cash by issuing such number of shares to certain of the Company’s service providing vendors without subjecting the our other stockholders to dilution therefrom, (y) our December 2022 issuance of 970,000 shares of our common stock to such vendors, or (z) the 500,000 Anderson Consulting Shares issued pursuant the Anderson Consulting Share Grant and the corresponding 500,000 share Anderson Consulting-related Forfeitures. See “Prospectus Summary — Recent Developments — Janelle Anderson Litigation Settlement and Related Founder Share Forfeitures.”

To the extent that any of these options or warrants are exercised, these will cause dilution per share to the investors purchasing securities in this rights offering.

RIGHTS OFFERING

The following describes the Rights Offering in general and assumes, unless specifically provided otherwise, that you are a record holder of our Common Stock on the Record Date. If you hold your shares in a brokerage account or through a dealer or other nominee, please also refer to “— Notice to Brokers and Nominees” below.

Subscription Rights

We are distributing, at no charge, to holders of our common stock, non-transferrable subscription rights to purchase up to an aggregate of 6,366,129 Units. Each Unit consists of one share of our common stock and a warrant to purchase one share of our common stock. For each share of our common stock held by a stockholder of the Company as of 4:00 p.m., Eastern Time, on February 22, 2023, the Record Date, such stockholder will receive subscription rights to purchase 0.5 Units at the subscription price equal to $1.00. Subscription rights may only be exercised in whole numbers; we will not issue fractional Units upon exercise of subscription rights and, to the extent that the number of subscription rights that are distributed to you on the Record Date is not a whole number, the Units issuable upon exercise of the subscription rights will be rounded down to the nearest whole share for purposes of determining the number of Units for which you may subscribe. The Units will separate upon the closing of the rights offering and will be issued separately; however, they may only be purchased as a Unit and the Unit will not trade as a separate security.

Each warrant entitles the holder to purchase one share of our common stock at an exercise price of $1.25 per share, subject to adjustment. The warrants will be immediately exercisable and will expire five years from the date of issuance. The warrants will be exercisable for cash and, solely during any period when a registration statement for the exercise of the warrants is not in effect, on a cashless basis.

Each subscription right entitles the rights holder to a basic subscription right and an over-subscription privilege.

Basic Subscription Right

For each whole subscription right that you hold, you will have a basic subscription right to buy from us one Unit, comprised of one share of common stock and a warrant to purchase one shares of our common stock, at the subscription price of $1.00 per Unit. For example, if you owned 100 shares of common stock on the Record Date, you will receive 100 subscription rights to purchase 100 shares of common stock and warrants to purchase 100 shares of common stock for a total payment of $100. You may exercise your basic subscription right for some or all of your subscription rights, or you may choose not to exercise your subscription rights in your sole discretion. If you do not exercise your basic subscription right in full, you will not be entitled to exercise your over-subscription privilege.

Over-Subscription Privilege

If you exercise all of the subscription rights distributed to you pursuant to the basic subscription right, you will also have the opportunity to purchase additional shares not purchased by other stockholders pursuant to their basic subscription right at the same subscription price per Unit that applies to the basic subscription right.

We will be able to satisfy your exercise of the over-subscription privilege only if other holders of subscription rights do not elect to purchase all of the shares offered under their basic subscription right. We will satisfy requests to exercise the over-subscription privilege to the extent sufficient Units are available following the exercise of rights under the basic subscription right. If the number of Units requested by all holders exercising the over-subscription privilege is less than the total number of Units available, then each holder of subscription rights exercising the over-subscription privilege will receive the total number of Units requested.

If there are not enough Units available to satisfy all subscriptions made under the over-subscription privilege, we will allocate the available Units pro rata among the stockholders exercising their over-subscription privileges. With respect to any individual stockholder, “pro rata” means the percentage of our issued and outstanding shares of common stock that such stockholder owned, beneficially or of record, as of the Record Date, relative to the number of shares owned on the Record Date by all rights holders exercising the over-subscription privilege. If this pro-rata allocation results in any rights holders receiving a greater number of Units than the rights holder subscribed for pursuant to the exercise of the over-subscription privilege, then such record holder will be allocated only that number of Units for which the record holder subscribed, and the remaining Units will be allocated among all other rights holders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all Units have been allocated.

To properly exercise your over-subscription privilege, you must deliver to the subscription agent the subscription payment related to your over-subscription privilege before the rights offering expires. See “The Rights Offering — Over-Subscription Privilege.” To the extent you properly exercise your over-subscription privilege for a number of Units that exceeds the number of unsubscribed Units available to you, any excess subscription payments will be returned to you as soon as practicable after the expiration of the rights offering, without interest or penalty.

Our subscription agent for the rights offering will determine the over-subscription allocation based on the formula described above.

We can provide no assurances that you will actually be entitled to purchase the number of Units issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy any requests for Units pursuant to the over-subscription privilege if all of our stockholders exercise their basic subscription right in full, and we will only honor an over-subscription privilege to the extent sufficient Units are available following the exercise of basic subscription right.

Determination of Subscription Price

The subscription price is $1.00 per Unit. The subscription price does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition, or any other established criteria for value.

In the determining the subscription price, our board of directors considered a variety of factors including those listed below:

•        the current and historical trading prices of our common stock on the NYSE American;

•        the price at which stockholders might be willing to participate in the rights offering;

•        the value of the warrant being issued as a component of the Unit;

•        our need for additional capital and liquidity;

•        the cost of capital from other sources; and

•        comparable precedent transactions, including the percentage of shares offered, the terms of the subscription rights being offered, the subscription price and the discount that the subscription price represented to the immediately prevailing closing prices for those offerings.

In conjunction with the review of these factors, our board of directors reviewed our history and prospects, including our past and present earnings and cash requirements, our prospects for the future, the outlook for our industry and our current financial condition. Our board of directors believes that the subscription price should be designed to provide an incentive to our current stockholders to participate in the rights offering and exercise their basic subscription right and their over-subscription privilege.

The subscription price does not necessarily bear any relationship to any established criteria for value. You should not consider the subscription price as an indication of actual value of our company or our common stock. We cannot assure you that the market price of our common stock will not decline during or after the rights offering. You should obtain a current price quote for our common stock and perform an independent assessment of our series warrants before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering. Once made, all exercises of subscription rights are irrevocable.

Non-Transferability of Subscription Rights

The subscription rights are non-transferable (other than by operation of law) and, therefore, you may not sell, transfer, assign or give away your subscription rights to anyone. The subscription rights will not be listed for trading on any stock exchange or market. Therefore, there will be no market for the subscription rights. However, the shares of our common stock issued upon the exercise of the subscription rights will also be listed on the NYSE American under the symbol “VINE.”

Expiration Date; Extension

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m. Eastern Time, on March 9, 2023, which is the expiration of the rights offering. If you do not exercise your subscription rights before that time, your subscription rights will expire and will no longer be exercisable. We will not be required to sell Units to you if the subscription agent receives your subscription rights statement or your subscription payment after that time. We have the option to extend the rights offering in our sole discretion, for a period not to exceed 45 days, although we do not presently intend to do so. We may extend the rights offering by giving oral or written notice to the subscription agent before the rights offering expires. If we elect to extend the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m. Eastern Time, on the next business day after the most recently announced expiration date of the rights offering.

If you hold your common stock in the name of a broker, dealer, custodian bank or other nominee, the nominee will exercise the subscription rights on your behalf in accordance with your instructions. Please note that the nominee may establish a deadline that may be before 5:00 p.m. Eastern Time, on March 9, 2023, which is the expiration date that we have established for the rights offering.

Termination

We may terminate the rights offering at any time and for any reason prior to the completion of the rights offering. If we terminate the rights offering, we will issue a press release notifying stockholders and the public of the termination.

Return of Funds upon Completion or Termination

The subscription agent will hold funds received in payment for Units in a segregated account pending completion of the rights offering. The subscription agent will hold this money until the rights offering is completed or is terminated. You will not be able to rescind your subscription. Any excess subscription payments, including refunds resulting from will be returned to you as soon as practicable after the expiration of the rights offering, without interest or penalty. If the rights offering is terminated for any reason, all subscription payments received by the subscription agent will be returned as soon as practicable, without interest or penalty.

Methods for Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be canceled or modified. You may exercise your subscription rights as follows:

Subscription by Record Holders

To exercise your basic subscription right and your over-subscription privilege, you must properly complete and execute the subscription rights certificate, together with any required signature guarantees, and forward it, together with payment in full of the subscription price for each share of our common stock for which you are subscribing, including any shares you subscribe for pursuant to the Over-Subscription Privilege, to the Subscription Agent at the address set forth under “The Rights Offering — Subscription and Information Agent” below, on or prior to the Expiration Date.

Subscription by Beneficial Owners

If you are a beneficial owner of our common stock that are registered in the name of a broker, dealer, custodian bank, or other nominee, you will not receive a subscription rights certificate. Instead, we will issue subscription rights to such nominee record holder. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for Units in the rights offering and follow the instructions provided by your nominee.

To properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege before the rights offering expires.

Your subscription rights will not be considered exercised unless the subscription agent actually receives from you, your broker, custodian, bank or other nominee, as the case may be, all of the required documents and your full subscription price payment prior to 5:00 p.m., Eastern time, on the expiration date of this rights offering (unless otherwise extended by us).

Payment Method

You must timely pay the full subscription payment, in U.S. currency, for the full number of shares of Units you wish to acquire pursuant to the exercise of subscription rights (including any exercise of the over-subscription privilege) by delivering a:

•        Cashier’s check, certified check or bank draft drawn against a U.S. bank payable to “Broadridge Corporate Issuer Solutions, LLC”; or

•        Wire transfer of immediately available funds directly to the account maintained by the subscription agent.

You should read the instruction letter accompanying the subscription rights statement carefully and strictly follow it. Do not send subscription rights statements or payments directly to us. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed subscription rights statement and payment of the full subscription amount.

The method of delivery of subscription rights statements and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those statements and payments by registered mail, properly insured, with return receipt requested, or by overnight courier, and that you allow a sufficient number of days to ensure delivery to the subscription agent before the rights offering expires.

Clearance of Uncertified Checks

If you are paying by uncertified check, please note that payment will not be deemed to have been received by the Subscription Agent until the check has cleared, which could take at least five or more business days. If you wish to pay the Subscription Price by uncertified check, we urge you to make payment sufficiently in advance of the time the Rights Offering expires to ensure that your payment is received by the Subscription Agent and clears by the Expiration Date. We urge you to consider using a certified or cashier’s check drawn upon a U.S. bank.

Subscription and Information Agent

The subscription agent for this rights offering is Broadridge Corporate Issuer Solutions, LLC The address to which subscription rights statements and payments should be mailed or delivered by overnight courier is provided below.

By Mail:	By Courier:
Broadridge Corporate Issuer Solutions, LLC	Broadridge Corporate Issuer Solutions, LLC
Attn: BCIS Re-Organization Dept.	Attn: BCIS IWS
P.O. Box 1317	51 Mercedes Way
Brentwood, NY 11717-0718	Edgewood, NY 11717

If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent before the rights offering expires.

If you deliver subscription documents or rights certificates in a manner different than that described in this prospectus, then we may not honor the exercise of your subscription rights.

You should direct any questions or requests for assistance concerning the method of subscribing for Units or for additional copies of this prospectus to the information agent at the following address and telephone number:

By Mail:	By Courier:
Broadridge Corporate Issuer Solutions, LLC	Broadridge Corporate Issuer Solutions, LLC
Attn: BCIS Re-Organization Dept.	Attn: BCIS IWS
P.O. Box 1317	51 Mercedes Way
Brentwood, NY 11717-0718	Edgewood, NY 11717
(888) 789-8409	(888) 789-8409

Missing or Incomplete Subscription Forms or Payment

If you fail to complete and sign the subscription rights certificate or otherwise fail to follow the subscription procedures that apply to the exercise of your subscription rights before the rights offering expires, the subscription agent will reject your subscription or accept it to the extent of the payment received. Neither we nor the subscription agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect subscription form, nor are we under any obligation to correct such forms. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

The payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable following the expiration of the rights offering.

Issuance of Common Stock and Warrants

The shares of common stock and warrants that are purchased in the rights offering as part of the Units will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of these securities if you are a holder of record of shares. If you hold your shares of common stock in the name of a custodian bank, broker, dealer, or other nominee, DTC will credit your account with your nominee with the securities you purchased in the rights offering.

No Fractional Shares

Subscription rights may only be exercised in whole numbers; we will not issue fractional shares or warrants to purchase fractional shares and will round all of the subscription rights down to the nearest whole number. To the extent that rounding occurs, any excess subscription payments received by the subscription agent will be returned as soon as practicable after expiration of the rights offering, without interest or penalty .

Warrant Agent

The warrant agent for the warrants is Computershare Trust Company, N.A.

Notice to Brokers and Nominees

If you are a broker, dealer, bank, or other nominee holder that holds shares of our common stock for the account of others on the Record Date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. If a beneficial owner of our stock so instructs, you should complete the subscription rights statement and submit it to the subscription agent with the proper subscription payment by the expiration date. You may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the Record Date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “nominee holder certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions are irrevocable; we will not accept any alternative, conditional, or contingent subscriptions. We reserve the absolute right to reject any subscriptions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the expiration date of the rights offering, unless we waive them in our sole discretion. Neither we nor the Subscription agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when the subscription agent receives a properly completed and duly executed subscription rights statement and any other required documents and the full subscription payment. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Stockholder Rights

You will have no rights as a holder of the shares of our common stock issued in the rights offering until such shares of common stock are issued in book-entry form or your account at your broker, dealer, bank, or other nominee is credited with the shares of our common stock. Holders of warrants issued in connection with the rights offering will not have rights as holders of our common stock until such warrants are exercised and the shares of common stock underlying the warrants are issued to the holder.

Foreign Stockholders

We will not mail this prospectus or any subscription rights certificates to stockholders with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription agent will hold these subscription rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent prior to 5:00 p.m. Eastern Time, on March 6, 2023, the third business day prior to the expiration date, of your exercise of subscription rights and provide evidence satisfactory to us, such as a legal opinion from local counsel, that the exercise of such subscription rights does not violate the laws of the jurisdiction in which such stockholder resides and payment by a U.S. bank in U.S. dollars before the expiration of the offer. If no notice is received by such time or the evidence presented is not satisfactory to us, the subscription rights represented thereby will expire.

No Revocation or Change

Once you submit the subscription rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase shares at the subscription price.

U.S. Federal Income Tax Treatment of Rights Distribution

For U.S. federal income tax purposes, we do not believe holders of shares of our common stock or Underwriter Warrants should recognize income or loss upon receipt or exercise of a subscription right. See “Material U.S. Federal Income Tax Consequences.”

No Recommendation to Rights Holders

Our board of directors is not making a recommendation regarding your exercise of the subscription rights. Rights holders who exercise subscription rights will incur investment risk on new money invested. We cannot assure you that the market price of our common stock will be above the subscription price at the time of exercise or at the expiration of the rights offering or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the rights offering and the information contained in this prospectus. See “Risk Factors” for discussion of some of the risks involved in investing in our securities.

Purchase Commitment

We have not entered into any standby purchase arrangement or similar arrangement in connection with this rights offering.

Shares of Our Common Stock and Warrants Outstanding After the Rights Offering

As of September 30, 2022, 12,732,257 shares of our common stock were issued and outstanding. Assuming no additional equity securities are issued by us prior to consummation of the rights offering, and assuming the rights offering is fully subscribed, upon completion of the rights offering, we will have 19,098,386 shares of common stock outstanding. The exact number of shares of common stock that will be issued and outstanding after the rights offering will depend on the number of Units that are purchased in the rights offering. The number of shares of our common stock outstanding immediately after this rights offering, as set forth above, excludes the following potentially dilutive securities as of September 30, 2022:

•        74,892 shares of our common stock issuable upon the exercise of outstanding stock options granted under our 2021 Equity Incentive Plan, having a weighted average exercise price of $3.02 per share;

•        1,193,413 shares of our common stock available for future grants under our 2021 Equity Incentive Plan;

•        1,500,004 shares that have been reserved for issuance under stock options that have been granted to certain of our founders, having a weighted-average exercise price of $10.00 per share; and

•        110,000 shares of our common stock issuable upon the exercise of warrants granted to the underwriters for our initial public offering, having an exercise price of $12.00 per share.

The number of shares of our common stock outstanding immediately after this rights offering also exclude (i) up to 1,030,000 shares of our common stock that may be issued pursuant to agreements with certain of our vendors contingent upon our Company achieving specified revenue-related performance objectives within identified timeframes (see “Certain Relationships And Related Transactions — Stock-based Vendor Compensation Arrangements”), and (ii) an additional 6,366,129 shares of our common stock issuable upon the exercise of warrants to be issued in the rights offering as a component of the Units, assuming the rights offering is fully subscribed. In addition, the number of shares of our common stock outstanding immediately after this rights offering do not reflect (x) the December 2022 forfeiture by two of our officers, directors and founders of a total of 970,000 shares of our common stock held by them, to enable the Company to preserve cash by issuing such number of shares to certain of the Company’s service providing vendors without subjecting the our other stockholders to dilution therefrom, (y) our December 2022 issuance of 970,000 shares of our common stock to such vendors, or (z) the 500,000 Anderson Consulting Shares issued pursuant the Anderson Consulting Share Grant and the corresponding 500,000 share Anderson Consulting-related Forfeitures. See “Prospectus Summary — Recent Developments — Janelle Anderson Litigation Settlement and Related Founder Share Forfeitures.”

Fees and Expenses

Neither we, nor the subscription agent, will charge a brokerage commission or a fee to subscription rights holders for exercising their rights. However, if you exercise your subscription rights through a custodian bank, broker, dealer or nominee, you will be responsible for any fees charged by your custodian bank, broker, dealer or nominee.

Other Matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription rights in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights, you will not be eligible to participate in the rights offering.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the certain material U.S. federal income tax consequences of the receipt, exercise and expiration of the subscription rights, the ownership and disposition of shares of our common stock and warrants received upon exercise of the subscription rights, and the ownership and disposition of our common stock acquired upon exercise of our warrants. This summary is based upon the provisions of the Code, Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof and all of which are subject to change or to different interpretation, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought and will not seek any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurances that the IRS or a court will agree with such statements and conclusions.

This summary does not purport to be a complete analysis of all the potential tax considerations relating to the subscription rights. In addition, this summary does not address the tax considerations arising under U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, or state, local or non-U.S. tax laws. This discussion does not address all tax considerations that may be applicable to a holder’s particular circumstances or to a holder that may be subject to special tax rules, including, without limitation:

•        banks, insurance companies and other financial institutions;

•        tax-exempt entities, tax-exempt or government organizations;

•        brokers or dealers in securities or currencies;

•        traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•        persons that own, or are deemed to own, more than 5% of our capital stock;

•        certain U.S. expatriates, citizens or former long-term residents of the United States;

•        U.S. Persons whose “functional currency” is not the U.S. dollar;

•        persons who hold any subscription right as a position in a hedging transaction, “straddle,” “conversion transaction,” constructive sale, synthetic security, other integrated investment or other risk reduction transaction;

•        persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes);

•        persons deemed to sell any subscription right or share of common stock under the constructive sale provisions of the Code;

•        pension plans;

•        foreign or domestic partnerships, or other entities or arrangements treated as partnerships for U.S. federal income tax purposes, or investors in such entities;

•        real estate investment trusts or regulated investment companies;

•        personal holding companies or grantor trusts;

•        persons for whom our stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;

•        foreign sovereigns;

•        controlled foreign corporations;

•        passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax; and

•        persons that acquire any subscription right as compensation for services.

If a partnership, including any entity or arrangement classified as a partnership for U.S. federal income tax purposes, holds any subscription right, the tax treatment of a partner will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships that hold any subscription right, and partners in such partnerships, should consult their tax advisors regarding the U.S. federal income tax consequences to them of the receipt, exercise and expiration of the subscription rights and the ownership and disposition of our common stock acquired upon exercise of the subscription rights.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

For purposes of this discussion, a “U.S. Person” means a beneficial owner of any subscription right that is:

•        An individual who is a citizen or resident of the United States;

•        A corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United States, any state thereof or the District of Columbia;

•        An estate whose income is subject to U.S. federal income tax regardless of its source; or

•        A trust (i) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. Per-sons are authorized to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. Person.

EACH HOLDER OF SHARES OF OUR STOCK IS STRONGLY URGED TO CONSULT SUCH HOLDER’S OWN TAX ADVISORS REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS OF THE RECEIPT AND EXERCISE OF THE SUBSCRIPTION RIGHTS AND THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ACQUIRED UPON EXERCISE OF THE SUBSCRIPTION RIGHTS.

Tax Considerations Applicable to U.S. Persons

Receipt of Subscription Rights

Although the authorities governing transactions such as the rights offering are complex and do not directly address consequences of certain aspects of the rights offering or the distribution of subscription rights and the effects of the over-subscription privilege, we do not believe the receipt of subscription rights by a U.S. Person pursuant to the rights offering should be treated as a taxable distribution with respect to such U.S. Person’s existing shares of our stock for U.S. federal income tax purposes. Pursuant to Section 305(a) of the Code, in general, the receipt by a U.S. stockholder of a right to acquire stock should not be included in the taxable income of the recipient. The general rule of non-recognition in Section 305(a) of the Code is subject to certain exceptions in Section 305(b) of the Code, which include “disproportionate distributions.” A disproportionate distribution is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders or holders of debt instruments convertible into stock and an increase in the proportionate interest of other stockholders in a corporation’s assets or earnings and profits. We may have outstanding options and warrants that could cause, under certain circumstances that cannot currently be predicted (such as a failure to properly adjust the option price in connection with a stock distribution), the receipt of subscription rights pursuant to this rights offering to be part of a disproportionate distribution, as contemplated in Section 305(b) of the Code.

Our position regarding the tax-free treatment of the subscription rights distribution is not binding on the IRS or the courts. If our tax position concerning the rights offering is finally determined by the IRS or a court to be incorrect, whether on the basis that the issuance of the subscription rights is a “disproportionate distribution” described above or otherwise, the fair market value of the subscription rights will be taxable to holders of our stock as a dividend to the extent of the holder’s pro rata share of our current and accumulated earnings and profits, if any, for the taxable year in which the subscription rights are distributed. Any excess will be treated as a tax-free return of your basis in the stock up to the amount of such basis with any additional amount treated as capital gain.

The following discussion assumes the treatment of the subscription rights issuance is a non-taxable distribution with respect to a U.S. Person’s existing shares of our stock for U.S. federal income tax purposes.

Tax Basis in the Subscription Rights

If the fair market value of the subscription rights a U.S. person receives is less than 15% of the fair market value of its existing shares of our stock (with respect to which the subscription rights are distributed) on the date the U.S. Person receives the subscription rights, the subscription rights will be allocated a zero dollar basis for U.S. federal income tax purposes, unless the U.S. person elects to allocate its basis in its existing shares of our stock between its existing shares of our stock and the subscription rights in proportion to the relative fair market values of the existing shares of our stock and the subscription rights, determined on the date of receipt of the subscription rights. If a U.S. Person chooses to allocate basis between its existing shares of our stock and the subscription rights, then such U.S. Person must make this election on a statement included with its timely filed tax return (including extensions) for the taxable year in which such U.S. Person receives the subscription rights. Such an election is irrevocable.

However, if the fair market value of the subscription rights received by a U.S. Person is 15% or more of the fair market value of its existing shares of our stock on the date that such U.S. Person receives the subscription rights, then such U.S. Person must allocate its basis in its existing shares of our stock between those shares and the subscription rights received by the U.S. Person in proportion to their fair market values determined on the date the U.S. Person receives the subscription rights.

The fair market value of the subscription rights on the date that the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our shares of stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

Holders of shares of our stock should consult with their own tax advisors regarding their tax basis in shares of our stock and subscription rights received.

Exercise of Subscription Rights

Generally, a U.S. Person will not recognize gain or loss upon the exercise of a subscription right acquired in the rights offering. A U.S. holder’s adjusted tax basis, if any, in the subscription right plus the subscription price should be allocated between the share of common stock and the warrant acquired upon exercise of the subscription right. The tax basis in the stock upon which the subscription rights were issued which is allocated to the subscription rights under the prior paragraph should be further allocated between the share of common stock and the warrant acquired upon exercise of the subscription right in proportion to their relative fair market values on the date the subscription rights were distributed. The subscription price should be allocated between the share of common stock and the warrant acquired upon exercise of the subscription right in proportion to their relative fair market values on the exercise date. These allocations will establish the U.S. holder’s initial tax basis for U.S. federal income tax purposes in the shares of common stock and warrants received upon exercise of such U.S. holder’s subscription right. The holding period of a share of common stock or a warrant acquired upon exercise of a subscription right in the rights offering will begin on the date of exercise.

If, at the time of the receipt or exercise of the subscription right, the U.S. holder no longer holds the stock with respect to which the subscription right was distributed, then certain aspects of the tax treatment of the receipt and exercise of the subscription right are unclear, including (1) the allocation of the tax basis between the shares of our stock previously sold and the subscription right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the shares of our stock previously sold, and (3) the impact of such allocation on the tax basis of the shares of our common stock and warrants acquired upon exercise of the subscription right. If a U.S. holder exercises a subscription right received in the rights offering after disposing of shares of our stock with respect to which the subscription right is received, the U.S. holder should consult its own tax advisor.

Expiration of Subscription Rights

If the receipt of the subscription rights by a U.S. Person is not taxable and such U.S. Person allows subscription rights received in the rights offering to expire, then such U.S. Person should not recognize any gain or loss for U.S. federal income tax purposes. In such case, the U.S. Person should re-allocate any portion of the tax basis in its existing stock previously allocated to the subscription rights that have expired to the existing stock.

Distributions on Common Stock

Distributions with respect to shares of our common stock acquired upon exercise of the warrants will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purpose.

Dividend income received by certain non-corporate holders with respect to shares of our common stock generally will be “qualified dividends” subject to preferential rates of U.S. federal income tax, provided that the U.S. holder meets applicable holding period and other requirements. Subject to similar exceptions for short-term and hedged positions, dividend income on our shares of common stock paid to holders that are domestic corporations generally will qualify for the dividends-received deduction. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in such shares of our common stock and thereafter as capital gain.

Disposition of Common Stock

A U.S. holder that sells or otherwise disposes of shares of common stock in a taxable transaction will generally recognize capital gain or loss equal to the difference between the amount realized and such U.S. holder’s adjusted tax basis in the shares. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period for such shares is more than one year at the time of disposition. Long-term capital gain of a non-corporate holder is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Disposition, Exercise or Expiration of Warrants

Upon the sale or other taxable disposition of a warrant (other than by exercise) received upon exercise of a subscription right, a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. holder’s adjusted tax basis in the warrant. A U.S. holder’s adjusted tax basis in a warrant will generally equal its initial tax basis (discussed above under “— Exercise of Subscription Rights”), as adjusted for any constructive dividends on the warrant described below. This capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in such warrant is more than one year at the time of the sale or other taxable disposition. The deductibility of capital losses is subject to certain limitations.

A U.S. holder will not be required to recognize income, gain or loss upon exercise of a warrant received upon exercise of a subscription right. A U.S. holder’s tax basis in a share of our common stock received upon exercise of the warrants for cash will be equal to the sum of (1) the U.S. holder’s tax basis in the warrants exchanged therefor and (2) the exercise price of such warrants. A U.S. holder’s holding period in the shares of our common stock received upon exercise will commence on the day after such U.S. holder exercises the warrants.

In certain circumstances, the warrants will be exercisable on a cashless basis. The U.S. federal income tax treatment of an exercise of a warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a warrant on a cashless basis, including with respect to whether the exercise is a taxable event, and their holding period and tax basis in the common stock received.

If a warrant expires without being exercised, a U.S. holder will recognize a capital loss in an amount equal to such holder’s adjusted tax basis in the warrant. Such loss will be long-term capital loss if, at the time of the expiration, the U.S. holder’s holding period in such warrant is more than one year. The deductibility of capital losses is subject to certain limitations.

Constructive Dividends on Warrants

If at any time during the period in which a U.S. holder holds warrants received upon exercise of a subscription right, we were to pay a taxable dividend to our stockholders and, in accordance with the anti-dilution provisions of our warrants, the exercise price of the warrants were decreased, that decrease would be deemed to be the payment of a taxable dividend to a U.S. holder of the warrants to the extent of our earnings and profits, notwithstanding the fact that such holder will not receive a cash payment. If the exercise price is adjusted in certain other circumstances (or in certain circumstances, there is a failure to make appropriate adjustments), or there is an adjustment to the number of common shares that will be issued on exercise of the warrants, such adjustments may also result in the deemed payment of a taxable dividend to a U.S. holder. U.S. holders should consult their tax advisors regarding the proper treatment of any adjustments to the exercise price of the warrants.

Information Reporting and Backup Withholding

A U.S. Person may be subject to information reporting and backup withholding when such U.S. Person receives dividend payments (including constructive dividends) or receives proceeds from the sale or other taxable disposition of the warrant, shares of our common stock acquired through the exercise of subscription rights or shares of our common stock acquired through the exercise of the warrants. Backup withholding (currently at the rate of 24%) may apply to U.S. Persons under certain circumstances if such U.S. Person (i) fails to furnish a correct social security or other taxpayer identification number, or TIN, (ii) fails to report interest or dividends properly or (iii) fails to provide a certified statement on IRS Form W-9, signed under penalty of perjury, that (A) such U.S. Person is a U.S. Person for U.S. federal income tax purposes, (B) the TIN provided is correct and (C) such U.S. Person has not been notified by the IRS that such U.S. Person is subject to backup withholding. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Certain persons are exempt from information reporting and backup withholding, including corporations and certain financial institutions, provided that they demonstrate this fact, if requested. Each U.S. Person is urged to consult its own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Tax Considerations Applicable to Non-U.S. Holders

For purposes of this discussion, a “non-U.S. holder” or “is a beneficial owner of shares of our stock, warrants or subscription rights, as the case may be, that is neither a U.S. Person nor an entity treated as a partnership for U.S. federal income tax purposes.

Receipt, Exercise and Expiration of the Subscription Rights

The discussion assumes that the receipt of subscription rights will be treated as a nontaxable distribution. See “— Tax Considerations Applicable to U.S. Persons — Receipt of Subscription Rights” above. In such case, non-U.S. holders will not be subject to U.S. federal income tax (or any withholding thereof) on the receipt, exercise or expiration of the subscription rights.

Exercise of Warrants

A non-U.S. holder will not be subject to U.S. federal income tax on the cash exercise of warrants into shares of our common stock. As discussed above in “— Tax Considerations Applicable to U.S. Persons — Disposition, Exercise or Expiration of Warrants,” the U.S. federal income tax treatment of an exercise of a warrant on a cashless basis is not clear. Non-U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a warrant on a cashless basis, including with respect to whether the exercise is a taxable event, and their holding period and tax basis in the common stock received.

Constructive Dividends on Warrants

If at any time during the period in which a non-U.S. holder holds warrants we were to pay a taxable dividend to our stockholders and, in accordance with the anti-dilution provisions of the warrants, the exercise price of the warrants were decreased, that decrease would be deemed to be the payment of a taxable dividend to a non-U.S. holder to the extent of our earnings and profits, notwithstanding the fact that such holder will not receive a cash payment. If the exercise price is adjusted in certain other circumstances (or in certain circumstances, there is a failure to make appropriate adjustments), or there is an adjustment to the number of common shares that will be issued on exercise of the warrants, such adjustments may also result in the deemed payment of a taxable dividend to a non-U.S. holder. Any resulting withholding tax attributable to deemed dividends may be collected from other amounts payable or distributable to the non-U.S. holder. Non-U.S. holders should consult their tax advisors regarding the proper treatment of any adjustments to the warrants.

Distributions on Common Stock

If we make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below in the section relating to the sale or disposition of our warrants or common stock. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of the withholding rules discussed below we or the applicable withholding agent may treat the entire distribution as a dividend.

Subject to the discussion below on backup withholding and foreign accounts, dividends paid to a non-U.S. holder of our common stock that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty).

Non-U.S. holders will be entitled to a reduction in or an exemption from withholding on dividends as a result of either (1) an applicable income tax treaty or (2) the non-U.S. holder holding our common stock in connection with the conduct of a trade or business within the United States and dividends being effectively connected with that trade or business. To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established, or (b) IRS Form W-8ECI stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above, and subject to the discussion below on backup withholding and foreign accounts), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Disposition of Warrants or Common Stock

Subject to the discussions below on backup withholding and foreign accounts, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our warrants or common stock unless:

•        the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•        the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•        our warrants or common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-U.S. real property interests, however, there can be no assurance we are not a USRPHC or will not become one in the future.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Subject to the discussion below on foreign accounts, a non-U.S. holder will not be subject to backup withholding with respect to distributions on our warrants or common stock we make to the non-U.S. holder, provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a United States person and the holder timely certifies its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or other applicable certification. However, information returns generally will be filed with the IRS in connection with any distributions (including deemed distributions) made on our warrants and common stock to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Information reporting and backup withholding may apply to the proceeds of a sale or other taxable disposition of our warrants or common stock within the United States, and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale or other taxable disposition of our warrants or common stock outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner timely certifies under penalty of perjury that it is a non-U.S. holder on IRS Form W-8BEN or W-8BEN-E, or other applicable form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or such owner otherwise timely establishes an exemption. Proceeds of a disposition of our warrants or common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends (including deemed dividends) paid on our warrants or common stock, or gross proceeds from the sale or other disposition of our warrants or common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable U.S. Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends (including deemed dividends) and, subject to the proposed Treasury Regulations discussed below, proceeds from sales or other dispositions of our stock or warrants. The U.S. Department of the Treasury has proposed regulations which eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our securities. Withholding agents may rely on the proposed Treasury Regulations until final regulations are issued. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we or the applicable withholding agent may treat the entire distribution as a dividend. Prospective investors should consult their tax advisors regarding the potential application of these withholding provisions.

AS INDICATED ABOVE, THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND SHOULD NOT BE VIEWED AS COMPLETE OR COMPREHENSIVE TAX ADVICE. HOLDERS RECEIVING A DISTRIBUTION OF SUBSCRIPTION RIGHTS CONTEMPLATED IN THIS RIGHTS OFFERING AND HOLDERS CONSIDERING THE ACQUISITION OF OUR COMMON STOCK AND WARRANTS BY EXERCISING SUCH SUBSCRIPTION RIGHTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. LAWS TO THEM.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our articles of incorporation and bylaws, each previously filed with the Securities and Exchange Commission and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, as well as to the applicable provisions of the Nevada Revised Statutes. Under this “Description of Capital Stock,” “we,” “us,” “our” “Fresh Vine Wine,” “Fresh Vine” and “our Company” refer to Fresh Vine Wine, Inc.

Authorized Capital Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 25,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock

Voting rights.    Each share of our common stock is entitled to one vote on all stockholder matters. Shares of our common stock do not possess any cumulative voting rights. Except for the election of directors, if a quorum is present, an action on a matter is approved if it receives the affirmative vote of the holders of a majority of the voting power of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote on the matter, unless otherwise required by applicable law, the Nevada Revised Statutes, our articles of incorporation or bylaws. The election of directors will be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote, meaning that the nominees with the greatest number of votes cast, even if less than a majority, will be elected. The rights, preferences and privileges of holders of common stock are subject to, and may be impacted by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Dividend rights.    Holders of common stock will share ratably (based on the number of shares of common stock held) if and when any dividend is declared by the board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any preferential or other rights of any outstanding preferred stock.

Liquidation rights.    upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, each holder of common stock will be entitled to a pro rata distribution of any assets available for distribution to common stockholders.

Other matters.    No shares of common stock will be subject to redemption or have preemptive rights to purchase additional shares of common stock. Holders of shares of our common stock do not have subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the common stock. All of the outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred Stock

Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges and relative participating, optional or special rights, as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation before any payment is made to the holders of shares of our common stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock and the market value of our common stock.

Warrants Included in Units Issuable in Rights Offering

The warrants to be issued as a part of this rights offering will be separately transferable following their issuance and through their expiration five years from the date of issuance. Each warrant will entitle the holder to purchase one share of our common stock at an exercise price of $1.25 per share from the date of issuance through its expiration. There is no public trading market for the warrants and we do not intend that they will be listed for trading on NYSE American or any other securities exchange or market. The common stock underlying the warrants, upon issuance, will also be traded on NYSE American under the symbol “VINE.”

All warrants that are purchased in the rights offering as part of the Units will be issued in book-entry, or uncertificated, form meaning that you will receive a DRS account statement from our transfer agent reflecting ownership of warrants if you are a holder of record. The subscription agent will arrange for the issuance of the warrants as soon as practicable after the closing. At closing, all prorating calculations and reductions contemplated by the terms of the rights offering will have been effected and payment to us for the subscribed-for Units will have cleared. If you hold your shares of common stock in the name of a bank, broker, dealer, or other nominee, DTC will credit your account with your nominee with the warrants you purchased in the rights offering. The warrants will be issued pursuant to a warrant agent agreement by and between us and Computershare Trust Company, N.A., the warrant agent.

Exercisability

Each warrant will be exercisable at any time and will expire five years from the date of issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and payment in full for the number of shares of our common stock purchased upon such exercise, except in the case of a cashless exercise as discussed below. The number of shares of common stock issuable upon exercise of the warrants is subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or recapitalization of the common stock. If we effect a merger, consolidation, sale of substantially all of our assets, or other similar transaction, then, upon any subsequent exercise of a warrants, the warrant holder will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of shares of common stock then issuable upon exercise in full of the warrant.

Cashless Exercise

If at any time there is no effective registration statement registering, or the prospectus contained therein is not available for issuance of, the shares issuable upon exercise of the warrant, the holder may exercise the warrant on a cashless basis. When exercised on a cashless basis, a portion of the warrant is cancelled in payment of the purchase price payable in respect of the number of shares of our common stock purchasable upon such exercise.

Exercise Price

Each warrant represents the right to purchase one share of common stock at an exercise price of $1.25 per share. In addition, the exercise price per share is subject to adjustment for stock dividends, distributions, subdivisions, combinations, or reclassifications, and for certain dilutive issuances.

Fundamental Transactions

In the event of a fundamental transaction, as described in the warrants and generally including, with certain exceptions, our consolidation or merger with or into another person, our sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets in one or a series of related transactions, the completion of a purchase, tender or exchange offer for our common stock, or any reorganization, recapitalization or reclassification of our common stock, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Transferability

Subject to applicable laws and restrictions, a holder may transfer a warrant upon surrender of the warrant to us with a completed and signed assignment in the form attached to the warrant. The transferring holder will be responsible for any tax that liability that may arise as a result of the transfer.

Rights as Stockholder

Except as set forth in the warrant, the holder of a warrant, solely in such holder’s capacity as a holder of a warrant, will not be entitled to vote, to receive dividends, or to any of the other rights of our stockholders.

Amendments and Waivers

The provisions of each warrant may be modified or amended or the provisions thereof waived with the written consent of us and the holder.

Anti-takeover Effects of our Charter Documents and under Nevada Law

Our Articles of Incorporation and Bylaws

Our articles of incorporation and our bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they may also discourage acquisitions that some stockholders may favor.

These provisions include:

•        No cumulative voting.    The Nevada Revised Statutes provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless the articles of incorporation specifically authorizes cumulative voting. Our articles of incorporation do not authorize cumulative voting. As such, the combination of the present concentration of share ownership within a few stockholders and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of us by replacing our board of directors.

•        Advance notice procedures.    Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our Company.

•        Actions by written consent; special meetings of stockholders.    Our articles of incorporation provide that stockholder action can be taken only at an annual or special meeting of stockholders, or by written consent in lieu of a meeting. Our bylaws also provide that special meetings of the stockholders can only be called by the chairman of the board of directors, the chief executive officer, the president, or in their absence or disability, by any vice president, or by the board of directors (by action of a majority of the directors).

•        Authorized but unissued shares.    Our authorized but unissued shares of common and preferred stock will be available for future issuance without stockholder approval. The existence of authorized but unissued shares of preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Anti-takeover Effects under Nevada Law

Some features of the Nevada Revised Statutes, which are further described below, may have the effect of deterring third parties from making takeover bids for control of our company or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid.

Acquisition of Controlling Interest

The Nevada Revised Statutes contain provisions governing acquisition of controlling interest of a Nevada corporation. These provisions provide generally that any person or entity that acquires a certain percentage of the outstanding voting shares of a Nevada corporation may be denied voting rights with respect to the acquired shares, unless the holders of a majority of the voting power of the corporation, excluding shares as to which any of such acquiring person or entity, an officer or a director of the corporation, and an employee of the corporation exercises voting rights, elect to restore such voting rights in whole or in part. These provisions apply whenever a person or entity acquires shares that, but for the operation of these provisions, would bring voting power of such person or entity in the election of directors within any of the following three ranges:

•        20% or more but less than 33-1/3%;

•        33-1/3% or more but less than or equal to 50%; or

•        more than 50%.

The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from these provisions through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from these provisions.

These provisions are applicable only to a Nevada corporation, which:

•        has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation; and

•        does business in Nevada directly or through an affiliated corporation.

To the extent that these provisions apply to us, they may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

Combination with Interested Stockholders

The Nevada Revised Statutes contain provisions governing combination of a Nevada corporation that has 200 or more stockholders of record with an interested stockholder. To the extent that these provisions apply to us, they may have the effect of delaying or making it more difficult to effect a change in control of our company.

A corporation affected by these provisions may not engage in a combination within three years after the interested stockholder acquires his, her or its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. Generally, if approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors before the person became an interested stockholder or a majority of the voting power held by disinterested stockholders, or if the consideration to be received per share by disinterested stockholders is at least equal to the highest of:

•        The highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or within three years immediately before, or in, the transaction in which he, she or it became an interested stockholder, whichever is higher;

•        the market value per share on the date of announcement of the combination or the date the person became an interested stockholder, whichever is higher; or

•        if higher for the holders of preferred stock, the highest liquidation value of the preferred stock, if any.

Generally, these provisions define an interested stockholder as a person who is the beneficial owner, directly or indirectly of 10% or more of the voting power of the outstanding voting shares of a corporation. Generally, these provisions define combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder of assets of the corporation:

•        having an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;

•        having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or

•        representing 10% or more of the earning power or net income of the corporation.

Removal of Directors

The Nevada Revised Statutes provides that a director may be removed from office only by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote. As such, it may be more difficult for stockholders to remove directors due to the fact the Nevada Revised Statutes requires greater than majority approval of the stockholders for such removal.

Exclusive Forum Selection

Under our bylaws, and unless we consent in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada (or, if that court does not have jurisdiction, the federal district court for the District of Nevada or other state courts of the State of Nevada) shall, to the fullest extent permitted by law, be the exclusive forums for (a) any derivative action or proceeding brought in the name or right of the Company or on the Company’s behalf, (b) any action asserting or based upon a claim of breach of any duty owed by any director, officer, employee or agent of the Company to the Company or to the Company’s stockholders, (c) any action or assertion of a claim arising pursuant to any provision of Chapter 78 or Chapter 92A of the Nevada Revised Statutes or the Company’s articles of incorporation or bylaws, (d) any action to interpret, apply, enforce or determine the validity of the Company’s articles of incorporation or bylaws or (e) any action asserting a claim against the Company governed by the internal affairs doctrine.

Notwithstanding the foregoing, our bylaws provide that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Although we believe this provision benefits us by providing increased consistency in the application of Nevada law in the types of lawsuits to which it applies, a court may determine that this provision is inapplicable (including as a result of the above exclusions) or unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Corporate Opportunities

Our articles of incorporation provide that we renounce any interest or expectancy in the business opportunities of Nechio & Novak, LLC and of its officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries and each such party shall not have any obligation to offer us those opportunities unless presented to one of our directors or officers in his or her capacity as a director or officer.

Limitations on Liability and Indemnification of Directors and Officers

Nevada law permits a company to indemnify its directors and officers, except for any act of dishonesty. The Company has provided in its articles of incorporation and bylaws for the indemnification of its officers and directors against expenses, judgments, fines and amounts paid in settlement actually and reasonably necessarily incurred in connection with the defense of any action, suit or proceeding in which they are a party by reason of their status as an officer or director, provided they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, without reasonable cause to believe their conduct was unlawful. We have also entered into customary indemnification agreements with each of our directors and officers that provide them, in general, with customary indemnification in connection with their service to us or on our behalf. We also maintain officers’ and directors’ liability insurance that insures against liabilities that our officers and directors may incur in such capacities.

The Company’s articles of incorporation limit or eliminate the personal liability of its officers and directors for damages resulting from breaches of their fiduciary duty for acts or omissions, except for damages resulting from acts or omissions which involve intentional misconduct, fraud, a knowing violation of law, or the inappropriate payment of dividends in violation of Nevada Revised Statutes.

The above discussion of our articles of incorporation, bylaws and Nevada law is not intended to be exhaustive and is respectively qualified in its entirety by such articles of incorporation, bylaws and applicable Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

Our common stock is listed on the NYSE American under the symbol “VINE” and began trading on December 14, 2021. Prior to that date, there was no public trading market for our common stock.

PLAN OF DISTRIBUTION

As soon as practicable after February 22, 2023, we will distribute the subscription rights, rights certificates and this prospectus to persons who were holders of our common stock at 4:00 p.m., Eastern Time, on February 22, 2023, the Record Date for the rights offering. If your stock is held in the name of a custodian bank, broker, dealer or other nominee, then you should send your subscription documents and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate, and subscription payment to the subscription agent at the address provided below. Do not send or deliver these materials to the Company.

By Mail:	By Courier:
Broadridge Corporate Issuer Solutions, LLC	Broadridge Corporate Issuer Solutions, LLC
Attn: BCIS Re-Organization Dept.	Attn: BCIS IWS
P.O. Box 1317	51 Mercedes Way
Brentwood, NY 11717-0718	Edgewood, NY 11717

If you have any questions, you should contact our information agent, Broadridge, toll free at (888) 789-8409.

Other than as described in this prospectus, we do not know of any existing agreements between any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying securities.

The Oak Ridge Financial Services Group, Inc. will act as dealer-manager for the rights offering. The dealer-manager will provide financial advice (including determining the subscription price and the structure of the rights offering) and marketing services to us in connection with this offering, including but not limited to solicitation, negotiation and closing services, and contacting new potential investors, and will use its best efforts to inform investors of their subscription rights. The dealer-manager will provide us with updated investor feedback and recommendations on pricing and structure through to the end of the subscription period. The dealer- manager is not underwriting or placing any of the subscription rights or the shares of our common stock or warrants being issued in this offering and do not make any recommendation with respect to such subscription rights (including with respect to the exercise or expiration of such subscription rights), shares or warrants.

In connection with this rights offering, we paid the dealer-manager a $25,000 non-refundable advisory fee and have agreed to pay the dealer-manager a cash fee equal to 8.0% of the gross proceeds received by us directly from exercises of the subscription rights. We have also agreed to reimburse reasonable and documented out-of-pocket expenses of the dealer-manager, including fees and expenses of outside counsel, up to $85,000. The Company may also pay the costs of background checks on senior management in an amount of up to $5,000.

We have also agreed to indemnify the dealer-manager and its affiliates against certain liabilities arising under the Securities Act. The dealer-manager’s participation in this offering is subject to customary conditions contained in the dealer-manager agreement, including the receipt by the dealer-manager of an opinion of our counsel. The dealer-manager and its affiliates may provide to us from time to time in the future in the ordinary course of their business certain financial advisory, investment banking and other services for which they will be entitled to receive fees.

We have not agreed to enter into any standby or other arrangement to purchase or sell any rights or any of our securities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and related notes to those statements as included elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. See “Cautionary Note Regarding Forward-looking Statements” included elsewhere in this prospectus. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” and elsewhere in this prospectus.

Overview

Fresh Vine Wine, Inc. is a premier producer of low carb, low calorie, premium wines in the United States. Founded in 2019, Fresh Vine Wine brings an innovative “better-for-you” solution to the wine market. We currently sell seven proprietary varietals: Cabernet Sauvignon, Pinot Noir, Chardonnay, Sauvignon Blanc, Rosé, Sparkling Rosé, and a limited Reserve Napa Cabernet Sauvignon. All varietals are produced and bottled in Napa, California.

Our wines are distributed across the United States and Puerto Rico through wholesale, retail, and direct-to-consumer (DTC) channels. We are able to conduct wholesale distribution of our wines in all 50 states and Puerto Rico, and we are licensed to sell through DTC channels in 43 states. As of September 30, 2022, we hold active relationships with wholesale distributors in 48 states, up from 43 states as of June 30, 2022, and currently have additional states in which licensing is pending. We are actively working with leading distributors, including Southern Glazer’s Wine & Spirits (SGWS), Johnson Brothers, and Republic National Distributing Company (RNDC), to expand our presence across the contiguous United States.

Our core wine offerings are priced strategically to appeal to mass markets and sell at a list price between $15 and $25 per bottle. Given the Fresh Vine Wine brand’s celebrity backing, “better-for-you” appeal, and overall product quality, we believe that it presents today’s consumers with a unique value proposition within this price category. Additionally, Fresh Vine Wine is one of very few products available at this price point that includes a named winemaker, Jamey Whetstone.

Our marketing activities focus primarily on consumers in the 21-to-34 year old demographic with moderate to affluent income and on those with a desire to pursue a healthy and active lifestyles, which is reinforced through our sports marketing partnerships across all four major United States professional sports leagues.

Our asset-light operating model allows us to utilize third-party assets, including land and production facilities. This approach helps us mitigate many of the risks associated with agribusiness, such as isolated droughts or fires. Because we source product inputs from multiple geographically dispersed vendors, we reduce reliance on any one vendor and benefit from broad availability/optionality of product inputs. This is particularly important as a California-based wine producer where droughts or fires can have an extremely detrimental impact to a company’s supply chain if not diversified.

The Company delivered strong first half 2022 top line operational results and is looking forward to inclusion in future seasonal retail resets for both large and national chains. The Company has heavily invested in inventory through September 30, 2022, specifically through advanced purchases of wine in response to increased demand, as well to support the introduction of new varietals in 2022 including Sauvignon Blanc, Rosé and Sparkling Rosé. The Company believes that this increase in inventory will allow the Company to meet balance of year and early 2023 demand as well as mitigate supply chain risks the industry is facing. The Company has added headcount in the first and second quarters of 2022 to support operational growth and national sales distribution while also maintaining a cash preservation plan. See note 15 to the interim financial statements included in this prospectus for additional information on the Company’s cash preservation initiatives.

Key Financial Metrics

We use net revenue, gross profit (loss) and net income (loss) to evaluate the performance of Fresh Vine Wine. We also use the non-financial key metrics of cases sold and point of distribution (PODs). For the quarter ended September 30, 2022, Fresh Vine Wine branded offerings sold approximately 6,200 cases of wine (approximately

310,000 5oz glasses), compared to 6,200 and 8,400 cases in the first and second quarters of 2022, respectively. The Company added 4,649 PODs in the nine months ended September 30, 2022, bringing total PODs to 5,560, up from 911 PODS as of December 31, 2021. These metrics are useful in helping us to identify trends in our business, prepare financial forecasts and make capital allocation decisions, and assess the comparable health of our business relative to our direct competitors.

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Net revenue	$535,584	$546,621	$2,484,086	$1,050,765
Gross profit	$(65,962)	$223,810	$434,436	$343,692
Net loss	$(2,560,040)	$(1,531,046)	$(11,405,173)	$(8,094,635)

Components of Results of Operations and Trends That May Impact Our Results of Operations

Net Revenue

Our net revenue consists primarily of wine sales to distributors and retailers, which together comprise our wholesale channel, and directly to individual consumers through our DTC channel. Net revenues generally represent wine sales and shipping, when applicable, and to a lesser extent branded merchandise and wine club memberships. For wine and merchandise sales, revenues are recognized at time of shipment. For Wine Club memberships, revenues are recognized quarterly at the time of fulfilment.

We refer to the volume of wine we sell in terms of cases. Each case contains 12 standard bottles, in which each bottle has a volume of 750 milliliters. Cases are sold through Wholesale/Retail or DTC channels.

The following factors and trends in our business have driven net revenue results since January 1, 2021, and are expected to be key drivers of our net revenue for the foreseeable future:

Brand recognition:    As we expand our marketing presence and drive visibility through traditional and modern marketing methods, we expect to build awareness and name recognition for Fresh Vine Wine in consumers’ minds. Brand awareness will be built substantially through social media channels, where we are able to immediately access more than 30 million potential consumers through our celebrities’ Instagram and Facebook platforms. Additionally, it will be built through complementary sports marketing partnerships across the National Football League, National Hockey League, National Basketball Association, and Major League Baseball.

Portfolio evolution:    As a relatively new, high-growth brand, we expect and seek to learn from our consumers. We will continuously evolve and refine our products to meet our consumers’ specific needs and wants, adapting our offering to maximize value for our consumers and stakeholders. Our growth mindset, coupled with our differentiated production and distribution platform, will enable us to accelerate growth and deliver on our value proposition over time.

One way in which we will evolve our portfolio is through product extensions. Fresh Vine Wine added a sixth varietal, Sauvignon Blanc, late in the second quarter of 2022 and seventh varietal, Sparkling Rosé, in the third quarter of 2022, currently offering seven varietals (Cabernet Sauvignon, Cabernet Sauvignon Reserve, Pinot Noir, Chardonnay, Sauvignon Blanc, Rosé, and Sparkling Rosé) within its product portfolio. In the future, we can use the same knowledge and supplier networks to launch new varietals with much greater efficiency than we were previously able to achieve.

Distribution expansion and acceleration:    Purchasing by distributors and loyal accounts that continue to feature our wines are key drivers of net revenue. We plan to continue broadening our distributor network, adding new geographies, and increasing each distributor’s average order size as we accelerate growth.

Opportunistic evaluation of strategic acquisitions:    With strong internal knowledge and a depth of experience in private equity and the broader financial services industry, we intend to maintain a strategic and opportunistic approach to evaluating acquisitions and growing through acquisition. We will also remain open to other inorganic growth activities, including joint ventures and strategic alliances, as we seek to accelerate this business to market. While we have not identified any prospective targets to date, we consider this a core competency of our leadership team and believe that this presents us with a viable growth alternative as we move forward.

Seasonality:    In line with industry norms, we anticipate our net revenue to peak during the quarter spanning from October through December due to increased consumer demand around the major holidays. This is particularly true in our DTC revenue channel, where marketing programs will often be aligned with the holiday season and product promotions will be prevalent.

Revenue Channels

Our sales and distribution platform is built upon a highly developed network of distributor accounts. Within this network, we have signed agreements in place with several of the nation’s largest distributors including Southern Glazer’s Wine & Spirits and RNDC, among others. While we are actively working with these distributors in certain markets, they operate across the United States and we intend to grow our geographic/market presence through these relationships. The development of these relationships and impacts to our related product mix will impact our financial results as our channel mix shifts.

•        Wholesale channel:    Consistent with sales practices in the wine industry, sales to retailers and distributors occur below SRP (Suggested Retail Price). We work closely with dis-tributors to increase wine volumes and the number of products sold by their retail accounts in their respective territories.

•        DTC channel:    Wines sold through our DTC channels are generally sold at SRP, although we do periodically offer various promotions. Our DTC channel continues to grow as a result of a number of factors, including expanded e-commerce sites and social media capabilities.

•        Related party services:    We have entered into service agreements with related parties in the wine industry to provide representation and distribution services. These services were suspended in June 2022 to allow the Company’s lean team to prioritize the growth and expansion of the Fresh Vine Wine brand.

Wholesale channel sales made on credit terms generally require payment within 30 days of delivery; however our credit terms with Southern Glazer’s Wine & Spirits requires payment within 60 days of delivery. During periods in which our net revenue channel mix reflects a greater concentration of wholesale sales, we typically experience an increase in accounts receivable for the period to reflect the change in sales mix; payment collections in the subsequent period generally reduce our accounts receivable balance and have a positive impact on cash flows.

While we seek to increase revenue across all channels, we expect the majority of our future revenue to be driven through the wholesale channel. We intend to maintain and expand relationships with existing distributors and form relationships with new distributors as we work to grow the Company. With multiple varietals within the Fresh Vine Wine portfolio, we consider ourselves to be a ‘one-stop shop’ for better-for-you wines. We continue to innovate with new products at competitive price points and strive to enhance the experience as we increase revenue with new and existing consumers.

In the DTC channel, our comprehensive approach to consumer engagement in both online and traditional forums is supported by an integrated e-commerce platform. Our marketing efforts target consumers who have an interest in healthy and active lifestyles. We attempt to motivate consumers toward a simple and easy purchasing decision using a combination of defined marketing programs and a modernized technology stack.

Increasing customer engagement is a key driver of our business and results of operations. We continue to invest in our DTC channel and in performance marketing to drive customer engagement. In addition to developing new product offerings and cross-selling wines in our product portfolio, we focus on increasing customer conversion and retention. As we continue to invest in our DTC channel, we expect to increase customer engagement and subsequently deliver greater satisfaction. We also distribute our wines via other wine e-commerce sites such as Wine.com and Vivino.com and plan to continue to add affiliate retail websites.

Net Revenue Percentage by Channel

We calculate net revenue percentage by channel as net revenue made through our wholesale channel to distributors, through our wholesale channel directly to retail accounts, and through our DTC channel, respectively, as a percentage of our total net revenue. We monitor net revenue percentage across revenue channels to understand the effectiveness of our distribution model and to ensure we are employing resources effectively as we engage customers. See Note 2 to the interim financial statements included in this prospectus for further details.

Cost of Revenues

Cost of revenues (or cost of goods sold) is comprised of all direct product costs such as juice, bottles, caps, corks, labels, capsules, storage and shipping. Additionally, we also categorize boxes and quality assurance testing within our cost of revenues. We expect that our cost of revenues will increase as our net revenue increases. As the volume of our product inputs increase, we intend to work to renegotiate vendor contracts with key suppliers to reduce overall product input costs as a percentage of net revenue.

Additionally, the Company includes shipping fees in all DTC revenues. These fees are paid by end consumers at time of order and subsequently itemized within the cost of each individual sale.

As a commodity product, the cost of wine fluctuates due to annual harvest yields and the availability of juice. This macroeconomic consideration is not unique to Fresh Vine Wine, although we are conscious of its potential impact to our product cost structure.

Gross Profit (Loss)

Gross profit (loss) is equal to our net revenue less cost of revenues. As we grow our business in the future, we expect gross profit to increase as our revenue grows and as we optimize our cost of revenues. For the three-month period ended September 30, 2022 the Company experienced a gross loss due to the timing of revenue recognition as net revenues for product shipped were insufficient to cover fixed costs such as storage and shipping fees in combination with variable product costs.

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses consist of selling expenses, marketing expenses, and general and administrative expenses. Selling expenses consist primarily of direct selling expenses in our wholesale and DTC channels, including payroll and related costs, product samples, processing fees, and other outside service fees or consulting fees. Marketing expenses consist primarily of advertising costs to promote brand awareness, contract fees incurred as a result of significant sports marketing agreements, customer retention costs, payroll, and related costs. General and administrative expenses consist primarily of payroll and related costs.

Equity-Based Compensation

Equity-based compensation consists of the non-cash expense resulting from our issuance of equity or equity-based grants issued in exchange for employee or non-employee services. We measure equity-based compensation cost at the grant date based on the fair value of the award and recognize the compensation expense over the requisite service period, which is generally the vesting period. We recognize any forfeitures as they occur.

Comparison of the Three and Nine Months ended September 30, 2022 and 2021

Net Revenue, Cost of Revenues and Gross Profit

	Three months ended September 30,		Change		Nine months ended September 30,		Change
	2022	2021	$	%	2022	2021	$	%
Net revenue	$535,584	$546,621	(11,037)	(2)%	$2,484,086	$1,050,765	1,433,321	136%
Cost of revenues	601,546	322,811	278,735	86%	2,049,650	707,073	1,342,577	190%
Gross profit	$(65,962)	$223,810	(289,772)	(129)%	$434,436	$343,692	90,744	26%

For the three months ended September 30, 2022, net revenue was flat compared to the same periods in 2021 due to timing of orders and seasonality. For the nine months ended September 30, 2022, we experienced an increase of 136% in net revenue compared to the same periods in 2021. The increase in net revenue for the nine month period was primarily attributable to our increasing presence in the wholesale market and additional varietal offerings. In correlation with increasing sales, cost of revenues during the three and nine months ended September 30, 2022 increased 86% and 190%, respectively, compared to the same periods in 2021 due to volumes of shipments as well as higher storage fees.

Selling, general and administrative expenses

	Three months ended September 30,		Change		Nine months ended September 30,		Change
	2022	2021	$	%	2022	2021	$	%
Selling expenses	$296,408	$92,638	203,770	220%	$1,020,340	$274,490	745,850	272%
Marketing expenses	463,541	589,019	(125,478)	(21)%	2,137,408	1,162,583	974,825	84%
General and administrative expenses	$1,640,233	$613,161	1,027,072	168%	$5,997,700	$1,535,459	4,462,241	291%

For the three and nine months ended September 30, 2022, selling, general and administrative expenses increased 85% and 208%, respectively, compared to the same periods in the 2021. Selling, general and administrative expense increases were largely driven by certain one-time charges associated with the leadership transition described in Note 6 to the interim financial statements included in this prospectus, as well as increases in general and administrative expenses due to higher staffing headcount and related salaries and additional consulting, legal and financial expenses as operational activity increased from 2021 to 2022. In addition, the Company incurs incremental costs due to the Company being a public reporting company in 2022, such as higher professional services for accounting, finance and legal, as well as higher insurance expenses and listing fees, among others. The increase in selling expenses primarily relates to our sponsorship agreements in the sports and entertainment industry. The period-over-period increase in marketing expenses primarily resulted from increased advertising, social media marketing, tastings, and other promotion materials and events. We typically expect selling and marketing expenses to follow our sales volume growth as the activities are intended to generate revenues, however we expect these expenses to be higher in the initial growth phase of the Company and begin to normalize in the coming quarters.

Cash Flows

	Nine months ended September 30,
Cash provided by (used in):	2022	2021
Operating activities	$(12,261,556)	$(2,011,612)
Investing activities	—	(250)
Financing activities	(387,069)	2,236,527
Net (decrease) increase in cash	$(12,648,625)	$224,665

Cash used in operating activities increased in the 2022 period primarily due to $3,771,586 spent to accelerate our inventory levels to meet anticipated demand as well as higher advertising and marketing expenses resulting from increased sponsorships, marketing agreements and other promotions aimed at accelerating our growth during 2022. In addition, the Company increased staffing levels to support the increased scale of our operations, as well as other costs associated with expansion into new markets. See note 15 to the interim financial statements included in this prospectus for information on recent cash preservation initiatives.

Net cash used in investing activities was $0 and $250 for the nine months ended September 30, 2022 and 2021, respectively.

Net cash used in financing activities was $387,069 and net cash provided by financing activities was $2,236,527 for the nine months ended September 30, 2022 and 2021, respectively. The cash used in financing activities during the nine months ended September 30, 2022 was primarily to pay off outstanding debt. The cash provided by financing activities in the nine months ended September 30, 2021 was primarily due to proceeds from issuance of member units.

Comparison of the Fiscal Years ended December 31, 2021 and 2020

Net Revenue, Cost of Revenues and Gross Profit

We had net revenue in fiscal 2020 of $217,074. Net revenue in fiscal 2021 was $1,700,207. The increase in net revenue was attributable to our increasing presence in the wholesale market, the launch of our wine club, and the introduction of service revenues. We generated net revenue of $772,711 during fiscal 2021 from our wholesale distribution channel, $774,421 of net revenue from our direct-to-consumer sales channel, and $153,075 from our services channel. This revenue distribution represents 45%, 46% and 9%, respectively, of our net revenue during the period.

	Year ended December 31,		Change $
	2021	2020
Net revenue	$1,700,207	$217,074	$1,483,133
Cost of revenues	$1,135,268	$175,325	$959,943
Gross profit (loss)	$564,939	$41,749	$523,190

Selling, general and administrative expenses

Selling, general and administrative expenses increased $3,463,415, or 260%, to approximately $4.8 million for the fiscal year ended December 31, 2021 compared to $1.3 million for the fiscal year ended December 31, 2020. Selling, general and administrative expense increases were largely driven by increases in selling expenses, from $223,938 for the period ended December 31, 2020 to $364,204 for the fiscal year ended December 31, 2021, marketing expenses, from approximately $161,387 for the period ended December 31, 2020 to $1,612,648 for the fiscal year ended December 31, 2021, and general and administrative expenses, from approximately $944,704 for the period ended December 31, 2020 to $2,816,593 for the comparable fiscal 2021 period. The year-over-year increase in marketing expenses primarily resulted from our sponsorship agreements in the sports and entertainment industry. The year-over-year increase in general and administrative expenses is the result of increased salaries and wages as operational activity increased from 2020 to 2021 relating to the sales activity beginning in 2021. We typically expect selling expenses to follow our sales volume growth as the activities are intended to generate revenues.

	Year ended December 31,		Change $
	2021	2020
Selling expenses	$364,204	$223,938	$140,266
Marketing expenses	1,612,648	161,387	1,451,261
General and administrative expenses	2,816,593	944,704	1,871,889
Total selling, general and administrative expenses	$4,793,445	$1,330,029	$3,463,415

Cash Flows

Net cash provided by (used in) operating activities was ($5,789,943) and ($247,042) for the years ended December 31, 2021 and December 31, 2020, respectively. Cash used in operating activities increased in the 2021 period primarily because of increased staffing as operations increased and advertising expenses due to increased sponsorships and marketing agreements during 2021.

Net cash used in investing activities was $250 and $4,313 for the years ended December 31, 2021 and December 31, 2020, respectively. Cash used in investing activities in the 2021 and 2020 periods was from the purchase of intangible assets.

Net cash provided by financing activities was $21,849,648 and $250,000 for the years ended December 31, 2021 and December 31, 2020, respectively. The cash provided in the year ended December 31, 2021 was primarily due to proceeds from the initial public offering.

	Year ended December 31,
	2021	2020
Cash flows provided by (used in):
Operating activities	$(5,789,943)	$(247,042)
Investing activities	(250)	(4,313)
Financing activities	21,849,648	250,000
Net (decrease) increase in cash	$16,059,456	$(1,355)

Liquidity and Capital Resources

Our primary cash needs are for working capital purposes, such as driving awareness through advertising and marketing spend, adding staff, funding operations, and purchasing inventory. Prior to our December 2021 initial public offering, we funded our operational cash requirements primarily with funds advanced from Damian Novak, our former Executive Chairman and co-founder, and entities affiliated with Mr. Novak. We also received proceeds from the sale of Class W Units representing membership interests in the Company, which converted into common stock upon our December 2021 conversion to a corporation (the “LLC Conversion”), and we received short term loans in the form of promissory notes from two of our equity holders, which supplemented the loans from Mr. Novak and his affiliates as sources of operating capital, along with limited cash flows from our operating activities. See “Financing Transactions” below.

We have incurred losses and negative cash flows from operations since our inception in May 2019, including an operating loss of approximately $11.4 million for the nine months ended September 30, 2022 and operating losses of approximately $9.9 million and $1.3 million during the years ended December 31, 2021 and 2020, respectively. As of September 30, 2022, we had an accumulated deficit of $12,022,524 and a total stockholders’ equity of $8,141,971.

As of September 30, 2022, we had $3,415,316 in cash, accounts receivable of $585,551, inventory of $3,930,646, prepaid expenses of $2,046,177 of which $1,289,760 is current prepaid expenses. On September 30, 2022, current assets amounted to $9,165,660 and current liabilities were $1,881,197 resulting in a working capital surplus (with working capital defined as current assets minus current liabilities) of $7,284,463.

On January 27, 2023, we entered into a Global Mutual Compromise, Release and Settlement Agreement (the “Settlement Agreement”) with Ms. Anderson, among others, pursuant to which Ms. Anderson has agreed to dismiss her pending lawsuit against us in exchange for (among other things) a cash payment in the amount of $1,250,000 (less certain attorney fees and relevant taxes and other withholdings) in a lump sum. We expects to recoup approximately $825,000 of this of cash payment from insurance coverage. The cash payment was scheduled to be made at the “closing” of the Settlement Agreement, subject to Ms. Anderson not revoking or rescinding the Settlement Agreement during the applicable revocation period. The cash payment is in addition to $400,000 that we previously paid to Ms. Anderson in January 2023 in respect of 2022 bonus compensation earned by her under her employment agreement while employed by the Company. The closing of the Settlement Agreement was completed on February 20, 2023. See “Prospectus Summary — Recent Developments — Janelle Anderson Litigation Settlement and Related Founder Share Forfeitures.” Our cash payments to Ms. Anderson (net of amounts recouped from insurance) have reduced and will reduce the amount of our cash reserves, current assets and working capital.

We expect to incur losses in future periods as we continue to invest in our business. The Company incurred net losses of $2,560,040 and $11,405,173 for the three and nine months ended September 30, 2022, compared to net losses of $1,531,046 and $8,094,635 for the three and nine months ended September 30, 2021, respectively. As reflected on its statements of cash flows, the Company’s net cash used in operating activities during the nine months ended September 30, 2022 and 2021, was $12,261,556 and $2,011,612, respectively.

Although the Company’s revenue generated during the nine months ended September 30, 2022 represents a 136% increase over its revenues generated in same period of 2021, in addition to paying IPO fees and settling pre-IPO net outstanding related party debt in the fourth quarter of 2021, the Company’s operating expenses have significantly exceeded its revenues over these periods. During the nine months ended September 30, 2022 the Company has purchased additional inventory in efforts to mitigate supply chain risks and incurred additional expenses in order to invest in sales and marketing activities and increase staffing and infrastructure to position the Company for future growth. Meanwhile, the Company has put in place several cash preservation initiatives starting in the third quarter of 2022, as reflected by the decrease in our net loss to $2,560,040 in the third quarter of 2022 as compared to $4,558,890 during the second quarter of 2022. See note 15 to the interim financial statements included in this prospectus for additional information on recent cash preservation initiatives.

The Company currently holds no debt and will seek debt or equity financing in the near term to sustain existing operations. If adequate financing is not available, the Company may be forced to curtail near-term growth priorities, take measures to severely reduce our expenses and business operations, or discontinue them completely. Such financing may be dilutive. At the current pace of incurring expenses and without receipt of additional financing, the Company projects that the existing cash balance will be sufficient to fund current operations into the first quarter of 2023, after which additional financing will be needed to satisfy obligations.

Additional financing may not be available on favorable terms or at all. If additional financing is available, it may be highly dilutive to existing shareholders and may otherwise include burdensome or onerous terms. The Company’s inability to raise additional working capital in a timely manner would negatively impact the ability to fund operations, generate revenues, grow the business and otherwise execute the Company’s business plan, leading to the reduction or suspension of operations and ultimately potentially ceasing operations altogether. Should this occur, the value of any investment in the Company’s securities could be adversely affected.

These factors raise substantial doubt about the Company’s ability to continue as a going concern. Our financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

In an effort to preserve capital, the Company’s leadership team has already deferred certain investments in additional inventory, curtailed its sales and marketing efforts and staffing, and taken other measures to reduce expenses and business operations. Collectively, these cost reduction efforts have reduced the Company’s cash requirements by more than $6.3 million for the second half of calendar year 2022, preserving capital for our highest priority expenses and investments and providing additional runway for the growth strategy to gain traction in market. See note 15 to the interim financial statements included in this prospectus for additional information on recent cash preservation initiatives, including the termination of ten employees on the internal sales team and the engagement of a third party vendor to more efficiently and effectively facilitate current and future sales.

In parallel, the Company continues to execute its growth strategy, opening up new distributor and retail relationships, expanding to new geographic markets, and introducing new product extensions. As noted in note 15 to the interim financial statements included in this prospectus, the Company has also engaged a third party vendor as a strategic approach to grow direct to consumer sales. The Company believes that these efforts will further accelerate top-line growth in ways that will only improve liquidity measures as the Company converts receivables to cash.

Financing Transactions

We have funded our operations through a combination of debt and equity financings.

Since the Company’s inception in May 2019, Damian Novak, our former Executive Chairman and co-founder, and affiliates of Mr. Novak have incurred expenses on our behalf or advanced funds to us from time to time as needed to satisfy our working capital requirements and expenses. The reimbursable expenses and advances were reflected as related party payables on our balance sheet and were not evidenced promissory notes or other written documentation. On December 17, 2021, we used a portion of the proceeds from our initial public offering to repay $2.0 million, representing the outstanding amount of these related party payables, net of related party receivables that Mr. Novak and his affiliates owed to us at that time.

In November 2020, we sold 50,000 Class W Units representing membership interests in the Company to an investor at a price of $5.00 per unit, for gross proceeds of $250,000. Such Class W Units converted into an aggregate of 309,672 shares of our common stock upon the LLC Conversion.

In January 2021, we sold 40,000 Class W Units representing membership interests in the Company to an investor at a price of $5.00 per unit, for gross proceeds of $200,000. Such Class W Units converted into an aggregate of 247,738 shares of our common stock upon the LLC Conversion.

During the period from April 2021 through September 2021, we sold an aggregate of 60,388 Class W Units representing membership interests in the Company to investors at a price of $34.94 per unit, for gross proceeds of $2,109,945. Such Class W Units converted into an aggregate of 374,017 shares of our common stock upon the LLC Conversion.

In September 2021, the Company entered into an agreement with an unrelated party to pledge certain eligible accounts receivable for a cash advance at a percentage of the outstanding amount, with the remaining balance due upon collection from the customer. The agreement has an initial term of one year which will automatically renew for successive one year terms unless the Company provides a notice of termination at least 60 days prior to the termination date. The receivables are pledged with full recourse, which means we bear the risk of non-payment. The amounts advanced to the Company are classified as a secured loan on our balance sheet and any fees computed on the outstanding amounts are treated as interest expense on our statement of operations. See Note 12 to the interim financial statements included in this prospectus for more details.

In September 2021, we issued a $216,000 promissory note to a stockholder of the Company that became due and payable upon the December 17, 2021 closing of our initial public offering. In October 2021, we issued another $216,000 promissory note to a different stockholder of the Company that became due and payable upon the December 17, 2021 closing of our initial public offering. Collectively, the stockholders holding these notes owned approximately 3.63% of our outstanding shares immediately prior to our initial public offering.

In December 2021, we completed an initial public offering of our common stock, in which we sold 2,200,000 shares. The shares began trading on The NYSE American stock exchange on December 14, 2021. The shares were sold at an initial public offering price of $10.00 per share, resulting in net proceeds to the Company of approximately $19.2 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Critical Accounting Policies and Estimates

The Company’s significant accounting policies are detailed in “Note 1: Summary of Significant Accounting Policies” to our audited financial statements included in this prospectus. The Company follows these policies in preparation of the financial statements.

Off-Balance Sheet Arrangements

We have not engaged in any off-balance sheet activities as defined in Item 303(a)(4) of Regulation S-K.

Accounting Standards and Recent Accounting Pronouncements

See Note 1 to the interim financial statements included in this prospectus for a discussion of recent accounting pronouncements.

Emerging Growth Company Status

Pursuant to the JOBS Act, a company constituting an “emerging growth company” is, among other things, entitled to rely upon certain reduced reporting requirements and is eligible to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are an emerging growth company and have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. Our financial statements may, therefore, not be comparable to those of other public companies that comply with such new or revised accounting standards.

BUSINESS

Overview

We are a premier producer of low carb, low calorie, premium wines in the United States. Founded in 2019, Fresh Vine Wine brings an innovative “better-for-you” solution to the wine market. Offering bold, crisp, and creamy wines that embody health, warmth, and a deeper connection to wellness and an active lifestyle, we offer a unique and innovative collection of today’s most popular varietals. We currently sell seven proprietary varietals: Cabernet Sauvignon, Pinot Noir, Chardonnay, Sauvignon Blanc, Rosé, Sparkling Rosé, and a limited Reserve Napa Cabernet Sauvignon. All varietals are produced and bottled in Napa, California.

Our wines are exclusively focused on the affordable luxury segment, the fastest growing segment of the wine market according to IWSR, addressing the largest wine drinking segment in the $340 billion world-wide wine market, in which United States consumers spent $53 billion in 2020 for wine produced in the U.S., with an additional $16 billion spent on imported wines in the U.S. Importantly, our wines stand out in the luxury wine market because they address the preferences of our target demographic of consumers with moderate to affluent income and with a desire to pursue a healthy and active lifestyles for a low-calorie, low-carb, gluten-free product, while concurrently delivering the quality and taste profile of a premium wine brand. This allows us to position our wines in the rapidly emerging “better for you” segment that seeks to appeal to consumers’ emphasis on a healthy lifestyle. While we believe our product offerings have mass appeal among all consumers of affordable luxury wines, we have positioned the Fresh Vine Wine brand as a complement to the healthy and active lifestyles of younger generation wine consumers.

Our core wine offerings are priced strategically to appeal to mass markets and sell at a list price between $15 and $25 per bottle — price points that support a premium product strategy, appeal to mass markets, and allow us to offer significant value across all consumer distribution channels. Given the Fresh Vine Wine brand’s celebrity backing, “better-for-you” appeal, and overall product quality, we believe that it presents today’s consumers with a unique value proposition with-in this price category. We have partnered with celebrities Nina Dobrev and Julianne Hough to promote our wines and our brand. Additionally, Fresh Vine Wine is one of very few products available at this price point that includes a renowned Napa Valley winemaker, Jamey Whetstone.

We conducted an international search to find an accomplished winemaker who shared the Fresh Vine Wine vision and have entered into an agreement with Mr. Whetstone, an established, award winning winemaker from Napa Valley, to develop our wines. Consulting with the Fresh Vine Wine brand compliments Mr. Whetstone’s lifestyle as an active surfer, skier, and all-around outdoorsman. His passion for winemaking is mirrored by his passion for adventure, and he too wanted to create a better-for-you wine that customers can be proud to bring to the table for any occasion. We believe it is unique for a high-profile winemaker like Mr. Whetstone to attach his name and reputation to a brand in the better-for-you wine segment, and we believe that Mr. Whetstone’s association with our brand increases consumer awareness and speaks to the quality of our varietals.

As a testament to this quality, in September 2022 we announced that The Tasting Panel Magazine and The Somm Journal, two highly regarded wine publications, had awarded Fresh Vine Wine’s California Cabernet Sauvignon, 2020 Vintage, a 92 Rating (out of 100). This is the second of our varietals to receive a 92 Rating during 2022, with our Limited Reserve Napa Cabernet Sauvignon receiving a Rating of 92 from James Suckling, regarded as one of the world’s most influential wine critics, in July. Also, in July 2022, our 2020 California Pinot Noir and California 2021 Rosé varietals were awarded Bronze Medals by TEXSOM. In 2022, Fresh Vine Wine varietals were recognized by various industry authorities with a total of 16 separate awards.

Our wines are distributed across the United States and Puerto Rico through wholesale, retail, and direct-to-consumer (DTC) channels. We are able to conduct wholesale distribution of our wines in all 50 states and Puerto Rico, and we are licensed to sell through DTC channels in 43 states. As of September 30, 2022, we hold active relationships with wholesale distributors in 48 states, up from 43 states as of June 30, 2022, and currently have additional states in which licensing is pending. We are actively working with leading distributors, including Southern Glazer’s Wine & Spirits (SGWS), Johnson Brothers, and Republic National Distributing Company (RNDC), to expand our presence across the contiguous United States.

Our DTC channel enables us to sell wine directly to the consumer at full retail prices. Although these prices are consistent with our suggested retail prices (SRPs), we incur two mark-ups of approximately 30% each for our distributor and retail partners when selling wine through our wholesale distribution channel, therefore directly reducing our revenue and margins. Because the DTC channel provides significantly higher margins than sales generated through wholesale distributors, we intend to further invest in DTC capabilities to ensure it remains an integral part of our business. We also believe continued investment in DTC technologies and capabilities are critical to maintaining an intimate relationship with our customers, which is becoming increasingly digital. In addition, we also sell through alternative DTC sales platforms, such as ecommerce marketplaces, product aggregators and virtual distributors, all of which have experienced significant recent growth, as well as sales through home delivery services.

We do not own or operate any vineyards. Instead of cultivating our own grapes, we currently use Fior di Sole, a third-party supplier, to source grapes with the help of our winemaker. This allows us to leverage our supplier’s broad network of vendor relationships and purchasing power to negotiate favorable cost structures. Because our supplier procures product inputs on our behalf, including bulk juice, we do not currently engage directly with grape growers (“growers”) or bulk distributors of juice (“bulk distributors”). As a result, we have limited front-end supply chain visibility. This is a strategy by design that we believe provides us with access to diversified growers and large distributors, which reduces our reliance upon any single vendor and mitigates our exposure to droughts, wildfires, spoilage, contamination and other supply side risks common to the wine industry.

Our supplier procures grapes and/or juice for our existing varietals from California. This juice is then stored in Napa until time of production, at which point it is made available for blending and bottling processes at our Napa Valley production and bottling facility. This is significant in that both blending and bottling must occur within Napa to be considered produced and bottled in Napa — a distinctive product attribute that adds significant production value to our brand in the eyes of consumers. However, wine produced by the Company will only be labelled with a Napa Valley appellation of origin if it is produced from grapes grown in the Napa Valley American Viticultural Area (AVA). The labels for the Company’s core wines identify California as the appellation of origin.

Our asset-light operating model allows us to utilize third-party assets, including land and production facilities. This approach helps us mitigate many of the risks associated with agribusiness, such as isolated droughts or fires. Because we source product inputs from multiple geographically dispersed vendors, we reduce reliance on any one vendor and benefit from broad availability/optionality of product inputs. This is particularly important as a California-based wine producer where droughts or fires can have an extremely detrimental impact to a company’s supply chain if not diversified.

Our Strengths

Differentiated Product Offerings — Premium, Napa Valley Wines within the “Better For You” Segment

We offer wines that are differentiated from those sold by other wine producers operating within the better-for-you segment of the affordable luxury category based on our premium quality, our association with an award-winning winemaker and our Napa Valley based state of the art production.

•        Premium Wines.    Premium wines are differentiated from other varietals based on consumers’ perception and expectation that they are of exceptional quality. We have developed a proprietary winemaking process that produces superior quality and taste in the affordable luxury wine category based on consumer preferences data, direct consumer feedback and careful market re-search. Importantly, our current wines stand out in the luxury wine market because they address consumers’ growing preference for a less-calorie, less-carb, less sugar and gluten-free option, while concurrently delivering the quality and taste profile of a premium wine brand.

•        Award-Winning Winemaker.    We conducted an international search to find an accomplished winemaker who shared the Fresh Vine Wine vision and have entered into an agreement with Jamey Whetstone, an established, award winning winemaker from Napa Valley, to develop our wines. Consulting with the Fresh Vine Wine brand compliments Mr. Whetstone’s lifestyle as an active surfer, skier, and all-around outdoorsman. His passion for winemaking is mirrored by his passion for adventure, and he too wanted to create a better-for-you wine that customers can be proud to bring to the table for any occasion. We believe it is unique for a high-profile winemaker like Mr. Whetstone to attach his name and reputation to a brand in the better-for-you wine segment, and we believe that Mr. Whetstone’s association with our brand increases consumer awareness and speaks to the quality of our varietals.

•        Produced and Bottled in Napa Valley.    Importantly, we are able to market our wines as being produced and bottled in Napa Valley, California. We believe that this designation impacts consumption decisions of many wine drinkers, as Napa Valley-produced wines are considered by many to be a sign of superior production quality. However, wine produced by the Company will only be labelled with a Napa Valley appellation of origin if it is produced from grapes grown in the Napa Valley American Viticultural Area (AVA). The labels for the Company’s existing wines identify California as the appellation of origin. Currently, this only applies to our Reserve wine.

Capital-Efficient and Scalable Operational Structure

We have strategically structured our organization and operations to minimize our capital investment requirements while maintaining flexibility to rapidly scale our production capabilities to meet consumer demands. We do this by utilizing our internal capabilities while leveraging a network of reputable third-party providers with industry experience and expertise that we use to perform various functions falling outside our internal core competencies.

Production and Bottling on an Alternating Proprietorship Basis

We contract with Fior di Sole, an industry leading packaging innovation and wine production company based in Napa Valley, California, to serve as a “host winery” and to occupy a portion of its production and warehouse facility and utilize its production equipment on an alternating proprietorship basis. Under this arrangement, we use capacity at Fior di Sole’s production facility at times mutually convenient to us and Fior di Sole to produce and bottle our wines for an initial set-up fee and a recurring monthly fee. Fior di Sole is responsible for keeping its production equipment in good operating order. When the alternating Premises is operated by or used on behalf of our Company, it is operated pursuant to our federal basic permit and California winegrower’s license. Under the agreement, we are solely responsible for managing and conducting our own winemaking activities and we make all production decisions relating to our wines. However, we may request use of Fior di Sole’s personnel to perform crush, fermentation, blending, cellar, warehousing, barrel topping and/or bottling services for additional fees. This arrangement has allowed us to commence our operations and build the Fresh Vine Wine brand without having to incur the considerable overhead costs involved with the purchase or full time lease of a production facility. The term of the agreement commenced in July 2019, had an initial term of one year and automatically renews for additional one-year terms unless either party provides 90 days written notice to the other of its intent to terminate at the end of the then current term. Either party may terminate the agreement upon 30 days written notice if the other party is in violation of any law or regulation that renders it impossible to perform its obligations under the agreement for a period of greater than 30 days, makes an assignment for the benefit of creditors or files for bankruptcy protection, or is in material breach of its obligations under the agreement and such failure to perform is not cured within 30 days of written notice from the other party. We believe we have sufficient capacity under our current agreement or with alternative suppliers to increase production to meet increased consumers’ demand for our wines.

Fior di Sole also provides us with capacity juice and blends, finishes, bottles, stops, labels and packages our wine, which reduces our internal overhead expenses and allows us to benefit from that company’s increased purchasing power. Fior di Sole provides these services on a purchase order basis, which purchase orders are subject to the parties’ mutual agreement and governed by a Custom Winemaking and Bottling Agreement. This agreement outlines the schedule for placing orders, the responsibility and schedule for delivery of production materials, procedures for establishing the wine bottling date and delivery date. We are required to remit 20% of the amount due for wine produced, bottled and packaged pursuant to this agreement upon our submission of a purchase order. The payment advance is used by Fior Di Sole to reserve or procure materials on our behalf with additional vendors for bottles, boxes, corks, labels, juice, and other inputs. We, or our winemaker on our behalf, oversees the production at the winery approves all components and aspects of the production process. The balance of the amount due for wine produced, bottled and packaged (the remaining 80%) is due following our quality review and acceptance of the finished product.

The ability and willingness of Fior di Sole to supply and provide services to us pursuant to purchase orders delivered under the Custom Winemaking and Bottling Agreement may be affected by competing orders placed by other companies, the demands of those companies or other factors. If Fior di Sole becomes unable or unwilling to supply and provide services to us, we believe we can obtain comparable supplies and services from alternative suppliers. However, there can be no assurance that alternative suppliers will be available when required on terms that are acceptable to us, or at all, or that alternative suppliers will allocate sufficient capacity to us in order to meet our requirements.

Licensing, Tax and Regulatory Compliance

We have contracted with a third-party to manage our regulatory licensing and compliance activities. We and maintain licenses that enable us to distribute our wine to all 50 states, and to sell direct-to-consumer from our e-commerce website in 43 states. We currently utilize software tools available to the industry and work with our license compliance service provider to navigate and manage the complex state-by-state tax and other regulations that apply to our operations in the beverage alcohol industry. This has enabled us to expand our operations and grow our revenue while reducing the administrative burden of tax compliance, reporting and product registration.

Through selective recruiting and hiring, we have also built these capabilities internally; we increasingly perform these activities in-house. This allows us to operate with greater control and responsiveness over regulatory licensing and compliance requirements, ensuring that our brand and each of its underlying varietals is properly licensed across state and federal levels.

We believe that leveraging our network of supply chain and compliance partners, consultants and service providers enables us to avoid potential costly and lengthy delays on nearly every aspect of our business, from grapes to packaging materials, and will accelerate our return on capital due to our limited need to procure expensive equipment, real estate, and other capital intensive resources. We believe we are well-positioned to add to or adjust the composition of our provider network as required to serve the needs of our business.

Sales and Marketing Strategy

We believe we bring a unique sales and marketing approach that will increase the visibility of our brand and product offerings to our target consumers.

Omni-Channel Marketing Approach

Today’s consumers interact with brands through many channels, from traditional media to social media and other digital channels, and through various in-person and online purchasing methods. In order to build the visibility of our brand and create a grassroots consumer following to support our DTC distribution channel, we have employed a strategic omnichannel marketing approach that we believe allows us to engage with our target consumers on their terms to expand and deepen their recognition of our brand. In addition to other mass market promotional activities, our marketing strategy also utilizes modern techniques, efficiency measures, and channels not commonly seen in the wine industry, including a combination of social media lifestyle and wine influencer activities, through which brand ambassadors or “influencers” may conduct promotional activities through the Company’s or their own social media channels including, but not limited to, Twitter, Facebook, Instagram, Snapchat, YouTube and Pinterest, among others.

Celebrity-based Affinity

Recent years have seen a rise in the creation of celebrity owned and/or endorsed alcoholic beverage brands, which utilizes fans’ affinity towards celebrities to promote their product offerings ad drive sales. We are positioned to take advantage of this trend based on the popularity of Nina Dobrev and Julianne Hough, two of our co-founders, each of whom served on our board of directors prior to our initial public offering.

In March 2021, we entered into five-year license agreements with Ms. Dobrev and Ms. Hough, who have a collective following of approximately 30 million people on their Instagram social media platforms alone, pursuant to which they actively promote our business and varietals of wine. Under these license agreements, each has also granted us a license to use her pre-approved name, likeness, image, and other indicia of identity, as well as certain content published by her on her social media or other channels, on and in conjunction with the sale and related pre-approved advertising and promotion of our varietals of wine and marketing materials. Ms. Dobrev and

Ms. Hough have agreed, subject to certain exceptions, not to grant any similar license or render services of any sort on behalf of or in connection with any party in the wine category anywhere in the world during the term of her agreement, other than with respect to Company. The license agreements are scheduled to expire in March 2026. However, the license agreements to provide that each of Ms. Dobrev and Ms. Hough will have the right to terminate her agreement if as of the end of calendar year 2023, we have not achieved at least $5.0 million in EBITDA in either fiscal 2022 or fiscal 2023. See “Certain Relationships and Related Party Transactions — License Agreements with Nina Dobrev and Julianne Hough.”

We also enjoy support from several other celebrity influencers who have supported our brand without any agreement or obligation to do so. Together with celebrity brand ambassadors, our marketing efforts have produced highly visible content, including multiple billboards on the Sunset Strip in Los Angeles, promotions in connection with the opening of Resort World Casino in Las Vegas, product placements in major sports venues and coverage in various print and television media.

Professional Sports Sponsorships

We have previously entered into sponsorship agreements with professional sports organizations and venues spanning all four major United States professional sports leagues, which support our commitment and outreach to consumers focused on active and healthy lifestyles, including agreements with the following organizations and/or their affiliates:

•        Washington Capitals (NHL) and Washington Wizards (NBA)

•        Tampa Bay Rays (MLB)

•        Washington Commanders (NFL)

•        Los Angeles Chargers (NFL)

These sponsorship arrangements generally provide us with advertising placements at the stadiums and arenas during sporting and concert events, as well as specified media and other advertising and promotional benefits, in exchange for our payment of annual sponsorship fees.

We completed our sponsorship agreement with the Los Angeles Chargers in the fourth quarter of 2022, intend to reduce or cancel the remaining sponsorships and do not anticipate pursuing new professional sports sponsorships as part of our marketing and brand awareness initiatives going forward since our brand has reached national retail distribution.

Labelling and Innovative Packaging Initiatives

We believe wine labelling can have a big impact on consumers’ purchasing practices. We conduct market research to validate the consistency of our wine labels with our brand narrative. Packaging also continues to be a key driver of brand perception, and we are exploring “active lifestyle packaging” alternatives to traditional bottling that provides an opportunity for our customers to enjoy Fresh Vine Wines in non-traditional settings now and for future years, including bottles with screw-off caps, aluminum cans, and smaller size bottles and cans that can be taken on-the-go and are ideal for in-store point of purchase sales.

Engagement with Industry Experienced Third Party Vendors

In October 2022, we executed a strategy that is aimed at amplifying cash preservation initiatives while continuing to focus on accelerating sales growth. The plan resulted in the termination of ten employees on the Company’s internal sales team and the engagement by the Company of a third party sales and distribution management company positioned to more efficiently and effectively facilitate current and future product sales. In addition, the Company engaged a reputable third party vendor to manage marketing initiatives and drive growth primarily within the Company’s Direct-to-Consumer sales channel.

Consulting Agreement with Whetstone Consulting

On June 12, 2019, we entered into a consulting agreement with Whetstone Consulting, through which our winemaker, Jamey Whetstone, does business, which agreement was subsequently amended on May 15, 2020, amended and restated on March 16, 2021 and further amended and restated on April 13, 2022 (the “Consulting Agreement”).

As amended and restated, the Consulting Agreement provides the Company with ownership and intellectual property protections for Inventions (as defined therein) conceived, made or reduced to practice by Whetstone Consulting that relate to the services provided to the Company. In addition, Whetstone Consulting has agreed, for a period of one year following termination of the Consulting Agreement, not to directly or indirectly engage or invest in, be employed by, lend credit to, receive compensation from or render services or advice to any person engaged in a Competing Business located within a twelve-mile radius of a specified Napa, California address. For such purposes, a “Competing Business” means any business relating to the development, manufacture, marketing and distribution of any product that competes with any low calorie and/or low sulfite wine products sold or substantially under development by the Company during the one-year restricted period. The Consulting Agreement does not restrict the acquisition, operation, management, consulting, or other commercial activity by Whetstone Consulting, directly or indirectly in or with a winery, brewery, spirits, or other alcoholic beverage industry business not concerning “low calorie” or “low sulfite” products or services. The Consulting Agreement also contains non-solicitation restrictions applicable to clients, customers, suppliers, licensors, and employees for a period of one year follow the agreement’s termination, subject to certain exceptions.

Under the Consulting Agreement, we pay Whetstone Consulting a base consulting fee of $5,000 per month. In addition, the Company has agreed to pay Whetstone Consulting additional commission-based compensation subject to satisfaction of identified milestones. Specifically, the Company will pay Whetstone Consulting a $5,000 commission for each non-overlapping 30-day period in which the Company sells Fresh Vine Wine Products to a minimum threshold number of separate True Food Kitchen locations for sale to customers from their menus. For such purposes, “Fresh Vine Wine Products” means Client’s wine products developed with the assistance of Whetstone Consulting pursuant to the Services. Whetstone Consulting will also be entitled to receive a one-time $100,000 commission upon the Company selling certain volumes of Fresh Vine Wine Products within any given non-overlapping 30-day period to at least a minimum threshold number of locations of a single fast casual dining restaurant chain, and a one-time $40,000 commission upon the Company selling certain volumes of Fresh Vine Wine Products within any given non-overlapping 30-day period to at least a minimum threshold number of separate fine dining establishments.

The Consulting Agreement has an initial one year term expiring April 13, 2023, but renews automatically for successive one year periods unless either party provides advance notice of non-renewal to the other. Whetstone Consulting may terminate the Consulting Agreement at any time by giving us written notice at least 30 days prior to the termination date. We may terminate the Consulting Agreement at any time.

As partial compensation for Whetstone Consulting’s services to the Company pursuant to the Company’s original consulting agreement with Whetstone Consulting, the Company issued to Whetstone Consulting 619,343 shares of the Company’s common stock (the “Whetstone Shares”). If the Company terminates the Consulting Agreement for “cause,” as such term is defined therein, and such cause arises or relates to an act or acts directly related to Whetstone Consulting’s ownership interest in the Company, the Company may elect to purchase all Whetstone Shares then held by Whetstone Consulting at the fair market value.

Our Strategy for Growth

We expect to deliver meaningful increases in stockholder value by executing the following strategies to gain brand and product visibility and increase sales and market share:

•        Continuing to establish brand visibility, awareness and credibility through mass and micro marketing tactics and association with other strong brands, including celebrities, influencers and top tier winemakers, among others. These will range from organic to paid media.

•        Continuing to build grass roots demand through high visibility sales and marketing activities that promote high margin DTC and home delivery sales channels, including continued investment in DTC technologies and capabilities that are critical to maintaining an intimate relationship with consumers.

•        Expanding our U.S.-based wholesale and retail distribution network by leveraging our product and brand differentiation, the emerging better-for-you category and to provide distribution partners with a differentiated value proposition.

•        Pursuing distribution of our wines internationally.

•        Embracing disruptive technologies and customer trends, and exploring and expanding partnerships with other organizations investing in customer-centric technologies, such as home delivery, third party wine clubs and evolving alternative DTC purchasing methods, such as ecommerce marketplaces, product aggregators and virtual distributors.

•        Expanding and strengthening key supply chain relationships, including with current and future juice suppliers, bottlers, materials suppliers, and dry goods suppliers, to establish a diversified portfolio of partners across all areas of our supply chain and to maintain effective capital management.

•        Continuing to add to the Fresh Vine Wine product portfolio by developing new varietals that fit within the better-for-you category and are consistent with our existing brand.

•        Continuing to invest in packaging innovation, including “active lifestyle packaging” alternatives to traditional bottling that provides an opportunity for our customers to enjoy Fresh Vine Wines in non-traditional settings.

•        Capitalizing on upward price mobility — While many other wine companies are experiencing downward price pressure to enter the coveted under $30 category, our wines currently sell for suggested retail prices ranging from $15 to $25 per bottle.

•        Increasing our on-premises sales effort. COVID-19 severely limited on-premise sales across the industry. We believe as restrictions loosen, there is significant opportunity to capture market share and available shelf space.

•        Developing additional wine brands by replicating the strategies used to build the Fresh Vine Wine brand via business service line agreements.

With over 500,000 licensed retail accounts (according to Neilson) in the United States, there remains ample opportunity to continue broadening distribution of our wines as well as increasing the volume of wine sold to existing accounts.

Competition

The wine industry and alcohol markets generally are intensely competitive. Our wines compete domestically and internationally with other premium or higher quality wines produced in Europe, South America, South Africa, Australia and New Zealand, as well as North America. Our wines compete on the basis of quality, price, brand recognition and distribution capability. The ultimate consumer has many choices of products from both domestic and international producers. Our wines may be considered to compete with all alcoholic and non-alcoholic beverages.

At any given time, there are more than 400,000 wine choices available to consumers, differing with one another based on vintage, variety or blend, location and other factors. Accordingly, we experience competition from nearly every segment of the wine industry. Additionally, some of our competitors have greater financial, technical, marketing and other resources, offer a wider range of products, and have greater name recognition, which may give them greater negotiating leverage with distributors and allow them to offer their products in more locations and/or on better terms than us. Nevertheless, we believe that our brand offerings, scalable infrastructure and relationships with the one of the largest domestic distributors will allow us to continue growing our business.

IT Systems

We rely on various IT systems, owned by us and third parties, to effectively manage our sales and marketing, accounting, financial, legal and compliance functions. Our website is hosted by a third party, and we rely on third-party vendors for regulatory compliance for order processing, shipments and e-commerce functionality. We believe these systems are scalable to support our growth plans. We recognize the value of enhancing and extending the uses of information technology in our business.

Regulatory Matters

Regulatory framework

We, along with our contract growers, producers, manufacturers, distributors, retail accounts and ingredients and packaging suppliers, are subject to extensive regulation in the United States by federal, state and local government authorities with respect to registration, production processes, product attributes, packaging, labelling, storage and distribution of wine and other products we make.

We are also subject to state and local tax requirements in all states where our wine is sold. We monitor the requirements of relevant jurisdictions to maintain compliance with all tax liability and reporting matters. In California, we are subject to a number of governmental authorities, and are also subject to city and county building, land use, licensing and other codes and regulations.

Alcohol-related regulation

We are subject to extensive regulation in the United States by federal, state and local laws regulating the production, distribution and sale of consumable food items, and specifically alcoholic beverages, including by the TTB and the FDA. The TTB is primarily responsible for overseeing alcohol production records supporting tax obligations, issuing wine labelling guidelines, including grape source and bottle fill requirements, as well as reviewing and issuing certificates of label approval, which are required for the sale of wine through interstate commerce. We carefully monitor compliance with TTB rules and regulations, as well the state law of each state in which we sell our wines. In California, where most of our wines are made, we are subject to alcohol-related licensing and regulations by many authorities, including the ABC. ABC agents and representatives investigate applications for licenses to sell alcoholic beverages, report on the moral character and fitness of alcohol license applicants and the suitability of premises where sales are to be conducted and enforce California alcoholic beverages laws. We are subject to municipal authorities with respect to aspects of our operations, including the terms of our use permits. These regulations may limit the production of wine and control the sale of wine, among other elements.

Employee and occupational safety regulation

We are subject to certain state and federal employee safety and employment practices regulations, including regulations issued pursuant to the U.S. Occupational Safety and Health Act (“OSHA”), and regulations governing prohibited workplace discriminatory practices and conditions, including those regulations relating to COVID-19 virus transmission mitigation practices. These regulations require us to comply with manufacturing safety standards, including protecting our employees from accidents, providing our employees with a safe and non-hostile work environment and being an equal opportunity employer. In California, we are also subject to employment and safety regulations issued by state and local authorities.

Environmental regulation

As a result of our wine production activities, we and certain third parties with which we work are subject to federal, state and local environmental laws and regulations. Federal regulations govern, among other things, air emissions, wastewater and stormwater discharges, and the treatment, handling and storage and disposal of materials and wastes. State environmental regulations and authorities intended to address and oversee environmental issues are largely state-level analogues to federal regulations and authorities intended to perform the similar purposes. In California, we are also subject to state-specific rules, such as those contained in the California Environmental Quality Act, California Air Resources Act, Porter-Cologne Water Quality Control Act, California Water Code sections 13300-13999 and Title 23 of the California Administrative Code and various sections of the Health and Safety Code. We are subject to local environmental regulations that address a number of elements of our wine production process, including air quality, the handling of hazardous waste, recycling, water use and discharge, emissions and traffic impacts.

Labelling regulation

Many of our wines are identified by their appellation of origin, which are among the most highly regarded wine growing regions in the world. An appellation may be present on a wine label only if it meets the requirements of applicable state and federal regulations that seek to ensure the consistency and quality of wines from a specific terroir. These appellations designate the specific geographic origin of most or all (depending on the appellation) of the wine’s grapes, and can be a political subdivision (e.g., a country, state or county) or a designated viticultural area. The rules for vineyard designation are similar. Although we expect that most of our labels will maintain the same appellation of origin from year to year, we may choose to change the appellation of one or more of our wines from time to time to take advantage of high-quality grapes in other areas or to change the profile of a wine.

Privacy and security regulation

We collect personal information from individuals. Accordingly, we are subject to several data privacy and security related regulations, including but not limited to: U.S. state privacy, security and breach notification laws; the GDPR; and other European privacy laws as well as privacy laws being adopted in other regions around the world. In addition, the FTC and many state attorneys general are interpreting existing federal and state consumer protection laws to impose evolving standards for the online collection, use, dissemination and security of information about individuals. Certain states have also adopted robust data privacy and security laws and regulations. For example, the CCPA, which took effect in 2020, imposes obligations and restrictions on businesses regarding their collection, use, and sharing of personal information and provides new and enhanced data privacy rights to California residents, such as affording them the right to access and delete their personal information and to opt out of certain sharing of personal information. In response to the data privacy laws and regulations discussed above and those in other countries in which we do business, we have implemented several technological safeguards, processes, contractual third-parties provisions, and employee trainings to help ensure that we handle information about our employees and customers in a compliant manner. We maintain a global privacy policy and related procedures, and train our workforce to understand and comply with applicable privacy laws.

Intellectual Property

We strive to protect the reputation of our wine brand. We establish, protect and defend our intellectual property in a number of ways, including through employee and third-party nondisclosure agreements, copyright laws, domestic and foreign trademark protections, intellectual property licenses and social media and information security policies for employees. We have been granted three (3) trademark registrations in the United States for FRESH VINE®, FRESH VINE (Stylized)®, and our FV Logo®, and numerous trademark registrations in other countries for the FRESH VINE mark, and we have filed, and expect to continue to file, trademark applications seeking to protect any newly-developed wine brands. We have also been granted a copyright registration in the first version of our website located at www.freshvine.com. Information contained on or accessible through our website is not incorporated by reference in or otherwise a part of this prospectus. As a copyright exists in a work of art once it is fixed in tangible medium, we intend to continue to file copyright applications to protect newly-developed works of art that are important to our business.

We also rely on, and carefully protect, proprietary knowledge and expertise, including the sources of certain supplies, formulations, production processes, innovation regarding product development and other trade secrets necessary to maintain and enhance our competitive position.

Seasonality

There is a degree of seasonality in the growing cycles, procurement and transportation of grapes. The wine industry in general tends to experience seasonal fluctuations in revenue and net income, with lower sales and net income during the quarter spanning January through March and higher sales and net income during the quarter spanning from October through December due to the usual timing of seasonal holiday buying. As our operations expand, we expect that we will be impacted by the seasonality experienced in the wine industry generally.

Employees

As of December 31, 2022, we had approximately eight full-time employees. All of our employees are employed in the United States. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We consider our relationship with our employees to be good.

Legal Proceedings

We may be subject to legal disputes and subject to claims that arise in the ordinary course of business. Except as set forth below, we are not a party or subject to any other pending legal proceedings the resolution of which is expected to have a material adverse effect on our business, operating results, cash flows or financial condition.

Timothy Michaels Lawsuit

On February 24, 2022, Timothy Michaels, the former Chief Operating Officer of the Company, signed a Separation Agreement and Release (the “Separation Agreement”) in connection with the termination of his employment with the Company, which occurred on February 7, 2022.

On May 27, 2022, Mr. Michaels filed a complaint against the Company in the Fourth Judicial District Court, Hennepin County, Minnesota, alleging that the Company breached a February 24, 2022 Separation Agreement entered into with Mr. Michael following termination of his employment by including a restricted “lock-up” legend on certain shares of the Company’s common stock issued to Mr. Michaels pursuant to the Settlement Agreement. The complaint also included counts alleging breach of the implied covenant of good faith and fair dealing, issuer liability under Minn. Stat. § 336.8-401 for delay in removing or directing the Company’s transfer agent to remove the lock-up legend from the shares, conversion and civil theft. The Company has denied the allegations and intends to defend against the lawsuit. The Company has made a motion seeking dismissal of the conversion and civil theft counts, which was granted by the Fourth Judicial District Court, Hennepin County, Minnesota on October 31, 2022. The action remains pending.

Janelle Anderson Lawsuit and Settlement

On or about July 18, 2022, Janelle Anderson, the former Chief Executive Officer of the Company, served a complaint against the Company in the Fourth Judicial District Court, Hennepin County, Minnesota, alleging, among other things, that the Company terminated her employment as retaliation for reports of alleged wrongdoing in violation of the Minnesota Whistleblower Act. On January 27, 2023, the Company entered into a Global Mutual Compromise, Release and Settlement Agreement (the “Settlement Agreement”) among Ms. Anderson and each of Messrs. Novak and Nechio. Pursuant to the Settlement Agreement, Ms. Anderson agreed to dismiss the Lawsuit with prejudice and to file with the court any and all documents necessary to effect such dismissal with prejudice within five business days after all settlement consideration has been actually received by her, and the parties agreed to general mutual releases. The Company also agreed to indemnify Ms. Anderson and hold her harmless against any liability, civil damages, penalties, or fines claimed against her for any of her actions done within the course and scope of her employment with the Company as required by Minn. Stat. §181.970, and under any applicable insurance policies, including but not limited to any directors and officers policies. See “Prospectus Summary — Recent Developments — Janelle Anderson Litigation Settlement and Related Founder Share Forfeitures.”

Corporate History

We were initially organized on May 8, 2019 as a Texas limited liability company under the name “Fresh Grapes, LLC.” In connection with our initial public offering, on December 8, 2021, we converted from a Texas limited liability company into a Nevada corporation and changed our name from Fresh Grapes, LLC to Fresh Vine Wine, Inc., which we refer to herein as the “LLC Conversion.” In conjunction with the LLC Conversion, all of our outstanding units were converted into shares of our common stock based on the relative ownership interests of our pre-IPO equity holders. While operating as a limited liability company, our outstanding equity was referred to as “units.” In this prospectus for ease of comparison, we may refer to such units as our common stock for periods prior to the LLC Conversion, unless otherwise indicated in this report. Similarly, unless otherwise indicated, we may refer to members’ equity in this report as stockholders’ equity. Further, while operating as a limited liability company, our governing body was referred to as our Board of Managers, with the members thereof being referred to as “Managers.” We may refer to such governing body throughout this report as our board of directors and such individuals as our directors.

Company Website Access and SEC Filings

We make available on the Investor Relations section of our website, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Proxy Statements, and Forms 3, 4 and 5, and amendments to those reports as soon as reasonably practicable after filing such documents with, or furnishing such documents to, the SEC. The SEC maintains a website (www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Our website is www.freshvinewine.com. We have included our website address in this report as an inactive textual reference only. Information contained on or accessible through our website is not incorporated by reference in or otherwise a part of this prospectus.

MANAGEMENT

Directors and Executive Officers

The following sets forth certain information about our directors and executive officers as of February 21, 2023.

Name	Age	Position
Rick Nechio	44	Interim Chief Executive Officer
Damian Novak	46	Director
James Spellmire	67	Interim Chief Financial Officer
Eric Doan	43	Director
Michael Pruitt	62	Director
Michelle Hawkins Whetstone	55	Director
Brad Yacullo	58	Director
David Yacullo	56	Director

Damian Novak is a co-founder of the Company and has served a member of its board of directors/managers since its inception in May 2019. Mr. Novak also served as the Company’s Executive Chairman until February 20, 2023. Mr. Novak manages a portfolio of business interests across Food & Beverage, Healthcare, Real Estate, and Management Consulting industries, among others, from his headquarters in Minneapolis, Minnesota. As a leader and self-motivated innovator, Damian is an experienced boardroom executive with a history of building sustainable, growth-oriented businesses. During the past three decades Mr. Novak has accelerated several start-ups from inception to profitable revenue. Mr. Novak evaluates, designs, and implements strategies for acquisitions, operations, and dispositions of private investments, and leads and manages all entity setup and structuring, capital financing, and investor relationship management. Mr. Novak received a Bachelor of Science (B.S.) in Electrical and Computer Engineering from the University of Wisconsin-Madison and a Masters of Business Administration (M.B.A.) from the University of St. Thomas in Minneapolis, Minnesota.

Rick Nechio is a co-founder of the Company who served as Chief Marketing Officer from its inception through July 2021 and has served as its President since August 2021. Mr. Nechio has also been serving as interim Chief Executive Officer since June 2022. Mr. Nechio also served as a director of the Company until February 20, 2023. Mr. Nechio is also a Founding Partner of Appellation Brands LLC (producer of Danica Rosé), a wine brand that he helped launch in April 2019, and serves as a Founding Partner of Nechio & Novak, LLC, a private equity firm organized in January 2019 that specializes in long-term value creation within the consumer goods segment, and has served as Chairman of Nechio Network, a brand accelerator formed in 2016. Prior the Company’s inception, Mr. Nechio served as Vice President Business Development for FitVine Wine from February 2017 to February 2019, and held various positions at Anheuser-Busch InBev, including North American Zone Director Transit from January 2015 to January 2017, Director Retail Development, Trade Relations and Trade Communications from October 2011 to December 2014, and Director, National Retail Sales from May 2010 to October 2011. Mr. From 2007 to 2010, Mr. Nechio piloted an Anheuser-Busch USA High End chain selling program for the Stella Artois brand. Mr. Nechio was also part of the team that developed the Michelob Ultra disruptive brand strategy. Mr. Nechio holds a Bachelor of Science, Business Administration degree from University Veiga de Almeida and has completed an Executive Education Program, Driving Profitability Growth offered by Harvard Business School.

James Spellmire joined the Company as a contractor in August 2022 and was appointed as Interim Chief Financial Officer and Secretary on August 31, 2022. From September 2021 to September 2022, Mr. Spellmire served as Interim Chief Financial Officer of Gartner Studios LLC, a manufacturer of party goods, stationery products and other innovative products for celebrating life’s events, from February 2021 to September 2021, served as Interim Chief Financial Officer of Advantia Health, LLC, a provider of women’s health services including OB/GYN, primary care and mental wellness, and from August 2020 to January 2021 served as Interim Chief Financial Officer of Dockzilla, Co., a manufacturer of docking systems used in the logistics industry. Previously, Mr. Spellmire served as Chief Financial Officer of National Cardiovascular Partners, LP from January 2018 to July 2020, and as a Financial Project Consultant for SALO, LLC, a financial services company providing finance and accounting consulting, from August 2016 to January 2018. Prior to that, Mr. Spellmire held various finance and accounting positions for companies in a variety of industries dating back to 1980. Mr. Spellmire holds a Masters of Business Administration and a Bachelor of Business Administration degree from Florida Atlantic University.

Eric Doan joined the Company’s board of directors on December 13, 2021, which was the effective date of the registration statement for the Company’s initial public offering. Mr. Doan serves as Chief Financial Officer of Orchard Software Corporation, a position he has held since April 2020. Before joining Orchard Software, Mr. Doan previously held Chief Financial Officer and Chief Operating Officer positions in private equity-backed companies, most recently as Chief Financial Officer of Edmentum Inc. from July 2018 through March 2020, Chief Financial Officer of myON by Renaissance from May 2017 to July 2018, and Chief Operating Officer of Jump Technologies, Inc. from September 2016 to May 2017. Mr. Doan holds bachelor’s degrees in Zoology and Classical Humanities and a Master of Business Administration (MBA) from Miami University.

Michael Pruitt joined the Company’s board of directors on December 13, 2021, which was the effective date of the registration statement for the Company’s initial public offering. Mr. Pruitt founded Avenel Financial Group, a boutique financial services firm concentrating on emerging technology company investments in 1999. In 2001, he formed Avenel Ventures, a technology investment and private venture capital firm. In February 2005, Mr. Pruitt formed Chanticleer Holdings, Inc., then a public holding company (now known as Sonnet BioTherapeutics Holdings, Inc.), and he served as Chairman of the Board of Directors and Chief Executive Officer until April 1, 2020, at which time the restaurant operations of Chanticleer Holdings were spun out into a new public entity, Amergent Hospitality Group, Inc., where Mr. Pruitt continues to serve as its Chairman and Chief Executive Officer. Mr. Pruitt has been a member of the Board of Directors of IMAC Holdings, Inc. (Nasdaq- IMAC) since October 2020 and currently serves on its Compensation Committee and as Chair of its Audit Committee. Mr. Pruitt also served as a director on the board of Hooters of America, LLC from 2011 to 2019. Mr. Pruitt received a B.A. degree from Costal Carolina University. He currently sits on the Board of Visitors of the E. Craig Wall Sr. College of Business Administration, the Coastal Education Foundation Board, and the Athletic Committee of the Board.

Michelle Hawkins Whetstone joined the Company’s board of directors on February 20, 2023. Ms. Whetstone is a native of Napa Valley, California with 35 years of experience in the hospitality industry and over 15 years of experience in the wine industry. Since 2009, Ms. Whetstone has partnered with Jamey Whetstone, the Company’s winemaker, to help grow the Whetstone Wine Cellars wine label. During that time, Ms. Whetstone oversaw the acquisition, restoration, and grand opening of the historic chateau in the heart of the Napa Valley that serves as Whetstone Wine Cellars’ headquarters and tasting room, and oversees Whetstone Wine Cellars’ daily business operations and the production of events at the property. Prior to Whetstone Wine Cellars, Ms. Whetstone owned and operated a design business and furniture retail stores located in Texas and California. Ms. Whetstone began her career in the travel industry after graduating from Echols International Travel and Transportation School in San Francisco in 1987, and worked in sales for Thai Airways International and Garuda Indonesia Airlines.

Brad Yacullo joined the Company’s board of directors on December 13, 2021, which was the effective date of the registration statement for the Company’s initial public offering. Mr. Yacullo joined ACE Outdoor in September 2019, where he currently serves as a partner. ACE Outdoor is a boutique outdoor media company with bulletin and wall inventory on the Sunset Strip in West Hollywood, California. Mr. Yacullo also co-founded Agra Energy in March 2017. Agra Energy is a company that converts dairy manure into a renewable sulfur free synthetic fuel. Previously, Mr. Yacullo served as Sales Executive at Cisco Systems from January 1995 until January 2003. Mr. Yacullo began his career in January 1991 at Platinum Technology, where he sold enterprise level software to many industries. Mr. Yacullo holds a Bachelor of Science degree in Business Administration, with a major in information systems, from Drake University.

David Yacullo joined the Company’s board of directors on December 13, 2021, which was the effective date of the registration statement for the Company’s initial public offering. Mr. Yacullo currently serves as Chief Revenue Officer of Van Wagner Outdoor, a position he has held since January 2020. Mr. Yacullo has also served as Chairman of Outdoor Solutions, LLC since 2018. From 2016 until 2018, Mr. Yacullo serves as Chief Revenue Officer of Holt Media Companies, Inc. Prior to that, Mr. Yacullo founded Outdoor Media Group (OMG) in 2001 and served as its Chief Executive Officer from 2003 until February 2016. Mr. Yacullo began his career working for Outdoor Services Inc. (OSI) from January 1989 through 2001, where he served in various positions, including as its President.

Board Composition and Independence

When considering whether directors have the experience, qualifications, attributes and skills to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, our Board of Directors focuses primarily on the information discussed in each of the directors’ individual biographies set forth above.

Our Board of Directors periodically reviews relationships that directors have with our Company to determine whether our directors are “independent directors” as such term is defined in Section 803 of the NYSE American LLC Company Guide. Our Board of Directors has determined that each of Eric Doan, Michael Pruitt, Brad Yacullo and David Yacullo is an independent director. In making this determination, the Board of Directors considered the relationships that such individuals have with our Company and other facts and circumstances that the Board of Directors deemed relevant in determining their independence, including ownership interests in us.

Board Leadership Structure and Risk Oversight

Damian Novak, one of our founders, served as Executive Chair of our Board of Directors from our December 2021 initial public offering until February 20, 2023. Effective February 20, 2023, our Board of Directors appointed Michael Pruitt to serve as Non-Executive Chair of the Board of Directors. We believe that having a chair separate from the Chief Executive Officer creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and our stockholders.

Board Committees

Our Board of Directors has a standing audit committee, compensation committee nominating and corporate governance committee. Each committee operates under its own written charter adopted by the Board of Directors, which are available on our website at ir.freshvinewine.com/info/.

Audit Committee

The audit committee is responsible for overseeing financial reporting and related internal controls, risk, and ethics and compliance, including but not limited to review of filings and earnings releases, selection and oversight of the independent registered public accounting firm, oversight of internal audit, interactions with management and the board, and communications with external stakeholders. Our audit committee is composed of Eric Doan and Michael D. Pruitt, with Mr. Doan serving as Chair of the committee. Our board of directors has determined that each of Messrs. Doan and Pruitt meet the definition of “independent director” under the rules of the NYSE American and under Rule 10A-3 under the Exchange Act and that each is an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Exchange Act.

Compensation Committee

The compensation committee is responsible for establishing the compensation philosophy and ensuring that elements of our compensation program encourage high levels of performance among the executive officers and positions the Company for growth. The compensation committee ensures our compensation program is fair, competitive, and closely aligns the interests of our executive officers with the Company’s short and long-term business objectives. The compensation committee is responsible for determining the compensation of our officers and directors, or recommending that such compensation be approved by the full board of directors. Our Chief Executive Officer may not be present during voting or deliberations regarding the Chief Executive Officer’s compensation. The compensation committee will also administer the Company’s equity incentive plans and approve all equity grants made thereunder. Our compensation committee is composed of one director, Eric Doan, who is an “independent director” under the rules of the NYSE American.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for selecting directors to be nominated for election to our board of directors or recommending such nominees for selection by the full board. The nominating and corporate governance committee is also responsible for board effectiveness and governance, with duties that include board succession planning, director recruiting, shaping the Company’s governance policies and practices, and director education and self-evaluations. Our nominating and corporate governance committee is composed of one director, Eric Doan.

EXECUTIVE AND DIRECTOR COMPENSATION

This section provides an overview of the compensation of (i) each individual who served as our principal executive officer during 2022, (ii) our two most highly compensated other executive officers who were serving as executive officers at the end of 2022 and who received total compensation of more than $100,000 during such year, and (iii) up to two additional individuals that would have qualified under clause (ii) above but for the fact that they were not serving as executive officers at the end of 2022. We refer to these individuals as our “named executive officers.” Our named executive officers are:

•        Rick Nechio, Interim Chief Executive Officer and President;

•        Elliot Savoie, Former Chief Financial Officer and Secretary;

•        Janelle Anderson, Former Chief Executive Officer; and

•        Ellen Scipta, Former Chief Financial Officer

Mr. Nechio continues to serve as our Interim Chief Executive Officer. Our other named executive officers are no longer employed by us. Pursuant to an Employment Transition and Consulting Agreement with the Company, Mr. Savoie served as an employee of the Company until December 1, 2022 and is expected to serve as a consultant through August 2023. Ms. Anderson’s employment with the Company terminated on June 8, 2022. Ms. Scipta’s employment with the Company terminated on June 24, 2022.

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by or paid to our named executive officers in respect of their service to us during fiscal years 2022 and 2021.

Name and principal Position	Year	Salary(1)		Bonus	Stock Awards(6)		Option Awards(6)		Non-equity incentive plan compensation		All other compensation		Total compensation(1)
Rick Nechio(2)	2022	$268,750		$0	$0	(7)	$0		$0		$0		$268,750
Interim Chief Executive Officer	2021	$116,667		$0	$0		$19,512	(8)	$0		$0		$136,179
Elliot Savoie(3)	2022	$178,333	(9)	$0	$0		$167,232	(10)	$0		$0		$345,565
Former Chief Financial Officer	2021	$233,083		$0	$721,556	(11)	$0		$0		$0		$954,639
Janelle Anderson(4)	2022	$125,000		$0	$0	(7)	$1,153,405	(12)	$400,000	(13)	$0		$1,678,405
Former Chief Executive Officer	2021	$150,897		$0	$382,000	(14)	$0		$400,000		$0		$932,897
Ellen Scipta(5)	2022	$53,125		$0	$330,000	(15)	$516,896	(16)	$0		$127,500	(17)	$1,027,521
Former Chief Financial Officer

____________

(1)      Prior to the completion of our initial public offering on December 17, 2021, Rick Nechio and Elliot Savoie were employed and paid by Rabbit Hole Equity, L.L.C., a Texas limited liability company that serves as a family office that manages a portfolio of business investments held by Damian Novak and his affiliates. The amounts set forth for Messrs. Nechio and Savoie in the table above include the portion of their overall compensation from Rabbit Hole Equity, L.L.C. that was allocated to the Company. Upon completion of our initial public offering, Messrs. Nechio and Savoie became employees of the Company.

(2)      Rick Nechio served as Chief Marketing Officer through July 2021, has served as President since August 2021 and has served as interim Chief Executive Officer since June 13, 2022.

(3)      Mr. Savoie served as Chief Financial Officer and Secretary of the Company until March 31, 2021, when he began serving as Head of Corporate Development and Ventures. Mr. Savoie was appointed interim Chief Financial Officer on June 30, 2022 and served in that capacity until August 31, 2022. Pursuant to an Employment Transition and Consulting Agreement with the Company, Mr. Savoie continued to serve as an employee of the Company until December 1, 2022 and is expected to serve as a consultant through August 2023.

(4)      Janelle Anderson commenced employment with the Company as Chief Marketing Officer on August 1, 2021 and was appointed as Chief Executive Officer on September 17, 2021. Ms. Anderson’s employment with the Company terminated on June 8, 2022.

(5)      Ellen Scipta commenced employment with the Company and was appointed Chief Financial Officer effective March 30, 2022. Ms. Scipta’s employment with the Company terminated on June 24, 2022.

(6)      These amounts represent compensation expense recognized for financial statement purposes under ASC Topic 718. For a discussion of the assumptions relating to our valuations of these stock awards and stock options, please see Note 9 to the interim financial statements included in this prospectus. These amounts reflect our accounting expense for these stock awards and stock options and do not correspond to the actual value that may be recognized by the named executive officer.

(7)      Excludes the grant date fair value of 10,000 restricted stock units granted on March 2, 2022 in connection with service on our board of directors.

(8)      Reflects the grant date fair value of options granted on November 30, 2021.

(9)      Includes compensation earned by Mr. Savoie during 2022 as a Company consultant from and after December 1, 2022.

(10)    Reflects the grant date fair value of a 69,892 share stock option granted on September 1, 2022.

(11)    Reflects the grant date fair value of 125,926 restricted stock units granted on December 17, 2021.

(12)    Reflects the grant date fair value of a 427,001 share stock option granted on March 11, 2022.

(13)    Includes non-equity incentive plan compensation earned in 2022 and paid in 2023.

(14)    Reflects the grant date fair value of Class F Units of Fresh Grapes, LLC granted to Ms. Anderson on August 1, 2021, which converted into 67,676 upon the Company’s conversion to a corporation in December 2021.

(15)    Reflects the grant date fair value of 100,000 restricted stock units granted on March 30, 2022.

(16)    Reflects the grant date fair value of a 200,000 share stock option granted on March 30, 2022.

(17)    Reflects cash severance payments made to Ms. Scipta under a Separation Agreement entered into following the termination of her employment in June 2022.

Narrative Disclosure to Summary Compensation Table

Rich Nechio and Elliot Savoie were employed by us during 2022 and 2021 pursuant to unwritten employment arrangements pursuant to which each received a base salary, which is subject to adjustment, from time to time, at the discretion of our board of directors. Upon our initial public offering in December of 2021, Messrs. Nechio and Savoie each began receiving annual base salaries of $300,000. On February 1, 2022, Mr. Savoie’s annual base salary was reduced to $220,000. Effective October 15, 2022, Mr. Nechio’s annual base salary was reduced to $150,000. Messrs. Nechio and Savoie did not receive bonus payments for 2022 or 2021. Mr. Nechio continues to be employed by us pursuant to his unwritten employment arrangement.

Effective December 17, 2021, the Company granted 125,926 restricted stock units (“RSUs”) to Elliot Savoie under the Company’s 2021 Equity Incentive Plan. Each RSU represented the right to receive one share of Common Stock from the Company upon vesting, with vesting occurring on June 11, 2022 (180 days after the date of the final prospectus for our initial public offering).

Mr. Savoie served as Chief Financial Officer from October 2019 until March 31, 2022, as Head of Corporate Development and Ventures until June 30, 2022, and then as interim Chief Financial Officer from June 30, 2022 until August 1, 2022. Effective September 1, 2022, the Company entered into an Employment Transition and Consulting Agreement with Mr. Savoie (the “Transition Agreement”) pursuant to which he remained employed by the Company through November 30, 2022 in order to provide for an orderly transition of his roles and responsibilities within the Company. During such period of employment, Mr. Savoie received an annualized salary of $100,000. The Transition Agreement further provides for the Company’s engagement of Mr. Savoie as a consultant for a nine month period commencing December 1, 2022 and expiring August 31, 2023, during which time the Company is paying Mr. Savoie a $5,000 monthly consulting fee. On the September 1, 2022 effective date of the Transition Agreement, the Company granted Mr. Savoie a stock option to purchase 69,892 shares of common stock at a per share exercise price equal to $3.04 (the fair market value of the Company’s common stock on the date of grant). The stock option vested with respect to 3,584 shares on the last calendar day of September, October and November of 2022, and the balance of the stock option vests in monthly installments as nearly equal as possible (approximately 6,571 shares each) on the last calendar day of each month from December 2022 through August 2023.

Effective August 31, 2022, James Spellmire was appointed to serve as Chief Financial Officer and Secretary of the Company. Under the terms of his engagement, the Company is paying an hourly wage of $290 to Mr. Spellmire.

Janelle Anderson commenced employment with the Company as Chief Marketing Officer on August 1, 2021 and was appointed as Chief Executive Officer on September 1, 2021. Pursuant to her employment agreement, which is described below, the Company paid Ms. Anderson an annual base salary of $400,000 from August 1, 2021 until September 17, 2021, and a base salary of $300,000 for the remainder of 2021. In each of January 2022 and 2023, the Company also paid Ms. Anderson $400,000 for achieving all performance objectives under the annual incentive cash bonus plan set forth in her employment agreement, which objectives related to increases in the number of points of distribution to which the Company sells its wine. Ms. Anderson’s employment agreement contemplated that the Company would, on the initial closing date of its initial public offering, grant her an option to purchase 427,001 shares of common stock that is exercisable at the initial public offering price; however such stock option was not granted at the time of the initial public offering because the vesting criteria had not been established. As a result, the fair value of the option is not reflected in the Summary Compensation Table. On March 11, 2022, the

Company granted Ms. Anderson a stock option to purchase up to 427,001 shares of common stock, which option had an exercise price equal to $3.47 per share (which is the closing price of the Company’s common stock on the date of grant) and was scheduled to vest in three instalments in amounts as nearly equal as possible on the six month, one year and two year anniversaries of the date of grant subject to her continuing to be employed by the Company through the applicable vesting date. The stock option granted on March 11, 2022 was in lieu of (and not in addition to) the stock option contemplated by Ms. Anderson’s employment agreement. Ms. Anderson’s employment with the Company terminated on June 8, 2022, and the entire 427,001 share stock option terminated unvested. See also “Prospectus Summary — Recent Developments — Janelle Anderson Litigation Settlement and Related Founder Share Forfeitures.”

Ellen Scipta commenced employment with the Company and was appointed Chief Financial Officer effective March 30, 2022. Pursuant to her employment agreement, which is described below, the Company paid Ms. Scipta an annual base salary of $255,000. Upon commencement of her employment on March 30, 2022, Ms. Scipta was granted (i) a 100,000 share restricted stock award, which was subject to transfer and forfeiture restrictions, one-third of which lapsed on the date of grant, and one-third of which was schedule to lapse on each of the one-year and two-year anniversary of the date of grant, and (ii) a 200,000 share stock option award, one-third of which vested on the date of grant, and one-third of which was scheduled to vest on each of the one-year and two-year anniversary of the date of grant. The stock option had an exercise price equal to $3.30 (the fair market value of the Company’s common stock on the date of grant).

Ms. Scipta’s resigned and her employment with the Company terminated on June 24, 2022. In connection with the termination of her employment, the Company entered into a Separation Agreement and Release with Ms. Scipta (the “Release”) pursuant to which, among other things, the Company agreed to provide Ms. Scipta with certain separation benefits, including a cash payment equal to six months of her base salary and a prorated portion of her target annual incentive bonus for 2022 (based upon the number of days that she was employed by the Company during 2022), and reimbursement of fees incurred by Ms. Scipta for third-party outplacement organization services.

Employment Agreements

Janelle Anderson Employment Agreement

Effective August 1, 2021, the Company entered into an employment agreement with Janelle Anderson pursuant to which Ms. Anderson initially served as Chief Marketing Officer and was paid an annualized base salary of $400,000. This agreement was amended and restated effective September 1, 2021, at which time Ms. Anderson was appointed as Chief Executive Officer, and further amended and restated effective September 17, 2021, at which time her annualized base salary was reduced to $300,000. The agreement, as further amended and restated, provided that during the period from September 17, 2021 through December 31, 2021, and during each calendar year thereafter while she was employed under the agreement (each a “performance period”), Ms. Anderson would be eligible to receive a $100,000 incentive cash bonus each time that the number of points of distribution to which the Company sells its wine is increased by 100 over the number of points of distribution to which the Company sells its wine at the commencement of the applicable performance period, up to a maximum of $400,000 per performance period. For such purposes, “points of distribution” included on-premise outlets (e.g., bars, restaurants, arenas and similar venues) and off-premise outlets (e.g., grocery, liquor and convenient stores and similar outlets). Ms. Anderson was eligible to receive additional discretionary bonuses based upon her performance on behalf of the Company and/or the Company’s performance in such amounts, in such manner and at such times as determined by the board of directors. Ms. Anderson was also eligible to participate in the standard benefits which the Company generally provided to its full-time employees under its applicable plans and policies.

Upon commencement of her employment, Ms. Anderson was granted units representing a 0.75% equity interest in the Company, calculated as of August 1, 2021 (the effective date of the employment agreement), which converted into 67,676 shares of the Company’s common stock upon the Company conversion to a corporation in December 2021 (the “LLC Conversion”). Ms. Anderson was entitled to receive an additional 33,838 shares of common stock (representing a 0.3725% equity interest in the Company, calculated as of August 1, 2021) upon each of two milestone events, provided that she remained employed by the Company on the date on which the applicable milestone event is achieved. The first milestone was to be satisfied upon the Company achieving a market capitalization of at least $225 million, and the second milestone was to be satisfied upon the later to occur of the Company achieving a market capitalization of at least $300 million and the Company’s completion of a secondary underwritten public offering of its common stock pursuant to an effective registration statement under the Securities Act.

Under her employment agreement, if Ms. Anderson’s employment was terminated by the Company for any reason other than Cause (as defined in the employment agreement), or Ms. Anderson resigned as an employee of the Company for Good Reason (as defined in the employment agreement), so long as she signed and did not revoke a release agreement, she would have been entitled to receive severance in the form of continued base salary payments over a period of six months. In addition, if Ms. Anderson’s employment was terminated by the Company (or its successor) for a reason other than for Cause or as a result of her death or disability, or she voluntarily terminated her employment for Good Reason, in either case within twelve months following the occurrence of a Change in Control (as defined in the employment agreement) or within 90 days prior to a Change in Control, the vesting of all outstanding unvested equity-based incentive awards would have accelerated. The employment agreement included a provision allowing the Company to reduce the payment to which Ms. Anderson would have been entitled upon a Change-in-Control transaction to the extent needed for her to avoid paying an excise tax under Internal Revenue Code Section 280G, unless she would have been better off, on an after-tax basis, receiving the full amount of such payments and paying the excise taxes due.

Ms. Anderson’s employment agreement provided that the Company would, on the initial closing date of its initial public offering, grant her an option to purchase 427,001 shares of common stock that is exercisable at the initial public offering price; however such stock option was not granted at the time of the initial public offering because the vesting criteria had not been established. In lieu of such stock option, on March 11, 2022, the Company granted Ms. Anderson a stock option to purchase up to 427,001 shares of common stock at an exercise price equal to $3.47 per share (which is the closing price of the Company’s common stock on the date of grant) and was scheduled to vest in three installments in amounts as nearly equal as possible on the six month, one year and two year anniversaries of the date of grant subject to her continuing to be employed by the Company through the applicable vesting date.

Ms. Anderson’s employment agreement contained customary confidentiality and intellectual property covenants and a non-competition restriction that provided, among other things, that Ms. Anderson would not engage in a competitive business or solicit our employees or consultants for a period of one year after termination of employment. For such purpose, “competitive” business means a business primarily engaged in the development, production, marketing and/or sale of wine varietals and brands that are primarily marketed to consumers as embodying a connection to health, wellness and/or an active lifestyle.

Ms. Anderson’s employment with the Company terminated on June 8, 2022.

Ellen Scipta Employment Agreement

On March 24, 2022, the Company entered into an employment agreement with Ellen Scipta pursuant to which she commenced employment with the Company on March 30, 2022 and was appointed as the Company’s Chief Financial Officer on March 31, 2021. Under her employment agreement, which was for an indefinite term, Ms. Scipta was entitled to receive annual base salary of $255,000 and was eligible to receive an annual cash bonus commencing in 2022, the target amount of which was to be equal to 65% of her base salary. The Company agreed that the actual cash bonus for 2022 would be at least $50,000. Ms. Scipta was also eligible to receive additional discretionary bonuses based upon her performance on behalf of the Company and/or the Company’s performance in such amounts, in such manner and at such times as may be determined by the board of directors or a committee thereof.

While employed by the Company, and commencing in 2023, the Company agreed to make annual grants to Ms. Scipta of (i) restricted stock unit awards having a value equal to 35% of her base salary (as determined in good faith by the Company’s board of directors or a committee thereof), which would vest one-third annually commencing on the first anniversary of the date of grant, and (ii) stock options, exercisable at fair market value on the grant date, having a value equal to 70% of her base salary (as determined in good faith by the Company’s board of directors or a committee thereof), which would vest one-third annually commencing on the first anniversary of the date of grant and the per share exercise price for such Stock Option would be equal to the closing price as of the date of grant. Ms. Scipta was also eligible to receive annual and periodic equity-based compensation awards, with the amount of such awards granted and the terms and conditions thereof to be determined from time to time by and in the sole discretion of the Company’s board of directors or a committee thereof, and she was eligible to participate in the standard benefits which the Company generally provides to its full-time employees under its applicable plans and policies.

Upon commencement of her employment on March 30, 2022, Ms. Scipta was granted (i) a 100,000 share restricted stock award, which was subject to transfer and forfeiture restrictions, one-third of which lapsed on the date of grant, and one-third of which was scheduled to lapse on each of the one-year and two-year anniversary of the date of grant, and (ii) a 200,000 share stock option award, one-third of which vested on the date of grant, and one-third of which was scheduled to lapse on each of the one-year and two-year anniversary of the date of grant. The stock option has an exercise price equal to $3.30 (the fair market value of the Company’s common stock on the date of grant).

Under her employment agreement, if Ms. Scipta’s employment was terminated by the Company for any reason other than Cause (as defined in the employment agreement), or Ms. Scipta resigned as an employee of the Company for Good Reason (as defined in the employment agreement), so long as she signed and did not revoke a release agreement, she would be entitled to receive severance in the form of continued base salary and bonus payments over a period of six months. In addition, if Ms. Scipta’s employment was terminated by the Company (or its successor) for a reason other than for Cause or as a result of her death or disability, or she voluntarily terminates her employment for Good Reason, in either case within twelve months following the occurrence of a Change in Control (as defined in the employment agreement) or within 90 days prior to a Change in Control, the vesting of all outstanding unvested equity-based incentive awards would accelerate. The employment agreement included a provision allowing the Company to reduce the payment to which Ms. Scipta would be entitled upon a Change-in-Control transaction to the extent needed for her to avoid paying an excise tax under Internal Revenue Code Section 280G, unless she would be better off, on an after-tax basis, receiving the full amount of such payments and paying the excise taxes due.

Ms. Scipta’s employment agreement contained customary confidentiality and intellectual property covenants and a non-competition restriction that provides, among other things, that Ms. Scipta will not engage in a competitive business or solicit our employees or consultants for a period of one year after termination of employment. For such purpose, “competitive” business means a business primarily engaged in the development, production, marketing and/or sale of wine varietals and brands that are primarily marketed to consumers as embodying a connection to health, wellness and/or an active lifestyle in the United States and in any other country or U.S. territory in which the Company does business during the term of Ms. Scipta’s employment with the Company.

Ms. Scipta’s resigned and her employment with the Company terminated on June 24, 2022.

Fresh Vine Wine, Inc. 2021 Equity Incentive Plan

We have adopted our 2021 Equity Incentive Plan (the “2021 Plan”) The 2021 Plan authorizes the granting of stock-based awards to purchase up to 1,800,000 shares of our common stock. Under the 2021 Plan, our board of directors or a committee of one or more non-employee directors designated by our board will administer the 2021 Plan and will have the power to make awards, to determine when and to whom awards will be granted, the form of each award, the amount of each award, and any other terms or conditions of each award consistent with the terms of the 2021 Plan. Awards may be made to our employees, directors and consultants. The types of awards that may be granted under the 2021 Plan will include incentive and non-qualified stock options, restricted and unrestricted stock, restricted and unrestricted stock units, stock appreciation rights, performance units and other stock-based awards. Each award agreement will specify the number and type of award, together with any other terms and conditions as determined by the board of directors or committee in their sole discretion.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth certain information regarding outstanding equity awards held by the named executive officers as of December 31, 2022:

	Options					Restricted Stock Units
	Grant Date	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Units of Stock That Have Not Vested	Market Value Of Units of Stock That Have Not Vested
Rick Nechio	11/30/2021	—	375,001	$10.00	11/30/2031	—	—
Elliot Savoie	9/1/2022	—	—	$3.04	9/1/2032	—	—
Janelle Anderson	N/A	—	—	N/A	N/A	—	—
Ellen Scipta	N/A	—	—	N/A	N/A	—	—

DIRECTOR COMPENSATION

Prior to our December 2021 initial public offering, our directors did not receive compensation for serving as members of our board of directors. Effective March 2, 2022, we granted 10,000 restricted stock units (“RSUs”) under the Company’s 2021 Equity Incentive Plan to each of our seven directors as compensation for their services as directors of the Company during 2022. Each RSU represented the right to receive one share of Common Stock from the Company upon vesting, with vesting occurring on June 18, 2022. In accordance with the Company’s bylaws, our board of directors adopted resolutions reducing the number of seats on the board of directors from seven to six, which reduction took effect in conjunction with the election of directors at our November 4, 2022 annual stockholders’ meeting. The board of directors (or a compensation committee thereof) will periodically reevaluate the form and amount of director compensation and make adjustments that it deems to be appropriate. We will also reimburse our directors for reasonable expenses incurred in the performance of the directors’ services to the us upon submission of invoices and receipts for such expenses.

Director Compensation Table

The following table sets forth information regarding the compensation earned for service on our board of directors by our non-employee directors during the year ended December 31, 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Damian Novak	—	40,800	40,800
Rick Nechio	—	40,800	40,800
Eric Doan	—	40,800	40,800
Michael Pruitt	—	40,800	40,800
Brad Yacullo	—	40,800	40,800
David Yacullo	—	40,800	40,800
Janelle Anderson(2)	—	40,800	40,800

____________

(1)      The amounts reported represent compensation expense recognized for financial statement purposes under ASC Topic 718. In the case of each of our directors, the stock award (in the form of an RSU) was granted on March 2, 2022. For a discussion of the assumptions relating to our valuations of stock awards and stock options, please see Note 9 to the interim financial statements included in this prospectus. These costs reflect our accounting expense for these stock options and do not correspond to the actual value that may be recognized by the directors.

(2)      Ms. Anderson’s ceased serving as a director on November 4, 2022.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Policy

In connection with our initial public offering, we adopted a policy with respect to the review, approval and ratification of related party transactions. Under the policy, our audit committee is responsible for reviewing and approving related party transactions. In the course of its review and approval of related party transactions, our audit committee will consider the relevant facts and circumstances to decide whether to approve such transactions. We did not have a written policy regarding the review and approval of related party transactions prior to our initial public offering.

Transactions with Related Persons

In addition to the compensation arrangements discussed under the Caption “Executive and Director Compensation”, the following is a description of each transaction since January 1, 2021 and each currently proposed transaction in which:

•        we have been or are to be a participant;

•        the amount involved exceeds or will exceed $120,000; and

•        any of our directors, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with any of these individuals had or will have a direct or indirect material interest.

Description of Founder Related Party Payables

Since the Company’s inception in May 2019, Damian Novak, our former Executive Chairman and co-founder, and affiliates of Mr. Novak have incurred expenses on our behalf or advanced funds to us from time to time as needed to satisfy our working capital requirements and expenses. The reimbursable expenses and advances are reflected as related party payables on our balance sheet and are not evidenced promissory notes or other written documentation. On December 17, 2021, we used a portion of the proceeds from our initial public offering to repay $2.0 million, representing the entire outstanding amount of these related party payables, net of related party receivables that Mr. Novak and his affiliates owed to us at that time.

Arrangement with Rabbit Hole Equity, L.L.C.

Prior to our December 2021 initial public offering, all of our named executive officers were employed and paid by Rabbit Hole Equity, L.L.C., a Texas limited liability company that serves as a family office that manages a portfolio of business investments held by Damian Novak and his affiliates (“Rabbit Hole Equity”). Based on an allocation model, a portion of each named executive officer’s overall compensation from Rabbit Hole Equity was allocated to the Company. Following the completion of our initial public offering, our named executive officers became employees of, and are compensated directly by, the Company. Through October 31, 2022, our principal executive offices located in Minneapolis, Minnesota were leased by Rabbit Hole Equity and a portion of Rabbit Hole Equity’s lease payments were allocated to the Company. Effective November 1, 2022, we terminated this lease arrangement.

License Agreements with Nina Dobrev and Julianne Hough

In March 2021, we entered into five-year license agreements with each of Nina Dobrev and Julianne Hough pursuant to which each agreed to use commercially reasonable efforts to help grow and promote our business and varietals of wine. Each has also granted us a license to use her pre-approved name, likeness, image, and other indicia of identity, as well as certain content published by her on her social media or other channels, on and in conjunction with the sale and related pre-approved advertising and promotion of our varietals of wine and marketing materials. Ms. Dobrev and Ms. Hough have agreed not to grant any similar license or render services of any sort on behalf of or in connection with any party in the wine category anywhere in the world during the term of her agreement, other than with respect to Company. Notwithstanding such restrictions, the agreements do not prevent Ms. Dobrev or Ms. Hough from (i) appearing in the news, entertainment or information portion of any program or event, regardless of those programs or event’s sponsorship or tie-ins; or (ii) becoming a passive investor in any other company provided that if the company is in the category of wine, such investment must be financial only and Ms. Dobrev or Ms. Hough, as applicable, may not provide services or grant any rights in or to her name, likeness, image, and other indicia of identity in connection with such investment.

Upon entering into such agreements, we issued to each of Ms. Dobrev and Hough (or their designees) 156,500 units representing membership interests in Fresh Grapes, LLC, which represent 969,272 shares each on a post-LLC Conversion basis. In addition, each of Ms. Dobrev and Ms. Hough will be entitled to an annual license fee equal to $300,000 per year commencing in March 2022 (the one year anniversary of the effective date of the agreements). The Company is also required to reimburse each of Ms. Dobrev and Ms. Hough for reasonable out of pocket expenses incurred in connection with the promotion of the Company’s varietals of wine.

The license agreements may be terminated by either party for “Cause” (as defined in the applicable agreement), if the other party materially breaches any material term of the agreement and fails to cure such breach within 30 days after receiving notice of such breach. In addition, the Company may terminate the agreement upon the death or physical or mental incapacitation that substantially impairs the ability of Ms. Dobrev or Ms. Hough, as applicable, to render the Services for more than 180 days. Upon expiration or termination of each agreement, the rights and licenses granted under the agreement will be immediately revoked, and the Company must cease the marketing and sale of products that feature the licensor’s name, likeness, image, and other indicia of identity, provided that the Company may continue to use approved marketing materials and sell off the remaining product inventory for a sell-off period of up to 90 days.

Effective November 12, 2021, we entered into amendments to the license agreements. As amended, the license agreements provide that payment of the annual license fees to Ms. Dobrev and Ms. Hough would commence on the initial closing date of our December 2021 initial public offering. In addition, the amendments provide that each of Ms. Dobrev and Ms. Hough have the right to terminate her agreement if as of the end of calendar year 2023, we have not achieved at least $5.0 million in EBITDA in either fiscal 2022 or fiscal 2023. In connection with entering into the amendments, Nechio & Novak, LLC assigned and transferred to each of Ms. Dobrev and Ms. Hough (or their designees) 20,702 additional units representing membership interests in Fresh Grapes, LLC, which represent 128,217 shares each on a post-LLC Conversion basis. Pursuant to the amendments, we have agreed to indemnify and reimburse the licensees for any United States federal and state income taxes that may become be due and payable by them solely as a result of the assignment and transfer of the additional units, and to gross-up such payments for income taxes resulting from the indemnification payments. We have agreed to satisfy the licensors’ claims for indemnification and reimbursement no later than thirty (30) days following the filing the their applicable tax return. During the term of the license agreements, as amended, we have granted observer rights to each Ms. Dobrev and Ms. Hough pursuant to which each will be entitled, among other things, to attend all meetings, excluding committee meetings and executive sessions of independent directors, of our Board of Directors in a non-voting, observer capacity, subject to certain exceptions.

Founders’ Option Agreements

Effective November 30, 2021, we entered into stock option agreements with four of our co-founders, Damian Novak, Rick Nechio, Nina Dobrev and Julianne Hough. In connection with these agreements, we have established a founders’ option pool comprised of 1,500,004 shares of our common stock, which will represent 15% of our outstanding common stock immediately prior to our initial public offering (the “Founders’ Option Pool”). Under the agreements, each co-founder was granted a ten-year option to purchase 25% of the shares comprising the Founders’ Option Pool.

The options are exercisable, subject to the satisfaction of vesting conditions, at a price per share equal to $10.00 (our initial public offering price). The options will vest, if at all, during the three year period that commenced on December 17, 2021 (the closing date of our initial public offering) and ending on the third anniversary thereof (the “Performance Period”), with 20% of the option shares vesting upon the average of the closing sale prices of our common stock over a period of ten consecutive trading days being equal to or greater than the applicable price set forth in the following schedule (each a “Trigger Price”):

Percent of Shares To Be Vested	Trigger Price
20%	$20.00
20%	$30.00
20%	$40.00
20%	$50.00
20%	$60.00

All portions of the options that have not vested prior to the expiration of the Performance Period and all of co-founders’ rights to and under such non-vested portions of the options will terminate upon such expiration. In addition, if, prior to any vesting date, a co-founder ceases to provide services to the Company either as a member of our board of directors a Company employee (with respect to Messrs. Novak and Nechio) or a Company ambassador and licensor under such co-founder’s license agreement with the Company (with respect to Ms. Dobrev and Ms. Hough), that portion of such co-founder’s option scheduled to vest on such vesting date, and all portions of such option scheduled to vest in the future, will not vest and all of such co-founder’s rights to and under such non-vested portions will terminate.

Contractor Agreement with Tribe of Five, LLC

Effective March 15, 2021, we entered into a Contractor Agreement with Tribe of Five, LLC (“Tribe of Five”) relating to services provided to us by Tribe of Five to secure arrangements with our co-founders, Nina Dobrev and Julianne Hough, to serve as celebrity ambassadors for our Company. In consideration for services rendered under the Contractor Agreement, effective March 15, 2021, we issued to Tribe of Five 140,300 units representing membership interests in Fresh Grapes, LLC, which represent 868,373 shares on a post-LLC Conversion basis. Pursuant to the Contractor Agreement, Tribe of Five made representations and warranties regarding its investment intent and accredited investor status that are customary in agreements governing the issuance of securities in transactions exempt from the registration requirements of the Securities Act.

Service Agreement with Appellation Brands, LLC

In October 2021, the Company entered into a service agreement with Appellation Brands, LLC, a limited liability company of which Nechio & Novak, LLC was the majority member. Nechio & Novak, LLC is a limited liability company of which Damian Novak and Rick Nechio were co-founders and collectively the majority members. Under the service agreement, the Company provided representation and distribution services. We provided access to new markets and retail and wholesale customers to Appellation Brands, LLC. In exchange for these services, we earned management fee of $50,000 per month plus a tiered fee ranging between $5.00 and $6.50 per case of the products sold. The term of the agreement was one year and automatically renewed for additional one-year periods until terminated by either party with thirty days prior written notice. As of December 31, 2021, the Company had recognized $153,075 in service revenue related to this agreement. For the nine month period ended September 30, 2022, the Company recognized $297,224 in service revenue related to this agreement. In September 2022, the Company entered into a new distribution agreement with Appellation Brands, LLC, to purchase approximately $195,000 of wine inventory and sell directly to our customers. Sales associated with a the new agreement were recorded within wholesale revenue beginning September 1, 2022, and total sales for the three months ended September 30, 2022 associated with the new agreement was $15,185.

Consulting Services Agreement with FELCS, LLC

On January 1, 2022, we entered into a consulting services agreement with FELCS, LLC, a limited liability company owned by Damian Novak, to provide consulting and advisory services to us, including, among other things, assisting in and advising on the development of our marketing plans, materials and objectives, assisting in the development and implementation of our growth strategies and processes, and advising on our systems, policies and procedures. As compensation for such services, we pay FELCS, LLC a $25,000 monthly consulting fee. The consulting services agreement has an initial term of one year and was to be automatically renewed for additional one year periods unless either party gave the other written notice of non-renewal at least 30 days prior to the end of the then current term, and could be terminated by either party upon 30 days prior written notice. For the nine month period ended September 30, 2022, the Company recognized $225,000 in total expense related to this agreement. This consulting agreement was terminated at the end of November 2022.

Director and Officer Indemnification Agreements

We have entered into indemnification agreements (the “Indemnification Agreements”) with each of our current and former officers and directors. The Indemnification Agreements clarify and supplement indemnification provisions already contained in the Company’s bylaws (the “Bylaws”) and generally provide that the Company shall indemnify the indemnitees to the fullest extent permitted by applicable law, subject to certain exceptions, against expenses, judgments, fines and other amounts actually and reasonably incurred in connection with their service as a director or officer and also provide for rights to advancement of expenses and contribution.

Founder Vendor-related Share Forfeitures

In December 2022, Rick Nechio and Damian Novak, who are officers, directors and two of the Company’s founders, together agreed to forfeit and transfer back to the Company without consideration 970,000 shares of common stock of the Company held by them, to enable the Company to preserve cash by issuing such number of shares to certain of the Company’s service providing vendors without subjecting the Company’s other stockholders to dilution therefrom.

Founder Anderson Consulting-related Forfeitures

In conjunction with entering into the Settlement Agreement with Janelle Anderson, Rick Nechio and Damian Novak entered into Agreements to Forfeit Shares of Common Stock (the “Forfeiture Agreements”) pursuant to which each agreed to forfeit and transfer back to the Company without consideration 250,000 shares of common stock of the Company held by them (a total of 500,000 shares), to enable the Company to issuing the Anderson Consulting Shares to Ms. Anderson without subjecting the Company’s other stockholders to dilution therefrom (the “Anderson Consulting-related Forfeitures”). The Anderson Consulting-related Forfeitures became effective in connection with the closing of the Settlement Agreement. See “Prospectus Summary — Recent Developments — Janelle Anderson Litigation Settlement and Related Founder Share Forfeitures.”

Consulting Agreement with Whetstone Consulting

Effective February 20, 2023, the Company’s board of directors elected Michelle Hawkins Whetstone as a director of the Company. Ms. Whetstone is the spouse of Jamey Whetstone, the Company’s winemaker. On June 12, 2019, we entered into a consulting agreement with Whetstone Consulting, through which our winemaker, Jamey Whetstone, does business, which agreement was subsequently amended on May 15, 2020, amended and restated on March 16, 2021 and further amended and restated on April 13, 2022 (the “Whetstone Consulting Agreement”). See “Business — Consulting Agreement with Whetstone Consulting” for a description of the Whetstone Consulting Agreement.

Stock-based Vendor Compensation Arrangements

In December 2022, we entered into agreements with certain of our vendors pursuant to which we agreed to issue a total of 970,000 shares of our common stock to such vendors as soon as practicable after the dates of the agreements. Pursuant to the agreements with certain of such vendors, we have agreed to issue up to an additional 1,030,000 shares of common stock upon the our achieving specified revenue-related performance objectives within identified timeframes, as outlined below. Of such 1,030,000 shares, (i) 50,000 shares would be issued upon our Company recognizing an aggregate of $4 million in total revenue from and after October 25, 2022, (ii) a total of 730,000 shares would be issued upon our Company recognizing an aggregate of $10 million in total revenue during the two year period expiring in December 2024, and (iii) an additional 250,000 shares would be issued upon our Company recognizing an aggregate of $15 million in total revenue during the three year period expiring in December 2025.

On December 15, 2022, we entered into a Consulting Agreement with Tribe of Five, LLC (“Tribe of Five”) pursuant to which Tribe of Five has agreed to advise us with respect to our sales, marketing and distribution efforts, including assisting with managing our relationships with certain of our third party vendors, for an initial term of three years. As compensation, we agreed to issue 120,000 shares of our common stock to Tribe of Five as soon as practicable after entry into the Consulting Agreement, and have agreed to issue an additional 180,000 shares of our common stock to Tribe of Five upon our recognizing an aggregate of $10 million in total revenue during the first two years of the term of the Consulting Agreement. The shares issued and issuable to Tribe of Five under the Consulting Agreement comprise a portion of the shares issued or issuable to our vendors, as described in the immediately preceding paragraph.

Related Party Transactions Policy

In connection with our initial public offering, we adopted a policy with respect to the review, approval and ratification of related party transactions. Under the policy, our audit committee is responsible for reviewing and approving related party transactions. In the course of its review and approval of related party transactions, our audit committee will consider the relevant facts and circumstances to decide whether to approve such transactions. We did not have a written policy regarding the review and approval of related party transactions prior to our initial public offering.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
MANAGEMENT AND DIRECTORS

The following table sets forth information with respect to the beneficial ownership of our common stock as of February 21, 2023 for (a) each person, or group of affiliated persons, known by us to own beneficially more than 5% of our outstanding shares of common stock, (b) each member of our board of directors, (c) each of our “named executive officers” as identified in the summary compensation table included in this prospectus under the caption “Executive and Director Compensation — Summary Compensation Table,”, and (d) all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules. The information is not necessarily indicative of beneficial ownership for any other purpose. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. To our knowledge, except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all common stock beneficially owned by that person.

The percentage of beneficial ownership shown in the table is based on 12,732,258 shares of common stock outstanding as of February 21, 2023.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Fresh Vine Wine, Inc., 11500 Wayzata Blvd., #1147, Minnetonka, MN 55305.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percentage of Shares Beneficially Owned
Directors and Executive Officers:
Damian Novak	1,837,672	(1)	14.43%
Rick Nechio	1,573,472	(2)	12.36%
James Spellmire	0		—
Eric Doan	10,000		*
Michael D. Pruitt	10,000		*
Michelle Hawkins Whetstone(12)	619,343		4.86%
Brad Yacullo	10,000		*
David Yacullo	10,000		*
All Directors and Executive Officers as a group (7 people):	4,070,487		31.97%

Other Named Executive Officer(s):
Elliot Savoie(3)	162,962	(4)	1.28%
Janelle Anderson(5)	521,676	(6)	4.10%
Ellen Scipta(7)	33,334	(8)	*

Other 5% Stockholders:
Nina Dobrev	1,450,622	(9)	11.39%
Julianne Hough	1,207,574	(10)	9.48%
Tribe of Five, LLC(11)	988,938		7.77%

____________

*        Less than 1%

(1)      Includes 1,000,000 shares that have been pledged as security for a loan. Reflects the February 2023 forfeiture and transfer back to the Company by Mr. Novak without consideration of 250,000 shares pursuant to the Anderson Consulting-related Forfeitures. See “Prospectus Summary — Recent Developments — Janelle Anderson Litigation Settlement and Related Founder Share Forfeitures.”

(2)      Reflects the February 2023 forfeiture and transfer back to the Company by Mr. Nechio without consideration of 250,000 shares pursuant to the Anderson Consulting-related Forfeitures. See “Prospectus Summary — Recent Developments — Janelle Anderson Litigation Settlement and Related Founder Share Forfeitures.”

(3)      Mr. Savoie ceased to serve as an executive officer of the Company effective August 31, 2022.

(4)      Includes 37,036 shares issuable upon the exercise of stock options that are scheduled to vest in the next 60 days.

(5)      Ms. Anderson’s employment with the Company terminated on June 8, 2022 and she ceased her service as a director on November 4, 2022.

(6)      Includes 500,000 shares issued to Ms. Anderson in February 2023 pursuant to the Anderson Consulting Share Grant. See “Prospectus Summary — Recent Developments — Janelle Anderson Litigation Settlement and Related Founder Share Forfeitures.”

(7)      Ms. Scipta’s employment with the Company terminated on June 24, 2022.

(8)      Based solely on a Form 3 filed with the SEC on April 11, 2022.

(9)      Consists of shares held by the Nina Dobrev Trust dated September 17, 2018, of which Nina Dobrev serves as trustee. Ms. Dobrev has sole voting and dispositive power with respect to the shares held by the Nina Dobrev Trust.

(10)    Consists of shares held by Jaybird Investments, LLC, a limited liability company wholly-owned by Julianne Hough. Ms. Hough has sole voting and dispositive power with respect to the shares held by Jaybird Investments, LLC.

(11)    Trent Broin may be deemed to have voting and dispositive power with respect to the shares held by Tribe of Five, LLC. The address of Tribe of Five, LLC is 11900 West Olympic Blvd., Suite 450, Los Angeles, CA 90064.

(12)    Consists of shares held by Ms. Whetstone’s spouse, Jamey Whetstone.

DIVIDEND POLICY

We have never declared or paid any dividends on our common stock and do not anticipate that we will pay any dividends to holders of our common stock in the foreseeable future. Instead, we currently plan to retain any earnings to finance the growth of our business. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on our financial condition, results of operations and capital requirements as well as other factors deemed relevant by our board of directors.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Maslon LLP, 90 South 7th Street, Suite 3300, Minneapolis, Minnesota. The dealer-manager is being represented by Fredrikson & Byron, P.A., Minneapolis, Minnesota.

EXPERTS

The financial statements as of December 31, 2021 and 2020 and for the years then ended included in this prospectus have been so included in reliance on the report of Wipfli LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. The SEC maintains an internet website that contains reports, proxy statements, and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at https://www.freshvinewine.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
Fresh Vine Wine, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Fresh Vine Wine, Inc. (the “Company”) as of December 31, 2021 and 2020, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Wipfli LLP

Minneapolis, Minnesota
March 31, 2022

We have served as the Company’s auditor since 2021.

FRESH VINE WINE, INC.
BALANCE SHEETS
December 31, 2021 and 2020

	December 31, 2021	December 31, 2020
Assets
Current assets
Cash	$16,063,941	$4,485
Accounts receivable	208,160	13,152
Accounts receivable – related party	153,075	—
Receivables with recourse	146,314	—
Related party receivables	376,000	72,523
Inventories	159,060	164,570
Prepaid expenses and other	1,150,987	71,991
Total current assets	18,257,537	326,721

Prepaid expenses (long-term)	991,167	—
Intangible assets – net	3,990	4,212
Total Assets	$19,252,694	$330,933

Liabilities, and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$416,716	$68,869
Accrued compensation	416,414	—
Accrued expenses	212,866	—
Accrued expenses – related party	529,617	—
Secured borrowings	171,069	—
Deferred revenue	13,750	—
Promissory note – related party	216,000	—
Related party payables	200,272	1,725,222
Total current liabilities	2,176,704	1,794,091
Total Liabilities	2,176,704	1,794,091

Stockholders’ Equity (Deficit)
Class F Members’ equity – 0 and 950,000 units issued and outstanding at December 31, 2021 and 2020, respectively	—	250,000

Class W Members’ equity – 0 and 100,000 units issued and outstanding at December 31, 2021 and 2020, respectively	—	10,000

Common stock, $0.001 par value – 100,000,000 and 0 shares authorized at December 31, 2021 and 2020, respectively; 12,200,013 and 0 shares issued and outstanding at December 31, 2021 and 2020, respectively	12,200	—

Preferred stock, $0.001 par value – 25,000,000 and 0 shares authorized at December 31, 2021 and 2020, respectively; 0 shares issued and	—	—
Additional paid-in capital	17,681,141
Accumulated deficit	(617,351)	(1,723,158)
Total Stockholder’s Equity (Deficit)	17,075,990	(1,463,158)

Total Liabilities and Stockholders’ Equity	$19,252,694	$330,933

See accompanying notes to the financial statements

FRESH VINE WINE, INC.
STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2021 and 2020

	Year ended December 31,
	2021	2020
Wholesale revenue	$772,711	$178,088
Direct to consumer revenue	774,421	38,986
Related party service revenue	153,075	—
Total Revenue	1,700,207	217,074

Cost of revenues	1,135,268	175,325
Gross Profit	564,939	41,749

Selling, general and administrative expenses	4,793,445	1,330,030
Equity-based compensation	5,738,029	3,000
Operating Income (Loss)	(9,966,535)	(1,291,281)

Other income (expense)	908	245

Net Income (Loss)	$(9,965,627)	$(1,291,036)

Weighted Average Shares Outstanding
Basic	8,870,902	6,173,066
Diluted	8,870,902	6,173,066

Net Loss per Share – Basic	$(1.12)	$(0.21)
Net Loss per Share – Diluted	$(1.12)	$(0.21)

See accompanying notes to the financial statements

FRESH VINE WINE, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
For the Years Ended December 31, 2021 and 2020

	Member Contributions				Stockholders’ Equity				Additional Paid-In Capital	Accumulated Deficit	Total
	Class F		Class W		Common Stock		Preferred Stock
	Units	Amount	Units	Amount	Shares	Amount	Shares	Amount
Balances at December 31, 2019	900,000	$—	—	$7,000	—	$—	—	$—	$—	$(432,122)	$(425,122)
Equity-based compensation	50,000	250,000	100,000	3,000	—	—	—	—	—	—	253,000
Net income (loss)	—	—	—	—	—	—	—	—	—	(1,291,036)	(1,291,036)
Balances at December 31, 2020	950,000	$250,000	100,000	$10,000	—	$—	—	$—	$—	$(1,723,158)	$(1,463,158)

Member units issued	—	—	100,388	2,309,852	—	—	—	—	—	—	2,309,852
Equity-based compensation	464,227	6,848,871	—	—	—	—	—	—	193,325	—	7,042,196
Corporate conversion from Fresh Grapes, LLC to Fresh Vine Wine, Inc.	—	—	—	—	—	—	—	—	(11,071,434)	11,071,434	—
Corporate conversion to common stock	(1,414,227)	(7,098,871)	(200,388)	(2,319,852)	10,000,013	10,000	—	—	9,408,723	—	—
Common stock issued in initial public offering, net of underwriter commission of $1,760,000 and initial public offering costs of $1,087,273	—	—	—	—	2,200,000	2,200	—	—	19,150,527	—	19,152,727
Net income (loss)	—	—	—	—	—	—	—	—	—	(9,965,627)	(9,965,627)
Balances at December 31, 2021	—	$—	—	$—	12,200,013	$12,200	—	$—	$17,681,141	$(617,351)	$17,075,990

See accompanying notes to the financial statements

FRESH VINE WINE, INC.
STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2021 and 2020

	2021	2020
Cash Flows from Operating Activities
Net income (loss)	$(9,965,627)	$(1,291,036)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization	472	317
Equity-based compensation	5,738,029	3,000
Changes in operating assets and liabilities
Accounts receivable	(195,008)	(13,152)
Accounts receivable – related party	(153,075)	—
Receivables with recourse	(146,314)	—
Related party receivables	(303,477)	(72,523)
Inventories	5,510	(136,970)
Prepaid expenses and other	(765,996)	(58,951)
Accounts payable	347,847	4,895
Accrued compensation	416,414	—
Accrued expenses	212,866	—
Accrued expenses – related parties	529,617	—
Deferred revenue	13,750	—
Related party payables	(1,524,950)	1,317,378
Net cash provided by (used in) operating activities	(5,789,942)	(247,042)

Cash Flows from Investing Activities
Purchase of intangible assets	(250)	(4,313)
Net cash provided by (used in) investing activities	(250)	(4,313)

Cash Flows from Financing Activities
Proceeds from promissory note – related party	432,000	—
Payments of related party notes payable	(216,000)	—
Proceeds from secured borrowings	171,069	—
Proceeds from issuance of member units	2,309,852	250,000
Proceeds from initial public offering, net of offering costs	19,152,727	—
Net cash provided by (used in) financing activities	21,849,648	250,000

Net Increase (Decrease) in Cash	16,059,456	(1,355)

Cash – Beginning of Year	4,485	5,840

Cash – End of Year	$16,063,941	$4,485

Supplemental disclosure of non-cash activities:
Issuance of units for prepaid marketing services	$1,565,000	$—

See accompanying notes to the financial statements

FRESH VINE WINE, INC.
Notes to Financial Statements
December 31, 2021 and 2020

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Fresh Vine Wine, Inc. (the Company), a Nevada corporation, is a premium wine brand built to complement consumers’ healthy and active lifestyles. The Company provides a competitively priced premium product that is blended to deliver several important benefits, such as low-cal, low-sugar, low-carb. The Company’s wines are also gluten-free and keto and vegan friendly.

The Company’s revenue is comprised primarily of wholesale and direct to consumer (DTC) sales, and representation and distribution services. Wholesale revenue is generated through sales to distributors located in states throughout the United States of America. DTC revenue is generated from individuals purchasing wine directly from the Company through club membership and the Company’s website. Representation and distribution service revenue is generated by providing access to new markets and distribution channels.

Basis of Presentation

The Company’s financial statements have been prepared and are presented in accordance with United States generally accepted accounting principles (“U.S. GAAP”). The financial statements include, in the opinion of management, all adjustments, consisting of normal and recurring items, necessary for the fair presentation of the financial statements. In certain instances, amounts reported in prior period financial statements have been reclassified to conform to the current financial statement presentation.

Corporate Conversion

On December 8, 2021, in relation to preparing for its initial public offering (“IPO”), Fresh Grapes, LLC filed a certificate of conversion, whereby Fresh Grapes, LLC effected a corporate conversion from a Texas limited liability company to a Nevada corporation and changed its name to Fresh Vine Wine, Inc. Pursuant to the corporate conversion, units of membership interest in the limited liability company were converted into shares of common stock of the corporation at a conversion ratio of 6.1934 units for one share of common stock. As a result of the corporate conversion, accumulated deficit was reduced to zero on the date of the corporate conversion, and the corresponding amount was recorded to additional paid-in capital. The corporate conversion was approved by members holding a majority of the outstanding units, and in connection with such conversion, the Company filed a certificate of incorporation and adopted bylaws. Pursuant to the Company’s certificate of incorporation, the Company is authorized to issue up to 100,000,000 shares of common stock $0.001 par value per share and 25,000,000 shares of preferred stock $0.001 par value per share. The Company determined that the corporate conversion is equivalent to a change in the Company’s capital structure. As such, all references in the audited financial statements to the number of shares and per-share amounts of member units are now presented as common stock and have been retroactively restated to reflect this conversion.

Initial Public Offering

On December 17, 2021, the Company completed its IPO whereby it sold 2,200,000 shares of common stock at a public offering price of $10 per share. The aggregate net proceeds received by the Company from the offering were approximately $19.2 million, net of underwriting discounts and commissions of approximately $1.8 million and offering expenses of approximately $1.1 million. Upon the closing of the IPO, 12,200,013 shares of common stock were outstanding. The shares began trading on December 14, 2021 on The New York Stock Exchange under the symbol “VINE”.

Accounting Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with U.S. GAAP. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those

FRESH VINE WINE, INC.
Notes to Financial Statements
December 31, 2021 and 2020

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

estimates. Significant items subject to such estimates and assumptions include allowance for doubtful accounts, allowance for inventory obsolescence, the useful lives of intangible assets, equity-based compensation for employees and non-employees, and the valuation of deferred tax assets.

Cash

The Company maintains its accounts at two financial institutions. At times throughout the year the Company’s cash balances may exceed amounts insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk.

Accounts Receivable

Accounts receivable consists of amounts owed to the Company for sales of the Company’s products on credit and are reported at net realizable value. Credit terms are extended to customers in the normal course of business. The Company performs ongoing credit evaluations of its customers’ financial conditions. The Company estimates allowances for future returns and doubtful accounts based upon historical experience and its evaluation of the current status of receivables. Accounts considered uncollectible are written off against the allowance. As of December 31, 2021 and 2020 there was no allowance for doubtful accounts.

The Company periodically factors outstanding accounts receivable, with full recourse, at a percentage of face value. See Note 10 for further discussion of this arrangement.

Inventories

Inventories primarily include bottled wine which is carried at the lower of cost (calculated using the first-in-first-out (“FIFO”) method) or net realizable value.

The Company reduces the carrying value of inventories that are obsolete or for which market conditions indicate cost will not be recovered to estimated net realizable value. The Company’s estimate of net realizable value is based on analysis and assumptions including, but not limited to, historical experience, future demand and market requirements. Reductions to the carrying value of inventories are recorded in cost of revenues. As of December 31, 2021 and 2020 there was no allowance for inventory obsolescence.

Intangible Assets

The Company assesses for impairment intangible assets with finite useful lives which are amortized on a systematic basis over their estimated useful lives. The amortization period and amortization method for an intangible asset with a finite useful life reflects the pattern in which the assets’ future economic benefits are expected to be consumed. Where the pattern cannot be reliably determined, the straight-line method is used. The amortization period and method is reviewed at least at each financial year-end. Amortization of intangible assets with fixed determinable lives is recorded on a straight-line basis over 10 years for trademarks.

Deferred Offering Costs

Deferred offering costs primarily consist of legal, accounting, SEC filing fees, and any other fees relating to the Company’s initial public offering. The deferred offering costs were capitalized as incurred and were offset against proceeds from the sale of shares of common stock at the closing of the Company’s IPO.

Revenue Recognition

The Company’s total revenue reflects the sale of wine domestically in the U.S. to wholesale distributors or DTC and related party service revenues. Under ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), the Company recognizes revenue when control of the promised good is transferred to the customer in

FRESH VINE WINE, INC.
Notes to Financial Statements
December 31, 2021 and 2020

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

an amount that reflects the consideration for which the Company is expected to be entitled to receive in exchange for those products. Each contract includes a single performance obligation to transfer control of the product to the customer. Control is transferred when the product is either shipped or delivered, depending on the shipping terms, at which point the Company recognizes the transaction price for the product as revenue. The Company has elected to account for shipping and handling as a fulfillment activity, with amounts billed to customers for shipping and handling included in total revenue.

The Company also generates revenue through membership in its wine club. Wine club members pay a monthly fee, which varies depending on level of membership, and are entitled to receive quarterly shipments of wine, free shipping, and discounts on other wine and merchandise purchased. The Company recognizes revenue for the monthly membership dues when product is delivered. Any membership dues received before product is delivered is recorded as deferred revenue on the Company’s balance sheet.

The Company has determined that related party service revenue should be recognized over the period of time it provides such services. ASC 606 also notes that when another party is involved in providing goods or services to a customer, the entity should determine whether the nature of its promise is a performance obligation to provide the specified goods or services itself (that is, the entity is a principal) or to arrange for those goods or services to be provided by the other party (that is, the entity is an agent). The Company does not bear responsibility for inventory losses and does not have pricing determination; therefore, the Company would be considered the agent and revenue should be recognized as net sales.

Products are sold for cash or on credit terms. Credit terms are established in accordance with local and industry practices, and typically require payment within 30-60 days of delivery or shipment, as dictated by the terms of each agreement. The Company has elected the practical expedient to not account for significant financing components as its payment terms are less than one year, and the Company determines the terms at contract inception. The Company’s sales terms do not allow for the right of return except for matters related to manufacturing defects, which are not material.

Disaggregated Revenue Information

The following table presents the percentages of total revenue disaggregated by sales channels for the years ended December 31, 2021 and 2020:

	Year ended December 31,
	2021	2020
Wholesale	45.4%	82.0%
Direct to consumer	45.5%	18.0%
Related party service	9.1%	0.0%
Total revenue	100.0%	100.0%

Contract Balances

When the Company receives pre-orders or payment from a customer prior to transferring the product under the terms of a contract, the Company records deferred revenue, which represents a contract liability. The Company will record deferred revenue when cash is collected from customers prior to the wine shipment date. The Company does not recognize revenue until control of the wine is transferred and the performance obligation is met. When the Company does not receive payment from a customer prior to or at the transfer of the product under the terms of a contract, the Company records accounts receivable, which represents a contract asset.

FRESH VINE WINE, INC.
Notes to Financial Statements
December 31, 2021 and 2020

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table reflects the changes in the contract liability balance during the years ended December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Outstanding at beginning of period	$—	$—
Increase (decrease) attributable to:
Upfront payments	257,492	—
Revenue recognized	(243,742)	—
Outstanding at end of period	$13,750	$—

Fair Value of Financial Instruments

The Company’s accounting for fair value measurements of assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring or nonrecurring basis adheres to the Financial Accounting Standards Board (FASB) fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

•        Level 1 Inputs: — Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the Company at the measurement date.

•        Level 2 Inputs: — Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•        Level 3 Inputs: — Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

The level in the fair value hierarchy within which a fair measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

The carrying values of cash, accounts receivable, accounts payable, deferred revenue and other financial working capital items approximate fair value at December 31, 2021 and 2020, due to the short maturity nature of these items.

Income Taxes

The Company recognizes uncertain tax positions in accordance with ASC 740 on the basis of evaluating whether it is more likely than not that the tax positions will be sustained upon examination by tax authorities. For those tax positions that meet the more-likely-than not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement. The Company recognizes interest and/or penalties related to uncertain tax positions in income tax expense. There were no uncertain tax positions as of December 31, 2021 or 2020, and as such, no interest or penalties were recorded to income tax expense. As of December 31, 2021 and 2020, the Company has no unrecognized tax benefits. There are no unrecognized tax benefits included on the balance sheet that would, if recognized, impact the effective tax rate. The Company does not anticipate there will be a significant change in unrecognized tax benefits within the next 12 months.

Prior to the conversion, the Company was a limited liability company and therefore was a disregarded legal entity for income tax purposes. Accordingly, no benefit for income taxes was recorded prior to the conversion.

FRESH VINE WINE, INC.
Notes to Financial Statements
December 31, 2021 and 2020

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

For years before 2019, the Company is not subject to U.S. federal or state income tax examinations. The Company’s policy is to recognize interest and penalties related to uncertain tax positions as a component of general and administrative expenses.

Equity-Based Compensation

The Company measures equity-based compensation cost at the grant date based on the fair value of the award and recognizes the compensation expense over the requisite service period, which is generally the vesting period. The Company recognizes any forfeitures as they occur. As of December 31, 2021, there was $1,304,167 of unrecognized equity-based compensation expense recorded in prepaid expenses and other assets.

The Company measures equity-based compensation when the service inception date precedes the grant date based on the fair value of the award as an accrual of equity-based compensation and adjusts the cost to fair value at each reporting date prior to the grant date. In the period in which the grant occurs, the cumulative compensation cost is adjusted to the fair value at the date of the grant. As of December 31, 2021 and December 31, 2020, there was no accrued equity-based compensation.

Effective December 9, 2021, the Company adopted an equity incentive plan which allows for the granting of incentive and non-qualified stock options, restricted and unrestricted stock and stock units, stock appreciation rights, performance units and other stock-based awards to current and prospective employees and directors of, and consultants and advisors to, the Company.

See Note 7 for further discussion of equity-based compensation incurred in 2021 and 2020.

Advertising

The Company expenses the costs of advertising as incurred. Advertising expense for the years ended December 31, 2021 and 2020 was approximately $1,873,000 and $161,000, respectively.

Application of New or Revised Accounting Standards

Pursuant to the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), a company constituting an “emerging growth company” is, among other things, entitled to rely upon certain reduced reporting requirements and is eligible to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies.

The Company is an emerging growth company and has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocable opts out of the extended transition period provide in the JOBS Act.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), to increase transparency and comparability between organizations by recording assets and liabilities on the balance sheet relating to both operating and finance leases with terms longer than 12 months, and disclosing key information about the lease terms. Topic 842, Leases, supersedes Topic 840. This guidance will be effective for the Company beginning with the year ending December 31, 2022, with early adoption permitted. The Company does not currently have any leases that require disclosure under Topic 842.

FRESH VINE WINE, INC.
Notes to Financial Statements
December 31, 2021 and 2020

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments, and also issued subsequent amendments to the initial guidance, collectively, ASC 326, to replace the incurred loss impairment methodology in current U.S. GAAP with a methodology that requires the reflection of expected credit losses and will also require consideration of a broader range of reasonable and supportable information to determine credit loss estimates. For many entities with financial instruments, the standard will require the use of a forward-looking expected loss model rather than the incurred loss model for recognizing credit losses, which may result in the earlier recognition of credit losses on financial instruments. This guidance will be effective for the Company beginning with the year December 31, 2023, with early adoption permitted.

Net Loss per Share

Basic net loss per share is determined by dividing net loss attributable to shareholders by the weighted-average shares outstanding during the period. Diluted EPS reflects potential dilution and is computed by dividing net loss by the weighted average number of common shares outstanding during the period increased by the numbers of additional common shares that would have been outstanding if all potential common shares had been issued and were dilutive. However, potentially dilutive securities are excluded from the computation of diluted EPS to the extent that their effect is anti-dilutive. The following table shows the components of diluted shares for the years ending:

	December 31, 2021	December 31, 2020
Weighted average shares outstanding – basic	8,870,902	6,173,066
Dilutive effect of shares authorized	—	—
Shares used in computing net loss per share – diluted	8,870,902	6,173,066

At December 31, 2021, 2,744,778 shares have been excluded from the calculation of diluted weighted average shares outstanding as the inclusion of these shares would have an anti-dilutive effect.

Mezzanine Equity

Due to the contingently redeemable nature of Class F partner investor units issued in March 2021, the Company classified these units as temporary equity in the mezzanine section of the balance sheet prior to its conversion to a C-Corporation. These units were recorded at their initial carrying value, which equaled fair value as determined as of the issue date in March 2021. Upon the Company’s conversion from a limited liability company to a C-Corporation in December 2021, these units were redeemed and converted to 1,938,534 shares of common stock.

2. INVENTORIES

Inventories consist of the following at:

	December 31, 2021	December 31, 2020
Inventory – finished goods	$137,647	$164,570
Inventory – merchandise	21,413	—
Total	$159,060	$164,570

FRESH VINE WINE, INC.
Notes to Financial Statements
December 31, 2021 and 2020

3. PREPAID EXPENSES AND OTHER ASSETS

Prepaid expenses and other assets consist of the following at:

	December 31, 2021	December 31, 2020
Prepaid license and fees	$3,395	$11,805
Prepaid marketing expenses – current	313,000	—
Prepaid marketing expenses – long-term	991,167	—
Inventory deposits	758,280	29,471
Other prepaid expenses	76,313	30,715
Total	$2,142,155	$71,991

4. INTANGIBLE ASSETS

Intangible assets subject to amortization consist of the following at:

	Useful Life	December 31, 2021	December 31, 2020
Trademarks	10 Years	$4,788	$4,538
Accumulated amortization		(798)	(326)
Intangible assets – net		$3,990	$4,212

Amortization expense for intangibles for the years ended December 31, 2021 and 2020 was $472 and $317, respectively.

The estimated amortization expense for the periods subsequent to December 31, 2021 is as follows:

Trademarks
2022	$479
2023	479
2024	479
2025	479
2026	479
After 2026	1,595
$3,990

5. DEFERRED REVENUE

Deferred revenue represents amounts received prior to period-end but earned in the following period. Deferred revenue consists of the following at:

	December 31, 2021	December 31, 2020
Orders not yet shipped	$4,099	$—
Direct to consumer prepayments	9,651	—
Deferred revenue	$13,750	$—

FRESH VINE WINE, INC.
Notes to Financial Statements
December 31, 2021 and 2020

6. STOCKHOLDERS’ EQUITY

The Company had one class of member units through March 2021. Prior to March 2021, the Company had 105 member units issued and outstanding as of December 31, 2020. There was no limitation on the number of Units that may be issued by the Company. Units had no par value. Each member had one vote for each unit owned.

During March 2021, the Company amended its operating agreement to create three classes of units, designated as Class F, Class W and Class P. The Company authorized 1,263,501 of Class F Units, 200,388 Class W Units and 50,000 Class P Units. Each Class F Member had the right of first refusal to purchase their pro rata share of all additional units that the Company may issue from time to time. Each Class F member was entitled to distributions, subject to authorization of certain members, with the first 50% being allocated to pay off a member loan, if applicable, and the remaining 50% in proportion to their percentage interests. Thereafter, distributions would be allocated to Class F, Class W, and vested Class P members in proportion to their respective pro rata ownership interests. In conjunction with the amendment, the Company converted its original member units to Class F and Class W units. As of March 1, 2021, 95 original member units were converted to 950,000 Class F units and 10 original member units were converted to 100,000 Class W units.

Class W and Class P units were non-voting units. Further, Class P units were not entitled to distributions until certain hurdle provisions as set by Board of Managers at the time of the award would be met and the units were fully vested. Any issued units vest 25% after one year with the remaining 75% vesting monthly over an additional three-year period.

Corporate Conversion

On December 8, 2021, in connection with its IPO, Fresh Grapes, LLC filed a certificate of conversion, whereby Fresh Grapes, LLC effected a corporate conversion from a Texas limited liability company to a Nevada corporation and changed its name to Fresh Vine Wine, Inc. Pursuant to the conversion, units of membership interest in the limited liability company were converted into shares of common stock of the corporation at a conversion ratio of 6.1934 units for one share of common stock. The Company had 1,614,615 member units issued and outstanding as of December 8, 2021. After giving effect to the corporate conversion, all outstanding Class F member units were converted to 8,758,915 shares of common stock, and all outstanding Class W member units were converted to 1,241,098 shares of common stock. The number of common shares outstanding as of such date is 10,000,013. As a result of the corporate conversion, accumulated deficit was reduced to zero on the date of the corporate conversion, and the corresponding amount was recorded to additional paid-in capital. The corporate conversion was approved by members holding a majority of the outstanding units, and in connection with such conversion, the Company filed a certificate of incorporation and adopted bylaws. Pursuant to the Company’s certificate of incorporation, the Company is authorized to issue up to 100,000,000 shares of common stock $0.001 par value per share and 25,000,000 shares of preferred stock $0.001 par value per share. All references in the audited financial statements to the number of shares and per-share amounts of common stock have been retroactively restated to reflect this conversion.

Initial Public Offering

On December 17, 2021, the Company completed its IPO whereby it sold 2,200,000 shares of common stock at a public offering price of $10 per share. The aggregate net proceeds received by the Company from the offering were approximately $19.2 million, net of underwriting discounts and commissions of approximately $1.8 million and offering expenses of approximately $1.1 million. Upon the closing of the IPO, 12,200,013 shares of common stock were outstanding. The shares began trading on December 14, 2021 on The New York Stock Exchange under the symbol “VINE”.

FRESH VINE WINE, INC.
Notes to Financial Statements
December 31, 2021 and 2020

7. EQUITY-BASED COMPENSATION

In March 2021, the Company authorized 140,300 Class F member units in exchange for consulting services related to securing celebrity members and ambassadors of the Company and executed license agreements with the celebrity members, both of which occurred in March 2021. The estimated value of the award at the service inception date in March 2021 was $701,500. The service inception date preceded the grant date as the award had not been mutually agreed to and, therefore, was revalued at fair value as of June 30, 2021. In September 2021, the award was agreed to and the grant date was established. Therefore, the units were granted and the accrued equity-based compensation was reclassified to Class F Member’s Equity on the Company’s balance sheet at the grant date fair value of $4,902,802.

In March 2021, the Company issued 313,000 Class F partner investor units in exchange for various advertising and marketing services over a 5 year period with an estimated value of $1,565,000 to be amortized over 5 years. In addition to the 313,000 Class F partner investor units issued in March 2021, the agreement included a put option if a threshold of $5,000,000 in earnings before interest, taxes, depreciation, and amortization (EBITDA) in either fiscal year 2022 or 2023 were not met in which the member would have the option to withdraw from the Company which would trigger the mandatory sale of the member’s entire membership interest back to the Company. As these units were contingently redeemable, they were presented as “Mezzanine Equity” on the Company’s balance sheet until December 8, 2021 when the Company converted from a limited liability company to a C-Corporation. Upon conversion and amendment of the Company’s operating agreement, the units previously recorded under “Mezzanine Equity” were converted to shares of common stock which no longer have the put option.

The estimated expense for various marketing and advertising services in exchange for Class F partner investor units, now common stock, described in the preceding paragraph for the periods subsequent to December 31, 2021 is as follows:

Advertising and Marketing Expense
2022	$313,000
2023	313,000
2024	313,000
2025	313,000
2026	52,167
$1,304,167

In August 2021, the Company entered into an employment agreement to hire a Chief Executive Officer. As part of this agreement, the Company issued 10,927 additional Class F member units valued at approximately $382,000. The terms of the employment agreement also call for 67,224 additional restricted stock unit awards subject to the successful consummation of the Company’s IPO achieving certain market capitalization milestones ranging from $225M to $300M, of which 33,612 is subject to a secondary public offering. The Company successfully completed its IPO on December 17, 2021 but failed to reach the target market capitalization milestones per the agreement. Since the performance condition of successfully consummating an IPO has been met, but the market condition of meeting market capitalization milestones has not been met, the probability that the market condition will be met has been factored into the fair value of the award. As of December 31, 2021, the fair value of the award was approximately $21,000. A securities offering such as an IPO is not considered probable to occur until it’s consummated. A secondary public offering has not been contemplated as of the date these financial statements were available to be issued. Under ASC 710 and ASC 718, compensation costs for awards containing performance conditions should only be recorded when considered to be probable to occur; therefore, no equity-based compensation cost was recorded in relation to the award that contains the secondary public offering condition for the year ended December 31, 2021.

FRESH VINE WINE, INC.
Notes to Financial Statements
December 31, 2021 and 2020

7. EQUITY-BASED COMPENSATION (cont.)

As of December 31, 2021, these RSU awards of the Company outstanding were as follows:

	Number of RSUs	Weighted Average Remaining Contractual Term (Years)
Outstanding at December 31, 2020	—	—
Granted	67,224	9.96
Forfeited	—	—
Outstanding at December 31, 2021	67,224	9.96

In November 2021, the Company executed founder option agreements with four Class F members. The terms of the agreements grant each founder the right and option to purchase common stock up to 25% of the total shares in the Founders’ Option Pool upon the consummation of the Company’s IPO. The Founder’s Option Pool is a pool of shares reserved for founding members of the Company and will be comprised of 15% of the total shares of common stock outstanding immediately prior to the initial closing of the IPO. The options will vest in 20% installments. Each installment will vest upon the closing price of common stock reaching certain milestones ranging from 200% to 600% of the IPO price. If the vesting condition is not achieved within three years of the grant date, the options will forfeit. As of December 31, 2021, the options have not reached any of the vesting milestones required and as such, the probability of reaching each milestone has been factored into the value to be recognized over the three-year vesting period. As of December 31, 2021, $980 of equity-based compensation expense has been recognized relating to these stock options. The total unrecognized equity-based compensation expense was $77,067 as of December 31, 2021.

The Company also granted to the underwriter a 45-day option to purchase up to 330,000 additional shares of common stock at $9.20 per share. As of December 31, 2021, none of these stock options were exercised.

As of December 31, 2021, the underwriter options and founders’ options to purchase common shares of the Company outstanding were as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Outstanding at December 31, 2020	—	$—	—
Granted	1,830,000	9.86	8.18
Exercised	—	—	—
Forfeited	—	—	—
Outstanding at December 31, 2021	1,830,000	$9.86	8.18

Exercisable at December 31, 2021	330,000	$9.20	0.09

On December 17, 2021, in connection with the Company’s IPO, the Company granted to the underwriter warrants to purchase up to 110,000 shares of common stock at $12 per share. These warrants vest one year from the date of issuance and are exercisable for four years after the vesting date.

FRESH VINE WINE, INC.
Notes to Financial Statements
December 31, 2021 and 2020

7. EQUITY-BASED COMPENSATION (cont.)

As of December 31, 2021, the underwriter warrants to purchase common shares of the Company outstanding were as follows:

	Number of Warrants	Weighted Average Exercise rice	Weighted Average Remaining Contractual Term (Years)
Outstanding at December 31, 2020	—	$—	—
Granted	110,000	12.00	4.96
Exercised	—	—	—
Forfeited	—	—	—
Outstanding at December 31, 2021	110,000	$12.00	4.96

Exercisable at December 31, 2021	—	$—	—

There was no net impact recognized by the Company in the accompanying statements as the warrants and stock options issued to the underwriter were equity-based awards issued for services rendered by the underwriter for the IPO that was offset by the Company recognizing the fair value as direct incremental costs associated with the IPO by reducing paid-in capital for the same amount.

On December 17, 2021, the Company granted 125,926 and 251,851 restricted stock units to its Chief Financial Officer and Chief Operating Officer, respectively. These restricted stock units have a vesting period of 180 days after the date of the final prospectus. Total equity-based compensation expense related to these restricted stock units was approximately $171,000 as of December 31, 2021. The total unrecognized equity-based compensation expense was approximately $1.9 million.

As of December 31, 2021, the restricted stock units of the Company outstanding were as follows:

	Number of RSUs	Weighted Average Remaining Contractual Term (Years)
Outstanding at December 31, 2020	—	—
Granted	377,777	0.45
Forfeited	—	—
Outstanding at December 31, 2021	377,777	0.45

The Company uses the Black-Scholes option-pricing model to estimate the fair value of equity-based awards. The inputs for the Black-Scholes valuation model require management’s significant assumptions. Prior to the Company’s IPO, the price per share of common stock was determined by the Company’s board based on recent prices of common stock sold in private offerings. Subsequent to the IPO, the price per share of common stock is determined by using the closing market price on the New York Stock Exchange on the grant date. The risk-free interest rates, ranging from 0.02% to 0.27%, are based on the rate for U.S. Treasury securities at the date of grant with maturity dates approximately equal to the expected life at the grant date. The expected term for employee and nonemployee awards ranged from 5 to 10 years based on industry data, vesting period, contractual period, among other factors. The expected volatility was estimated at 75% based on historical volatility information of peer companies that are publicly available in combination with the Company’s calculated volatility since being publicly traded. The Company does not expect to pay dividends. For awards with a performance condition, stock compensation is recognized over the requisite service period if it is probably that the performance condition will be satisfied.

FRESH VINE WINE, INC.
Notes to Financial Statements
December 31, 2021 and 2020

8. INCOME TAXES

Components of the provision for income taxes for the years ended December 31, 2021 and 2020 were as follows:

	2021	2020
Current	$—	$—
Deferred	—	—
Total	$—	$—

Following the conversion of Fresh Grapes, LLC to Fresh Vine Wine, Inc. on December 7, 2021, Fresh Vine Wine, Inc. will begin filing federal and state returns where required. No income tax benefit was recorded for the period ended December 8, 2021 through December 31, 2021, due to net losses and recognition of a valuation allowance. The following table represents a reconciliation of the tax expense computed at the statutory federal rate and the Company’s tax expense for the years ending December 31, 2021 and 2020:

	2021		2020
Tax expense (benefit) at statutory rate	$(2,093,000)	21.0%	$—
State income tax expense (benefit), net of federal tax effect	(14,000)	0.1%	—
Change in valuation allowance on deferred tax assets	519,000	-5.2%	—
Conversion from LLC to C Corporation	1,588,000	-15.9%	—
Income tax expense (benefit)	$—	0.0%	$—

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s deferred tax assets relate primarily to its net operating loss carryforwards and other balance sheet basis differences. In accordance with ASC 740, “Income Taxes,” the Company recorded a valuation allowance to fully offset the net deferred tax asset, because it is more likely than not that the Company will not realize future benefits associated with these deferred tax assets at December 31, 2021. The tax effects of temporary differences and carryforwards that give rise to significant portions of the deferred tax assets are as follows:

	December 31, 2021	December 31, 2020
Deferred tax assets:
Accrual to cash	$234,000	$—
Deferred revenue	3,000	—
Stock based compensation	45,000	—
Net operating losses	237,000	—
Valuation allowance	(519,000)	—
Net deferred tax assets:	$—	$—

At December 31, 2021, the Company had federal and state net operating loss carryforwards of approximately $1,020,000 and $296,000, respectively. The net operating loss carryforwards have no expiration.

9. SUPPLIER AND CUSTOMER CONCENTRATION

The Company has an agreement with an unrelated party for various wine making activities, including production, bottling, labeling, and packaging. The Company purchases finished goods through blanket sales orders that require a 50% deposit. In addition to the purchases of finished goods, the Company pays certain storage, administrative fees and taxes related to the purchased goods. There is no specified term of the agreement but continues as additional blanket sales orders are issued. For the year ended December 31, 2021, more than 90% of the Company’s inventory purchases were from this supplier.

FRESH VINE WINE, INC.
Notes to Financial Statements
December 31, 2021 and 2020

9. SUPPLIER AND CUSTOMER CONCENTRATION (cont.)

The Company also engages with other suppliers for the purchase of a select varietal of wine to be offered in limited quantities. There are no formal agreements due to the infrequency of activity with these suppliers.

A significant portion of the Company’s wholesale revenue comes from a single customer that operates in several markets. For the year ended December 31, 2021, 50% of the Company’s wholesale revenue came from this customer. No customers accounted for more than 10% of total revenue in 2020. At December 31, 2021, this customer accounted for 61% of accounts receivable. No customers accounted for more than 10% of accounts receivable at December 31, 2020.

10. COMMITMENTS AND CONTINGENCIES

In October 2020, the Company entered into a management agreement with a related party, Nechio & Novak MGT, LLC, a member of the Company, to provide management services for an initial term of ten years, with successive automatic one-year renewals unless either party gives a 180-day written notice of termination. Under the agreement, the Company agreed to pay a monthly fee equal to 4% of the Company’s total revenue earned for the previous month, provided the Company generated profits as defined in the agreement. During the years ended December 31, 2021 and 2020, the Company did not record any management fees. In November 2021, the Company and Nechio & Novak MGT, LLC agreed to terminate this agreement immediately prior to the closing of the Company’s IPO.

During March 2021, the Company entered into two license agreements with the Class F partner investors for marketing and advertising services. The agreements require ongoing payments of $300,000 per agreement each year for an initial term of five years. Additionally, the agreements require the Company to reimburse out of pocket expenses related to promotion of the Company’s products. In November 2021, the agreements were amended to include, among other provisions, partners investor options to terminate the agreements if a $5 million EBITDA threshold is not met in either 2022 or 2023. The total expense relating to the agreements was $500,000 for the year ended December 31, 2021, all of which is included in accrued expenses as of December 31, 2021.

The estimated expense for the periods subsequent to December 31, 2021 is as follows:

Advertising and Marketing Expense
2022	$600,000
2023	600,000
2024	600,000
2025	600,000
2026	100,000
$2,500,000

Sponsorship Agreements

During 2020, the Company entered into multiple sponsorship agreements with unrelated parties within the sports and entertainment industry. The terms of the agreements range from two to four years with annual payments ranging from $100,000 to $250,000 per agreement. Due to the Covid-19 pandemic, many of these agreements were postponed or renegotiated to reduce payments until in-person fan attendance at the stadiums returns to normal. The total expense relating to these agreements for the years ended December 31, 2021 and 2020 was $584,325 and $38,750, respectively.

FRESH VINE WINE, INC.
Notes to Financial Statements
December 31, 2021 and 2020

10. COMMITMENTS AND CONTINGENCIES (cont.)

The estimated expense for the sponsorship agreements as described above for the periods subsequent to December 31, 2021 is as follows:

Advertising and Marketing Expense
2022	$784,690
2023	387,232
2024	54,057
$1,225,979

Accounts Receivable Financing

In September 2021, the Company entered into an agreement with an unrelated party to pledge eligible accounts receivable for a cash advance at a percentage of the outstanding amount, with the remaining balance due upon collection from the customer. The agreement has an initial term of one year which will automatically renew for successive one year terms unless the Company provides a notice of termination at least 60 days prior to the termination date. The receivables are pledged with full recourse, which means the Company bears the risk of nonpayment and, therefore, does not meet the definition of a factoring arrangement under ASC 310-10-05-6. The amounts advanced to the Company are classified as a secured loan on the Company’s balance sheet and any fees computed on the outstanding amounts are treated as interest expense on the Company’s statement of operations. The Company had pledged approximately $146,000 of customer accounts which is recorded as receivables with recourse, and has secured borrowings of approximately $171,069 as of December 31, 2021. Total interest expense recorded in association with the secured loan was $22,256 for the year ended December 31, 2021.

11. TRANSACTIONS WITH RELATED PARTIES

In addition to the agreements discussed in Note 10, the Company had an arrangement with Rabbit Hole Equity, LLC (RHE), a related party due to common ownership, under which RHE provided development, administrative and financial services to the Company. RHE is solely owned by the majority member of Nechio and Novak, LLC, which is the majority shareholder of the Company. Under the agreement, the Company will pay or reimburse RHE, as applicable, for any expenses it, or third parties acting on its behalf, incurs for the Company. For any selling, general and administrative activities performed by RHE or RHE employees, RHE, as applicable, charged back the employee salaries and wages, rent and related utilities. Beginning in December 2021, the Company entered into a payroll arrangement with a third party and now incurs employee salary and wage expenses directly.

The shared expenses are as follows for the years ended December 31, 2021 and 2020:

	2021	2020
Salaries and wages	$1,598,655	$699,181
Rent	81,050	70,775
Utilities	3,950	8,561
	$1,683,655	$778,517

In addition to the expenses paid by RHE to be reimbursed by the Company, several other related parties have incurred expenses or advanced cash to be reimbursed by the Company. Damian Novak is the Executive Chairman of the Company and majority member of Nechio and Novak, LLC, which is a majority shareholder of the Company. Damian Novak is also the majority member of Kratos Advisory, LLC, Appellation Brands, LLC, TC Healthcare, LLC and is the sole member of Rabbit Hole Equity DTP, LLC. The Company will pay or reimburse, as applicable, for any expenses the related parties incur while acting on behalf of the Company.

Additionally, the Company records receivables related to any expenses incurred on behalf of or cash advances to related entities.

FRESH VINE WINE, INC.
Notes to Financial Statements
December 31, 2021 and 2020

11. TRANSACTIONS WITH RELATED PARTIES (cont.)

Amounts due to related parties were as follows as of December 31, 2021 and 2020:

	2021	2020
Rabbit Hole Equity, LLC	$111,545	$1,208,143
Appellation Brands, LLC	88,727	—
Damian Novak	—	337,755
Rabbit Hole Equity DTP, LLC	—	129,218
Nechio & Novak, LLC	—	20,051
Kratos Advisory, LLC	—	30,055
	$200,272	$1,725,222

Amounts due from related parties were as follows as of December 31, 2021 and 2020:

	2021	2020
Appellation Brands, LLC	$—	$72,523
Damian Novak	325,346	—
TC Healthcare, LLC	5,177	—
Kratos Advisory, LLC	45,477	—
	$376,000	$72,523

In September 2021, the Company issued a promissory note to a Class F member in exchange for $216,000. The term of the note is the later of 2 months from the date of the note or upon successful consummation of the IPO. The annual interest rate on the note is the maximum legal amount allowed under the applicable usury laws minus 1%, which is 7% at December 31, 2021. The Company repaid all of the principal balance plus accrued interest of $9,125 in December 2021.

In October 2021, the Company issued an additional promissory note to a Class F member in exchange for $216,000. The term of the note is the later of 2 months from the date of the note or upon successful consummation of the IPO. The annual interest rate on the note is the maximum legal amount allowed under the applicable usury laws minus 1%, which is 7% at December 31, 2021. The Company may repay all or any portion of the principal balance at any time without penalty. The total amount of interest accrued on this note as of December 31, 2021 was $9,125. In January 2022, the Company repaid the $216,000 promissory note in full plus accrued interest of $9,125.

In October 2021, the Company entered into a service agreement with Appellation Brands, LLC, a related party due to common ownership in the wine industry, to provide representation and distribution services. The Company provides access to new markets and retail and wholesale customers to the related party. In exchange for these services, the Company receives a management fee of $50,000 per month plus a tiered fee ranging between $5.00 and $6.50 per case of the products sold. The term of the agreement is one year and will automatically renew for additional one-year periods until terminated by either party with thirty days prior written notice. As of December 31, 2021, the Company had recognized $153,075 in service revenue related to this agreement.

12. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through March 31, 2022, the date which the financial statements were available to be issued.

In January 2022, the Company entered into a consulting agreement with FELCS, LLC, an entity owned by Damian Novak to provide consulting and advisory services to the Company in exchange for $25,000 per month payments. The agreement expires in December 2022, subject to automatic one-year renewals unless written notice to terminate the contract is given by either party.

FRESH VINE WINE, INC.
Notes to Financial Statements
December 31, 2021 and 2020

12. SUBSEQUENT EVENTS (cont.)

On January 18, 2022, the Company granted 16,000 restricted stock units to an employee of the Company that vest 210 days after the date of the final prospectus for the IPO. On March 2, 2022, the Company granted 16,200 restricted stock units to an employee of the Company that vest on June 18, 2022. The employees must remain continuously employed by the Company through the periods in order for the units to vest.

On February 24, 2022, the Company entered into a separation agreement with the former Chief Operating Officer (“COO”). Among other things, the Company agreed to provide the former COO with cash and expense reimbursements totaling $175,000 and an amendment of the COO’s Restricted Stock Agreement to accelerate the vesting of 251,851 restricted stock units.

On March 11, 2022, the Company granted the option to purchase 427,001 shares of common stock at $3.47 per share to its Chief Executive Officer, pursuant to the employment agreement with the Company. The shares vest in three equal installments on the six month, one year, and two year anniversaries of the grant date and are exercisable for 10 years from the grant date.

FRESH VINE WINE, INC.
BALANCE SHEETS
September 30, 2022 and December 31, 2021 (Unaudited)

	September 30, 2022	December 31, 2021
Assets
Current assets
Cash	$3,415,316	$16,063,941
Accounts receivable	423,388	208,160
Accounts receivable – related parties, current	—	153,075
Receivables with recourse	—	146,314
Related party receivables	106,550	376,000
Inventories	3,930,646	159,060
Prepaid expenses and other	1,289,760	1,150,987
Total current assets	9,165,660	18,257,537

Related party receivables, noncurrent	101,091	—
Prepaid expenses (long-term)	756,417	991,167
Intangible assets – net	—	3,990
Total Assets	$10,023,168	$19,252,694

Liabilities, and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$485,715	$416,716
Accrued compensation	555,600	416,414
Accrued expenses	385,008	212,866
Accrued expenses – related parties	325,000	529,617
Secured borrowings	—	171,069
Deferred revenue	18,329	13,750
Promissory note – related parties	—	216,000
Related party payables	111,545	200,272
Total current liabilities	1,881,197	2,176,704

Total Liabilities	1,881,197	2,176,704

Stockholders’ Equity (Deficit)
Common stock, $0.001 par value – 100,000,000 shares authorized at September 30, 2022 and December 31, 2021; 12,732,257 and 12,200,013 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	12,732	12,200
Preferred stock, $0.001 par value – 25,000,000 shares authorized at September 30, 2022 and December 31, 2021; 0 shares issued and outstanding at September 30, 2022 and December 31, 2021	—	—
Additional paid-in capital	20,151,763	17,681,141
Accumulated deficit	(12,022,524)	(617,351)
Total Stockholder’s Equity (Deficit)	8,141,971	17,075,990
Total Liabilities and Stockholders’ Equity	$10,023,168	$19,252,694

See accompanying notes to the financial statements

FRESH VINE WINE, INC.
STATEMENTS OF OPERATIONS
For the Three and Nine Month Periods Ended September 30, 2022 and 2021 (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Wholesale revenue	$330,874	$304,933	$1,518,641	$517,014
Direct to consumer revenue	204,710	241,688	668,221	533,751
Related party service revenue	—	—	297,224	—
Total Net Revenue	535,584	546,621	2,484,086	1,050,765

Cost of revenues	601,546	322,811	2,049,650	707,073
Gross (Loss) Profit	(65,962)	223,810	434,436	343,692

Selling, general and administrative expenses	2,400,182	1,294,818	9,155,448	2,972,532
Equity-based compensation	105,679	460,038	2,705,901	5,466,452
Operating Loss	(2,571,823)	(1,531,046)	(11,426,913)	(8,095,292)

Other income	11,783	—	21,740	657
Net Loss	$(2,560,040)	$(1,531,046)	$(11,405,173)	$(8,094,635)

Weighted Average Shares Outstanding
Basic	12,732,244	9,113,254	12,524,132	8,375,766
Diluted	12,732,244	9,113,254	12,524,132	8,375,766

Net Loss per Share – Basic	$(0.20)	$(0.17)	$(0.91)	$(0.97)
Net Loss per Share – Diluted	$(0.20)	$(0.17)	$(0.91)	$(0.97)

See accompanying notes to the financial statements

FRESH VINE WINE, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
For the Three and Nine Month Periods Ended September 30, 2022 and 2021 (Unaudited)

	Mezzanine Equity		Member Contributions				Stockholders’ Equity				Additional Paid-In Capital	Accumulated Deficit	Total
	Class F Partner Investor Units		Class F		Class W		Common Stock		Preferred Stock
	Units	Amount	Units	Amount	Units	Amount	Shares	Amount	Shares	Amount
Balances at December 31, 2020	—	$—	950,000	$250,000	100,000	$10,000	—	$—	—	$—	$—	$(1,723,158)	$(1,463,158)
Equity-based compensation	313,000	1,565,000	—	—	—	—	—	—	—	—	—	—	—
Member units issued	—	—	—	—	40,000	200,000	—	—	—	—	—	—	200,000
Net income (loss)	—	—	—	—	—	—	—	—	—	—	—	(1,322,941)	(1,322,941)
Balances at March 31, 2021	313,000	$1,565,000	950,000	$250,000	140,000	$210,000	—	$—	—	$—	$—	$(3,046,099)	$(2,586,099)

Member units issued	—	—	—	—	51,792	1,809,601	—	—	—	—	—	—	1,809,601
Net income (loss)	—	—	—	—	—	—	—	—	—	—	—	(5,240,648)	(5,240,648)
Balances at June 30, 2021	313,000	$1,565,000	950,000	$250,000	191,792	$2,019,601	—	$—	—	$—	$—	$(8,286,747)	$(6,017,146)

Equity-based compensation	—	—	10,927	381,789	—	—	—	—	—	—	—	—	381,789
Member units issued	—	—	140,300	4,902,082	8,596	300,251	—	—	—	—	—	—	5,202,333
Unit Subscriptions Receivable	—	—	—	—	—	(25,087)	—	—	—	—	—	—	(25,087)
Net income (loss)	—	—	—	—	—	—	—	—	—	—	—	(1,531,046)	(1,531,046)
Balances at September 30, 2021	313,000	$1,565,000	1,101,227	$5,533,871	200,388	$2,294,765	—	$—	—	$—	$—	$(9,817,793)	$(1,989,157)
	Mezzanine Equity		Member Contributions				Stockholders’ Equity				Additional Paid-In Capital	Accumulated Deficit	Total
	Class F Partner Investor Units		Class F		Class W		Common Stock		Preferred Stock
	Units	Amount	Units	Amount	Units	Amount	Shares	Amount	Shares	Amount
Balances at December 31, 2021	—	$—	—	$—	—	$—	12,200,013	$12,200	—	$—	$17,681,141	$(617,351)	$17,075,990
Equity-based compensation	—	—	—	—	—	—	285,184	285	—	—	1,824,049	—	1,824,334
Net income (loss)	—	—	—	—	—	—	—	—	—	—	—	(4,286,243)	(4,286,243)
Balances at March 31, 2022	—	$—	—	$—	—	$—	12,485,197	$12,485	—	$—	$19,505,190	$(4,903,594)	$14,614,081

Equity-based compensation	—	—	—	—	—	—	247,060	247	—	—	619,143	—	619,390
Net income (loss)	—	—	—	—	—	—	—	—	—	—	—	(4,558,890)	(4,558,890)
Balances at June 30, 2022	—	$—	—	$—	—	$—	12,732,257	$12,732	—	$—	$20,124,333	$(9,462,484)	$10,674,581

Equity-based compensation	—	—	—	—	—	—	—	—	—	—	27,430	—	27,430)
Net income (loss)	—	—	—	—	—	—	—	—	—	—	—	(2,560,040)	(2,560,040)
Balances at September 30, 2022	—	$—	—	$—	—	$—	12,732,257	$12,732	—	$—	$20,151,763	$(12,022,524)	$8,141,971

See accompanying notes to the financial statements

FRESH VINE WINE, INC.
STATEMENTS OF CASH FLOWS
For the Nine Month Periods Ended September 30, 2022 and 2021 (Unaudited)

	2022	2021
Cash Flows from Operating Activities
Net loss	$(11,405,173)	$(8,094,635)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization	3,990	353
Equity-based compensation	2,705,904	5,466,454
Changes in operating assets and liabilities
Accounts receivable	(215,228)	(56,775)
Accounts receivable – related party	51,984	(412,921)
Accounts receivable – other	—	—
Receivables with recourse	146,314	(302,220)
Related party receivables	269,450	—
Inventories	(3,771,586)	(67,419)
Prepaid expenses and other	(138,773)	11,778
Accounts payable	68,999	589,130
Accrued compensation	139,186	—
Accrued expenses	172,142	—
Accrued expenses – related parties	(204,617)	401,500
Deferred revenue	4,579	79,326
Related party payables	(88,727)	373,817
Net cash used in operating activities	(12,261,556)	(2,011,612)

Cash Flows from Investing Activities
Purchase of intangible assets	—	(250)
Net cash used in investing activities	—	(250)

Cash Flows from Financing Activities
Payments of related party notes payable	(216,000)	—
Payments of outstanding secured borrowings	(171,069)	—
Proceeds from promissory note – related party	—	216,000
Proceeds from secured borrowings	—	249,331
Proceeds from issuance of member units	—	2,284,765
Deferred offering costs	—	(513,569)
Net cash (used in) provided by financing activities	(387,069)	2,236,527

Net (Decrease) Increase in Cash	(12,648,625)	224,665

Cash – Beginning of Period	16,063,941	4,485

Cash – End of Period	$3,415,316	$229,150

Supplemental disclosure of non-cash activities:
Issuance of units for prepaid marketing services	$—	$1,565,000

See accompanying notes to the financial statements

FRESH VINE WINE, INC.
Notes to Financial Statements
(Unaudited)

1. MANAGEMENT’S STATEMENT

Nature of Business

Fresh Vine Wine, Inc. (the Company), a Nevada corporation, is a premium wine brand built to complement consumers’ healthy and active lifestyles. The Company provides a competitively priced premium product that is blended to deliver several important benefits, such as low-cal, low-sugar, low-carb. The Company’s wines are also gluten-free and keto and vegan friendly.

The Company’s revenue is comprised primarily of wholesale and direct to consumer (DTC) sales, and representation and distribution services. Wholesale revenue is generated through sales to distributors located in states throughout the United States of America and Puerto Rico. DTC revenue is generated from individuals purchasing wine directly from the Company through club membership and the Company’s website. Representation and distribution service revenue is generated by providing third party wine producers with access to new markets and distribution channels.

Basis of Presentation

The Company’s financial statements have been prepared and are presented in accordance with United States generally accepted accounting principles (“U.S. GAAP”). The financial statements include, in the opinion of management, all adjustments, consisting of normal and recurring items, necessary for the fair presentation of the financial statements. In certain instances, amounts reported in prior period financial statements have been reclassified to conform to the current financial statement presentation.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. These financial statements should be read in conjunction with the Company’s financial Statements and notes thereto for the fiscal year ended December 31, 2021, included in the Company’s Annual Report on Form 10-K.

Corporate Conversion

On December 8, 2021, in preparation for its initial public offering (“IPO”), Fresh Grapes, LLC filed a certificate of conversion, whereby Fresh Grapes, LLC effected a corporate conversion from a Texas limited liability company to a Nevada corporation and changed its name to Fresh Vine Wine, Inc. Pursuant to the corporate conversion, units of membership interest in the limited liability company were converted into shares of common stock of the corporation at a conversion ratio of 6.1934 units for one share of common stock. As a result of the corporate conversion, accumulated deficit was reduced to zero on the date of the corporate conversion, and the corresponding amount was recorded to additional paid-in capital. The corporate conversion was approved by members holding a majority of the outstanding units, and in connection with such conversion, the Company filed a certificate of incorporation and adopted bylaws. Pursuant to the Company’s certificate of incorporation, the Company is authorized to issue up to 100,000,000 shares of common stock $0.001 par value per share and 25,000,000 shares of preferred stock $0.001 par value per share. The Company determined that the corporate conversion is equivalent to a change in the Company’s capital structure. As such, all references in the audited financial statements to the number of shares and per-share amounts of member units are now presented as common stock and have been retroactively restated to reflect this conversion.

Initial Public Offering

On December 17, 2021, the Company completed its IPO whereby it sold 2,200,000 shares of common stock at a public offering price of $10.00 per share. The aggregate net proceeds received by the Company from the offering were approximately $19.2 million, net of underwriting discounts and commissions of approximately $1.8 million and offering expenses of approximately $1.1 million. Upon the closing of the IPO, 12,200,013 shares of common stock were outstanding. Shares of the Company’s common stock began trading on December 14, 2021 on The NYSE American stock exchange under the symbol “VINE”.

FRESH VINE WINE, INC.
Notes to Financial Statements
(Unaudited)

1. MANAGEMENT’S STATEMENT (cont.)

Accounting Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with U.S. GAAP. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include contingent liabilities, allowance for doubtful accounts, allowance for inventory obsolescence, equity-based compensation for employees and non-employees, and the valuation of deferred tax assets.

Application of New or Revised Accounting Standards

Pursuant to the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), a company constituting an “emerging growth company” is, among other things, entitled to rely upon certain reduced reporting requirements and is eligible to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies.

The Company is an emerging growth company and has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocable opts out of the extended transition period provide in the JOBS Act.

Liquidity, Going Concern, and Management Plan

Although the Company’s revenue generated during the nine months ended September 30, 2022 represents a 136% increase over the nine month period in the prior year, in addition to paying IPO fees and settling pre-IPO net outstanding related party debt in the fourth quarter of 2021, historically the Company’s operating expenses have significantly exceeded its revenues. Since the Company’s IPO, significant cash outflows were required to ensure the Company has sufficient inventory to support forecasted demand as well as to mitigate supply chain risks. The Company has incurred additional expenses in order to invest in sales and marketing activities and increase staffing and infrastructure to position the Company for future growth.

The Company currently holds no debt and intends to seek debt or equity financing in the near term to sustain existing operations. If adequate financing is not available, the Company may be forced to curtail near-term growth priorities, take measures to severely reduce our expenses and business operations, or discontinue them completely. Such financing may be dilutive. At the current pace of incurring expenses and without receipt of additional financing, the Company projects that the existing cash balance will be sufficient to fund current operations into the first quarter of 2023, after which additional financing will be needed to satisfy obligations.

Additional financing may not be available on favorable terms or at all. If additional financing is available, it may be highly dilutive to existing shareholders and may otherwise include burdensome or onerous terms. The Company’s inability to raise additional working capital in a timely manner would negatively impact the ability to fund operations, generate revenues, grow the business and otherwise execute the Company’s business plan, leading to the reduction or suspension of operations and ultimately potentially ceasing operations altogether. Should this occur, the value of any investment in the Company’s securities could be adversely affected.

These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

FRESH VINE WINE, INC.
Notes to Financial Statements
(Unaudited)

1. MANAGEMENT’S STATEMENT (cont.)

In an effort to preserve capital, the Company’s leadership team has already deferred certain investments in additional inventory, curtailed its sales and marketing efforts and staffing, and taken other measures to reduce expenses and business operations. Collectively, these cost reduction efforts have reduced the Company’s budgeted cash requirements by more than $6.3 million for the second half of 2022, preserving capital for our highest priority expenses and investments and providing additional runway for the growth strategy to gain traction in market.

In parallel, the Company continues to execute its growth strategy, opening up new distributor and retail relationships, expanding to new geographic markets, and introducing new product extensions. The Company believes that these efforts will further accelerate top-line growth in ways that will improve liquidity measures as the Company converts receivables to cash.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), to increase transparency and comparability between organizations by recording assets and liabilities on the balance sheet relating to both operating and finance leases with terms longer than 12 months, and disclosing key information about the lease terms. Topic 842, Leases, supersedes Topic 840. This guidance will be effective for the Company beginning with the year ended December 31, 2022, with early adoption permitted. The Company does not currently have any leases that require disclosure under Topic 842.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments, and also issued subsequent amendments to the initial guidance, collectively, ASC 326, to replace the incurred loss impairment methodology in current U.S. GAAP with a methodology that requires the reflection of expected credit losses and will also require consideration of a broader range of reasonable and supportable information to determine credit loss estimates. For many entities with financial instruments, the standard will require the use of a forward-looking expected loss model rather than the incurred loss model for recognizing credit losses, which may result in the earlier recognition of credit losses on financial instruments. This guidance will be effective for the Company beginning with the year December 31, 2023, with early adoption permitted.

2. REVENUE RECOGNITION

The Company’s total revenue reflects the sale of wine domestically in the U.S. to wholesale distributors or DTC and related party service revenues. Under ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), the Company recognizes revenue when control of the promised good is transferred to the customer in an amount that reflects the consideration for which the Company is expected to be entitled to receive in exchange for those products. Each contract includes a single performance obligation to transfer control of the product to the customer. Control is transferred when the product is either shipped or delivered, depending on the shipping terms, at which point the Company recognizes the transaction price for the product as revenue. The Company has elected to account for shipping and handling as a fulfillment activity, with amounts billed to customers for shipping and handling included in total revenue.

The Company also generates revenue through membership in its wine club. Wine club members pay a monthly fee, which varies depending on level of membership, and are entitled to receive quarterly shipments of wine, free shipping, and discounts on other wine and merchandise purchased. The Company recognizes revenue for the monthly membership dues when product is delivered. Any membership dues received before product is delivered is recorded as deferred revenue on the Company’s balance sheet.

FRESH VINE WINE, INC.
Notes to Financial Statements
(Unaudited)

2. REVENUE RECOGNITION (cont.)

The Company has determined that related party service revenue should be recognized over the period of time it provides such services. ASC 606 also notes that when another party is involved in providing goods or services to a customer, the entity should determine whether the nature of its promise is a performance obligation to provide the specified goods or services itself (that is, the entity is a principal) or to arrange for those goods or services to be provided by the other party (that is, the entity is an agent). The Company does not bear responsibility for inventory losses and does not have pricing determination; therefore, the Company would be considered the agent and revenue should be recognized as net sales.

The following table presents the percentages of total revenue disaggregated by sales channels for the three and nine month periods ended September 30, 2022 and 2021:

	Three months ended		Nine months ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Wholesale	61.8%	55.8%	61.1%	49.2%
Direct to consumer	38.2%	44.2%	26.9%	50.8%
Related party service	0.0%	0.0%	12.0%	0.0%
Total revenue	100.0%	100.0%	100.0%	100.0%

3. LOSS PER SHARE

Basic net loss per share is determined by dividing net loss attributable to shareholders by the weighted-average shares outstanding during the period. Diluted EPS reflects potential dilution and is computed by dividing net loss by the weighted average number of common shares outstanding during the period increased by the numbers of additional common shares that would have been outstanding if all potential common shares had been issued and were dilutive. However, potentially dilutive securities are excluded from the computation of diluted EPS to the extent that their effect is anti-dilutive. The following table presents a reconciliation between basic and diluted net loss per share for the three and nine month periods ending:

	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Numerator:
Net loss attributable to Fresh Vine Wine shareholders	$(2,560,040)	$(1,531,046)	$(11,405,173)	$(8,094,635)

Denominator:
Basic – weighted shares outstanding	12,732,244	9,113,254	12,524,132	8,375,766
Dilutive effect from shares authorized	—	—	—	—
Diluted – weighted shares outstanding	12,732,244	9,113,254	12,524,132	8,375,766

Basic loss per share attributable to Fresh Vine Wine shareholders:	$(0.20)	$(0.17)	$(0.91)	$(0.97)
Diluted loss per share attributable to Fresh Vine Wine shareholders:	$(0.20)	$(0.17)	$(0.91)	$(0.97)

For the three and nine months ended September 30, 2022, 1,691,562 shares were excluded from the calculation of diluted weighted average shares outstanding as the inclusion of these shares would have an anti-dilutive effect.

FRESH VINE WINE, INC.
Notes to Financial Statements
(Unaudited)

4. INVENTORIES

Inventories primarily include bottled wine which is carried at the lower of cost (calculated using the average cost method) or net realizable value. Inventories consist of the following at:

	September 30, 2022	December 31, 2021
Inventory – finished goods	$3,916,569	$137,647
Inventory – merchandise	14,077	21,413
Total	$3,930,646	$159,060

5. PREPAID EXPENSES AND OTHER ASSETS

Prepaid expenses and other assets consist of the following at:

	September 30, 2022	December 31, 2021
Prepaid marketing expenses – current	$313,000	$313,000
Prepaid marketing expenses – long-term	756,417	991,167
Prepaid insurance	199,194	—
Prepaid license and fees	—	3,395
Inventory deposits	661,153	758,280
Other prepaid expenses	116,413	76,312
Total	$2,046,177	$2,142,154

6. ACCRUED COMPENSATION

During the three month period ended June 30, 2022 the Company made certain leadership changes to better align with the Company’s operating goals, including advertising and marketing plans, as well as cash preservation initiatives. As of September 30, 2022 accrued compensation primarily related to unpaid amounts related to the following Chief Executive Officer transition.

On June 8, 2022, the Chief Executive Officer’s employment with the Company ended. This individual continued to serve as a member of the Company’s Board of Directors as of September 30, 2022. Effective June 13, 2022, the Company’s Board of Directors appointed Rick Nechio, the Company’s current President, to serve as interim Chief Executive Officer.

Effective June 24, 2022, the Chief Financial Officer of the Company resigned. From June 30, 2022 through August 31, 2022, Elliot Savoie, the Company’s current Head of Corporate Development and Ventures, served as interim Chief Financial Officer. On August 23, 2022, the Company engaged James Spellmire as a contractor to serve in an accounting and finance role and, effective August 31, 2022, the Company’s Board of Directors appointed Mr. Spellmire to serve as Chief Financial Officer and Secretary of the Company.

7. ACCRUED EXPENSES

Accrued expenses consist of the following at:

	September 30, 2022	December 31, 2021
Sponsorship agreements	$156,839	$80,000
Accrued credit card charges	85,328	39,563
Other accrued expenses	142,841	93,303
Total	$385,008	$212,866

FRESH VINE WINE, INC.
Notes to Financial Statements
(Unaudited)

7. ACCRUED EXPENSES (cont.)

The sponsorship agreements relate to marketing contracts with unrelated parties within the sports and entertainment industry. The terms of the agreements range from two to four years with annual payments range from $103,000 to $216,000 per agreement. The total expense relating to these agreements for the three and nine month periods ended September 30, 2022 was ($142,000) and $224,000, respectively. During the third quarter of 2022, in accordance with the Company’s cash preservation initiatives, the Company terminated one of its marketing contracts, resulting in the reversal of $316,000 of expenses, in an effort to control its marketing expenses.

Accrued credit card charges primarily consist of warehouse, shipping and other operating costs paid via Company credit card as a tool for managing cashflow.

8. STOCKHOLDERS’ EQUITY

The Company had one class of member units through March 2021. Prior to March 2021, the Company had 105 member units issued and outstanding as of December 31, 2020. There was no limitation on the number of Units that may be issued by the Company. Units had no par value. Each member had one vote for each unit owned.

During March 2021, the Company amended its operating agreement to create three classes of units, designated as Class F, Class W and Class P. The Company authorized 1,263,501 of Class F Units, 200,388 Class W Units and 50,000 Class P Units. Each Class F Member had the right of first refusal to purchase their pro rata share of all additional units that the Company may issue from time to time. Each Class F member was entitled to distributions, subject to authorization of certain members, with the first 50% being allocated to pay off a member loan, if applicable, and the remaining 50% in proportion to their percentage interests. Thereafter, distributions would be allocated to Class F, Class W, and vested Class P members in proportion to their respective pro rata ownership interests. In conjunction with the amendment, the Company converted its original member units to Class F and Class W units. As of March 1, 2021, 95 original member units were converted to 950,000 Class F units and 10 original member units were converted to 100,000 Class W units.

Class W and Class P units were non-voting units. Further, Class P units were not entitled to distributions until certain hurdle provisions as set by Board of Managers at the time of the award would be met and the units were fully vested. Any issued units vest 25% after one year with the remaining 75% vesting monthly over an additional three-year period.

Corporate Conversion

On December 8, 2021, in connection with its IPO, Fresh Grapes, LLC filed a certificate of conversion, whereby Fresh Grapes, LLC effected a corporate conversion from a Texas limited liability company to a Nevada corporation and changed its name to Fresh Vine Wine, Inc. Pursuant to the conversion, units of membership interest in the limited liability company were converted into shares of common stock of the corporation at a conversion ratio of 6.1934 units for one share of common stock. The Company had 1,614,615 member units issued and outstanding as of December 8, 2021. After giving effect to the corporate conversion, all outstanding Class F member units were converted to 8,758,915 shares of common stock, and all outstanding Class W member units were converted to 1,241,098 shares of common stock. The number of common shares outstanding as of such date was 10,000,013. As a result of the corporate conversion, accumulated deficit was reduced to zero on the date of the corporate conversion, and the corresponding amount was recorded to additional paid-in capital. The corporate conversion was approved by members holding a majority of the outstanding units, and in connection with such conversion, the Company filed a certificate of incorporation and adopted bylaws. Pursuant to the Company’s certificate of incorporation, the Company is authorized to issue up to 100,000,000 shares of common stock $0.001 par value per share and 25,000,000 shares of preferred stock $0.001 par value per share. All references in the audited financial statements to the number of shares and per-share amounts of common stock have been retroactively restated to reflect this conversion.

FRESH VINE WINE, INC.
Notes to Financial Statements
(Unaudited)

8. STOCKHOLDERS’ EQUITY (cont.)

Initial Public Offering

On December 17, 2021, the Company completed its IPO in which it sold 2,200,000 shares of common stock at a public offering price of $10 per share. The aggregate net proceeds received by the Company from the offering were approximately $19.2 million, net of underwriting discounts and commissions of approximately $1.8 million and offering expenses of approximately $1.1 million. Upon the closing of the IPO, 12,200,013 shares of common stock were outstanding. Shares of the Company’s common stock began trading on December 14, 2021 on The NYSE American stock exchange under the symbol “VINE”.

9. EQUITY-BASED COMPENSATION

Effective December 9, 2021, the Company adopted an equity incentive plan which allows for the granting of incentive and non-qualified stock options, restricted and unrestricted stock and stock units, stock appreciation rights, performance units and other stock-based awards to current and prospective employees and directors of, and consultants and advisors to, the Company.

In March 2021, the Company authorized 140,300 Class F member units in exchange for consulting services related to securing celebrity members and ambassadors of the Company and executed license agreements with the celebrity members, both of which occurred in March 2021. The estimated value of the award at the service inception date in March 2021 was $701,500. The service inception date preceded the grant date as the award had not been mutually agreed to and, therefore, was revalued at fair value as of June 30, 2021. In September 2021, the award was agreed to and the grant date was established. Therefore, the units were granted and the accrued equity-based compensation was reclassified to Class F Member’s Equity on the Company’s balance sheet at the grant date fair value of $4,902,802. Total equity-based compensation expense recognized related to these units was $0 for the three month periods ended September 30, 2022 and 2021. Total equity-based compensation expense recognized related to these units was $0 and $4,902,802 for the nine month periods ended September 30, 2022 and 2021, respectively.

In March 2021, the Company issued 313,000 Class F member units in exchange for various advertising and marketing services over a 5 year period with an estimated value of $1,565,000 to be amortized over 5 years. Total equity-based compensation expense recognized related to these units was $78,250 and $234,750 for the three and nine month periods ended September 30, 2022, respectively. Total equity-based compensation expense recognized related to these units was $78,250 and $182,583 for the three and nine month periods ended September 30, 2021, respectively.

As of September 30, 2022, there was $1,069,417 of unrecognized equity-based compensation expense recorded in prepaid expenses and other assets. The estimated expense for various marketing and advertising services in exchange for Class F member units, now common stock, described in the preceding paragraph for the periods subsequent to September 30, 2022 is as follows:

Advertising and Marketing Expense
2022	$78,250
2023	313,000
2024	313,000
2025	313,000
2026	52,167
$1,069,417

FRESH VINE WINE, INC.
Notes to Financial Statements
(Unaudited)

9. EQUITY-BASED COMPENSATION (cont.)

Warrants

On December 17, 2021, in connection with the Company’s IPO, the Company granted to the underwriters warrants to purchase up to 110,000 shares of common stock at $12.00 per share. These warrants vest one year from the date of issuance and are exercisable for four years after the vesting date.

Restricted Stock Units

On December 17, 2021, the Company granted 125,926 and 251,851 restricted stock units to its Chief Financial Officer and Chief Operating Officer, respectively. Restricted stock units represent the right to receive one share of common stock from the Company upon vesting. These restricted stock units had a vesting period of 180 days after the date of the final IPO prospectus. On February 24, 2022, the Company entered into a separation agreement with the former Chief Operating Officer (COO). Among other things, the Company agreed to provide the former COO with cash and expense reimbursements totaling $175,000 and an amendment of the COO’s Restricted Stock Agreement to accelerate the vesting of the 251,851 restricted stock units. Due to the modification of the terms of this award, the fair value was remeasured as of the modification date. Total equity-based compensation expense related to both of these restricted stock unit awards was $0 and $1,658,485 for the three and nine month period ended September 30, 2022. During the second quarter of 2022, these awards were fully vested and the shares of common stock underlying the awards had been delivered.

During the second quarter of 2022 the Company granted 47,800 restricted stock units to employees of the Company, all of which vested and were delivered in the second quarter of 2022. Total equity-based compensation expense related to these restricted stock units and shares was $0 and $213,380 for the three and nine month periods ended September 30, 2022.

On March 2, 2022, the Company granted 70,000 restricted stock units to members of the Company’s Board of Directors that fully vested on June 18, 2022. Total equity-based compensation expense related to these restricted stock units was $0 and $285,530 for the three month and nine month periods ended September 30, 2022.

Restricted stock unit activity as of and during the nine-month period ended September 30, 2022 was as follows:

	Number of RSUs	Weighted Average Remaining Contractual Term (Years)
Outstanding at December 31, 2021	377,777	0.45
Granted	117,800	0.33
Vested or released	(495,577)	—
Forfeited	—	—
Outstanding at September 30, 2022	—	—

Shares of Restricted Stock

During the nine-month period ended September 30, 2022, the Company granted 10,000 shares of restricted stock to an employee upon commencement of employment in May 2022, of which 3,334 shares vested immediately with the remaining 6,666 shares scheduled to vest in two equal installments in May 2023 and May 2024. Restricted stock consists of shares of common stock that are subject to transfer and forfeiture restrictions that lapse upon vesting. Total equity-based compensation expense related to the grant of these shares of restricted stock was $2,303 and $12,442 for the three and nine month periods ended September 30, 2022, respectively. The total unrecognized equity-based compensation expense is $15,346 relating to the grant of these shares of restricted stock.

FRESH VINE WINE, INC.
Notes to Financial Statements
(Unaudited)

9. EQUITY-BASED COMPENSATION (cont.)

On March 30, 2022, the Company hired a new Chief Financial Officer. Pursuant to the employment agreement, the Company granted 100,000 shares of restricted stock. The restricted stock vests in three equal installments with the first third vesting immediately on the grant date of March 30, 2022, and the remaining tranches were scheduled to vest on the one year and two year anniversaries of the grant date subject to continued employment with the Company through the applicable vesting date. Effective June 24, 2022, this employee resigned from the Company and 66,666 unvested restricted stock awards were forfeited. Total equity-based compensation expense related to these restricted stock units was $0 and $110,602 for the three and nine month periods ended September 30, 2022, respectively.

Restricted stock activity as of and during the nine-month period ended September 30, 2022 was as follows:

	Number of Shares of Restricted Stock	Weighted Average Remaining Contractual Term (Years)
Outstanding at December 31, 2021	—	—
Granted	110,000	1.00
Vested or released	(36,668)	—
Forfeited	(66,666)	—
Outstanding at September 30, 2022	6,666	1.17

Stock Options

On March 11, 2022, the Company granted the option to purchase 427,001 shares of common stock at $3.47 per share to its Chief Executive Officer, pursuant to the Chief Executive Officer’s employment agreement with the Company. The shares vest in three equal installments on the nine month, one year, and two year anniversaries of the grant date and are exercisable for 10 years from the grant date. On June 8, 2022, the Chief Executive Officer’s employment with the Company ended resulting in the forfeiture of the entire award, which remained unvested at the time. Total equity-based compensation expense previously recognized for these stock options of approximately $63,000 was reversed in the nine month period ended September 30, 2022.

On March 30, 2022, in addition to the restricted stock granted to the Company’s new Chief Financial Officer, the Company granted the Chief Financial Officer an option to purchase 200,000 shares of common stock at $3.30 per share, pursuant to the employment agreement. The shares vest in three equal installments. The first third vested immediately on the grant date of March 30, 2022, and the remaining tranches were scheduled to vest on the one year and two year anniversaries of the grant date subject to continued employment with the Company through the applicable vesting date. The options are exercisable for 10 years from the grant date or, if earlier, ninety (90) days following termination of employment. Effective June 24, 2022, this employee resigned from the Company and all options were subsequently forfeited. Total equity-based compensation expense related to the vested stock options was $0 and $173,242 for the three and nine month periods ended September 30, 2022, respectively.

Effective September 1, 2022, the Company entered into an Employment Transition and Consulting Agreement with the previous interim Chief Financial Officer. Pursuant to the Transition Agreement and Consulting Agreement, the Company granted a stock option to purchase 69,892 shares of the Company’s common stock at a per share exercise price equal to $3.04 (the fair market value of the Company’s common stock on the date of grant). The stock option will vest with respect to 3,584 shares on the last calendar day of September, October and November of 2022, and the balance of the stock option will vest in monthly installments as nearly equal as possible (approximately 6,571 shares each) on the last calendar day of each month from December 2022 through August 2023.

FRESH VINE WINE, INC.
Notes to Financial Statements
(Unaudited)

9. EQUITY-BASED COMPENSATION (cont.)

Stock option activity as of and during the nine-month period ended September 30, 2022 was as follows:

	Number of Options	Weighted Average Exercise Price
Outstanding at December 31, 2021	—	—
Granted	701,893	3.37
Exercised	—	—
Forfeited	(627,001)	3.42
Outstanding at September 30, 2022	74,892	3.02

Exercisable at September 30, 2022	5,251	2.96

The Company uses the Black-Scholes option-pricing model to estimate the fair value of equity-based awards. The inputs for the Black-Scholes valuation model require management’s significant assumptions. Prior to the Company’s IPO, the price per share of common stock was determined by the Company’s board based on recent prices of common stock sold in private offerings. Subsequent to the IPO, the price per share of common stock is determined by using the closing market price on The NYSE American stock exchange on the grant date. The risk-free interest rates, ranging from 0.02% to 1.64%, are based on the rate for U.S. Treasury securities at the date of grant with maturity dates approximately equal to the expected life of the awards at the grant date. The expected term for employee and nonemployee awards ranged from 3 to 10 years based on industry data, vesting period, contractual period, among other factors. The expected volatility was estimated at 75% based on historical volatility information of peer companies that are publicly available in combination with the Company’s calculated volatility since being publicly traded. The Company does not expect to pay dividends. For awards with a performance condition, stock compensation is recognized over the requisite service period if it is probable that the performance condition will be satisfied.

10. INCOME TAXES

Following the conversion of Fresh Grapes, LLC to Fresh Vine Wine, Inc. on December 7, 2021, Fresh Vine Wine, Inc. will begin filing federal and state returns where required. The Company has federal and state net operating loss carryforwards with a full valuation allowance against the deferred tax assets as of September 30, 2022. No income tax expense or benefit was recorded for the three and nine month periods ended September 30, 2022 due to the Company’s net loss position.

11. SUPPLIER AND CUSTOMER CONCENTRATION

The Company has an agreement with an unrelated party for various wine making activities, including production, bottling, labeling, and packaging. The Company purchases finished goods through blanket sales orders that require a minimum 20% deposit. In addition to the purchases of finished goods, the Company pays certain storage, administrative fees and taxes related to the purchased goods. There is no specified term of the agreement but continues as additional blanket sales orders are issued. For the three and nine month periods ended September 30, 2022, and 2021, substantially all of the Company’s inventory purchases were from this supplier.

The Company also engages with other suppliers as needed for the purchase of a select varietal of wine to be offered in limited quantities. There are no formal agreements due to the infrequency of activity with these suppliers.

A significant portion of the Company’s wholesale revenue comes from two national distributor customers that operate in several markets. For the three and nine month periods ended September 30, 2022, approximately 70% of the Company’s wholesale revenue came from these two customers. As of September 30, 2022 and December 31, 2021, these customers accounted for approximately 53% of accounts receivable.

FRESH VINE WINE, INC.
Notes to Financial Statements
(Unaudited)

12. COMMITMENTS AND CONTINGENCIES

During March 2021, the Company entered into two license agreements with Class F members for marketing and advertising services. The agreements require ongoing payments of $300,000 per agreement each year for an initial term of five years. Additionally, the agreements require the Company to reimburse out of pocket expenses related to promotion of the Company’s products. In November 2021, the agreements were amended to include member options to terminate the agreements if a $5 million EBITDA threshold is not met in either 2022 or 2023. The agreement was also amended, among other provisions, to begin monthly payments effective as of the date of the IPO in December 2021. The net expense relating to the agreements was $120,000 and $260,000 for the three and nine month periods ended September 30, 2022. The net expense was $150,000 and $350,000 for the three and nine month periods ended September 30, 2021.

The estimated expense for the periods ending December 31 subsequent to September 30, 2022 is as follows:

Advertising and Marketing Expense
2022	$120,000
2023	480,000
2024	480,000
2025	480,000
2026	80,000
$1,640,000

Sponsorship Agreements

The estimated expense for the sponsorship agreements as described in Note 7 for the periods ending December 31 subsequent to September 30, 2022 is as follows:

Advertising and Marketing Expense
2022	$129,915
2023	423,926
2024	160,147
$713,988

Accounts Receivable Financing

In September 2021, the Company entered into an agreement with an unrelated party to pledge eligible accounts receivable for a cash advance at a percentage of the outstanding amount, with the remaining balance due upon collection from the customer. The agreement has an initial term of one year which will automatically renew for successive one year terms unless the Company provides a notice of termination at least 60 days prior to the termination date. The receivables are pledged with full recourse, which means the Company bears the risk of nonpayment and, therefore, does not meet the definition of a factoring arrangement under ASC 310-10-05-6. The amounts advanced to the Company are classified as a secured loan on the Company’s balance sheet and any fees computed on the outstanding amounts are treated as interest expense on the Company’s statement of operations. As of September 30, 2022 and December 31, 2021, the Company had pledged $0 and $146,314 of customer accounts which is recorded as receivables with recourse and had secured borrowings of $0 and $171,069, respectively. Total interest expense recorded in association with the secured loan was $2,218 and $19,680 for the three and nine month periods ended September 30, 2022.

FRESH VINE WINE, INC.
Notes to Financial Statements
(Unaudited)

13. TRANSACTIONS WITH RELATED PARTIES

In October 2021, the Company issued a promissory note to a Class F member in exchange for $216,000. The term of the note is the later of 2 months from the date of the note or upon successful consummation of the IPO. The annual interest rate on the note is the maximum legal amount allowed under the applicable usury laws minus 1%, which is 7% at December 31, 2021. The Company repaid all of the principal balance plus accrued interest of $9,125 in January 2022.

In addition to the agreements discussed in Note 12, prior to the Company’s IPO, the Company had an arrangement with Rabbit Hole Equity, LLC (RHE) under which RHE provided development, administrative and financial services to the Company. RHE is owned by Damian Novak, who is the Executive Chairman of the Company and a manager and significant member of Nechio and Novak, LLC, which was the majority shareholder of the Company prior to the Company’s IPO. Under the agreement, the Company will pay or reimburse RHE, as applicable, for any expenses it, or third parties acting on its behalf, incurs for the Company. For any selling, general and administrative activities performed by RHE or RHE employees, RHE, as applicable, charged back the employee salaries and wages, rent and related utilities. Beginning in December 2021, the Company incurs employee salary and wage expenses, rent, and utilities directly.

In addition to the expenses paid by RHE to be reimbursed by the Company, several other related parties have incurred expenses or advanced cash to be reimbursed by the Company. Damian Novak is the Executive Chairman of the Company and a significant shareholder of the Company at September 30, 2022. Damian Novak is a significant member of Kratos Advisory, LLC, Appellation Brands, LLC, TC Healthcare, LLC and is the sole member of Rabbit Hole Equity DTP, LLC. The Company will pay or reimburse, as applicable, for any expenses the related parties incur while acting on behalf of the Company.

Additionally, the Company records receivables related to any expenses incurred on behalf of or cash advances to related entities.

In October 2021, the Company entered into a service agreement with Appellation Brands, LLC, a related party in the wine industry due to common ownership, to provide representation and distribution services. As of June 15, 2022 the original agreement was terminated. Prior to termination, the Company provided access to new markets and retail and wholesale customers to the related party. In exchange for these services, the Company received a management fee of $50,000 per month plus a tiered fee ranging between $5.00 and $6.50 per case of the products sold. For the three and nine month periods ended September 30, 2022, the Company recognized $0 and $297,224 in service revenue related to this agreement. In September 2022, the Company entered into a new distribution agreement with Appellation Brands, LLC, to purchase approximately $195,000 of wine inventory and sell directly to our customers. Sales associated with a the new agreement are recorded within wholesale revenue beginning September 1, 2022. Total sales for the three and nine months ended September 30, 2022 associated with the new agreement was $15,185.

In January 2022, the Company entered into a consulting agreement with FELCS, LLC, an entity owned by Damian Novak to provide consulting and advisory services to the Company in exchange for $25,000 per month. The agreement expires in December 2022, subject to automatic one-year renewals unless written notice to terminate the contract is given by either party. For the three and nine month period ended September 30, 2022, the Company recognized $75,000 and $225,000, respectively, in total expense related to this agreement.

In April 2022, the Company amended its agreement with Whetstone Consulting to include additional bonus commissions ranging from $5,000 to $100,000 subject to specific distribution milestones. The agreement has an initial term of one year and automatically renews for successive one year periods unless terminated by either party with advance notice.

FRESH VINE WINE, INC.
Notes to Financial Statements
(Unaudited)

13. TRANSACTIONS WITH RELATED PARTIES (cont.)

Amounts due to related parties were as follows as of September 30, 2022 and December 31, 2021:

	2022	2021
Rabbit Hole Equity, LLC	$111,545	$111,545
Appellation Brands, LLC	—	88,727
	$111,545	$200,272

Amounts due from related parties were as follows as of September 30, 3022 and December 31, 2021:

	2022	2021
Damian Novak	$—	$325,346
Due from employees	162,163	—
TC Healthcare, LLC	—	5,177
Kratos Advisory, LLC	45,477	45,477
	$207,640	$376,000

14. LEGAL PROCEEDINGS

Timothy Michaels

On February 24, 2022, Timothy Michaels, the former Chief Operating Officer of the Company, signed a Separation Agreement and Release (the “Separation Agreement”) in connection with the termination of his employment with the Company, which occurred on February 7, 2022.

On May 27, 2022, Mr. Michaels filed a complaint against the Company in the Fourth Judicial District Court, Hennepin County, Minnesota, alleging that the Company breached the February 24, 2022 Separation Agreement by including a restricted “lock-up” legend on shares of the Company’s common stock issued to Mr. Michaels pursuant to the Settlement Agreement. The complaint also included counts alleging breach of the implied covenant of good faith and fair dealing, issuer liability under Minn. Stat. § 336.8-401 for delay in removing or directing the Company’s transfer agent to remove the lock-up legend from the shares, conversion and civil theft.

The Company has denied the allegations and intends to vigorously defend against the lawsuit. The Company has made a motion seeking dismissal of the conversion and civil theft counts. A hearing was held on September 20, 2022. To date, no ruling has been issued.

Janelle Anderson

On or about July 18, 2022, Janelle Anderson, the former Chief Executive Officer of the Company, served a complaint against the Company in the Fourth Judicial District Court, Hennepin County, Minnesota, alleging that the Company terminated her employment in retaliation for reports of alleged wrongdoing pursuant to the Minnesota Whistleblower Act. Defendants also include Damian Novak, Executive Chairman and a director of the Company, and Rick Nechio, interim Chief Executive Officer and a director of the Company. The Company has denied the allegations and intends to vigorously defend against the lawsuit. Defendants Novak and Nechio similarly have denied the allegations and have made a motion seeking dismissal of the lawsuit against them.

FRESH VINE WINE, INC.
Notes to Financial Statements
(Unaudited)

15. SUBSEQUENT EVENTS

On November 4, 2022, the Company announced it’s execution of a strategic restructuring plan it executed in October 2022 that is aimed at amplifying cash preservation initiatives while continuing to focus on accelerating sales growth. The plan resulted in the termination of ten employees on the Company’s internal sales team and the engagement by the Company of a third party vendor positioned to more efficiently and effectively facilitate current and future sales. In addition, the Company engaged a reputable third party vendor to manage marketing initiatives and drive growth primarily within the Company’s Direct-to-Consumer sales channel.

Subscription Rights to Purchase Up to 6,366,129 Units
Consisting of up to 6,366,129 Shares of Common Stock
and Warrants to Purchase up to 6,366,129 Shares of Common Stock
at a Subscription Price of $1.00 per Unit

FRESH VINE WINE, INC.

PROSPECTUS

Dealer Manager

OAK RIDGE FINANCIAL

The date of this prospectus is February 22, 2023